As filed with the Securities and Exchange Commission on September 14, 2015.

Registration No. 333-204569

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sole Elite Group Limited

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	5139	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Sole Elite Group Limited

Wuli Industrial Park

Jinjiang, Fujian Province 362200, PRC

+86 (595) 8816-9779

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(+1) 212-750-6474

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Ralph V. De Martino Cavas S. Pavri Schiff Hardin LLP 901 K Street, Suite 700 Washington, DC 20001 (202) 778-6400	Robert F. Charron Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)	Amount of registration fee
Ordinary Shares, par value $0.001 per share	$41,400,000	$4,810.68
Underwriter Warrants	$100.00	$--
Ordinary Shares underlying Underwriter Warrants	$4,140,000	$481.07
Total	$45,540,000	$5,291.75

(1)	Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion Dated September 14, 2015.

3,000,000 Shares

Sole Elite Group Limited

Ordinary Shares

This is an initial public offering of Sole Elite Group Limited.

We are offering 3,000,000 ordinary shares in this offering.

Prior to this offering, there has been no public market for our ordinary shares. It is currently estimated that the initial public offering price per share will be between $10.00 and $12.00. We intend to list the ordinary shares on the NASDAQ Capital Market under the symbol “SOLE”. If our ordinary shares are not approved for listing on the NASDAQ Capital Market, we will not consummate this offering.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and we have elected to comply with certain reduced public company reporting requirements.

We have granted the underwriters an option for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of shares to be offered by us pursuant to this offering, solely for the purpose of covering over-allotments, at the initial public offering price less the underwriting discount.

An investment in our ordinary shares involves significant risks. You should carefully consider the risk factors beginning on page 7 of this prospectus before you make your decision to invest in our shares. See “Risk Factors” on page 7 to read about factors you should consider before buying shares of our ordinary shares.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Per
	Share	Total

Initial public offering price	$	$
Underwriting discount (1)	$	$
Proceeds, before expenses, to us.	$	$

(1)	We have also agreed to issue warrants to the representatives of the underwriters, entitling them to purchase up to 8% of the ordinary shares we sell in this offering. Other terms of the warrants are described under the heading “Underwriting.” We have also agreed to reimburse the underwriters’ accountable expenses in an amount up to $_______.

The underwriters expect to deliver the shares on or about                     , 2015.

Dawson James Securities, Inc.	ViewTrade Securities, Inc.

Prospectus dated                     , 2015.

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CONVENTIONS USED IN THIS PROSPECTUS

Unless otherwise indicated in this prospectus:

“Sole Elite”, “we,” “us,” “our,” or the “our company” refers to Sole Elite Group Limited, a company incorporated under the laws of the Cayman Islands.

“Max Regal” refers to Max Regal Holdings Limited, a Hong Kong company and a wholly owned subsidiary of Sole Elite.

“Yiheng” refers to Jinjiang Yiheng Shoes Material Co., Ltd., a company with limited liability incorporated in China and a wholly owned subsidiary of Max Regal.

“PRC” or “China” refers to the People’s Republic of China.

All references to “U.S. dollars,” “US$,” “dollars” and “$” are to the legal currency of the United States. All references to “RMB” and “Renminbi” refer to the legal currency of China.

Under the laws of the Cayman Islands and our Memorandum and Articles of Association as currently in effect, we are authorized to issue ordinary shares and holders of our ordinary shares are referred to as “members” rather than “shareholders.” In this prospectus, references that would otherwise be to members are made to shareholders, which term is more familiar to investors on the NASDAQ Capital Market, which is where we have applied to list our shares.

EXPLANATORY NOTE

Market data and certain industry data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Research by Euromonitor International Ltd. should not be considered as the opinion of Euromonitor International Ltd. as to the value of any security or the advisability of investing in the Company. We have not independently verified any of the data from third party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry, have not been independently verified. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

PRESENTATION OF FINANCIAL INFORMATION

The audited consolidated financial statements as of and for each of the three years ended December 31, 2014 and the unaudited consolidated financial statements as of and for each of the six months ended June 30, 2015 and 2014 have been prepared in accordance with the international financial reporting standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). None of the financial information in this prospectus has been prepared in accordance with generally accepted accounting principles in the United States.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our ordinary shares. You should read this entire prospectus carefully, including the “Risk Factors” section, our historical consolidated financial statements and the notes thereto, and unaudited pro forma financial information, each included elsewhere in this prospectus.

Our Company

We have been engaged in the business of designing, producing and selling high quality shoe soles used to manufacture sports shoes since 2006. Our shoe soles are designed mainly for sports shoes targeting various famous athletic brands at home and abroad, for example, Li-Ning, 361°, Erke, Anta, Adidas, Reebok, Mizuno and Under Armour. We produce all of our products in our own manufacturing plants in Jinjiang, Fujian Province, which has a high concentration of athletic footwear industry participants.

Unlike other small scale shoe soles producers, we have the capability to produce a full range of sport shoe sole products, mainly categorized into four primary product lines:

•	MD (Phylon) sole products;

•	RB (Rubber) sole products;

•	single-color IP (Injection Phylon) sole products; and

•	dual-color IP sole products.

We produced approximately 19 million and 25 million pairs of shoe soles in fiscal 2012 and 2013, respectively, and produced approximately 32 million pairs of shoe soles in fiscal 2014 with currently 20 production lines in MD soles, 15 in RB soles, 12 in single-color IP soles and 16 in dual-color IP soles. The products are sold directly or indirectly to sportswear manufacturers that are based primarily in China, including a number of well-known local companies in the athletic wear market, including Lining, 361º, ERKE and Anta as well as certain large scale original equipment manufacturing, or OEM, footwear companies for international athletic brands. In particular, a major customer is Fujian Ching Luh Shoes Co., Ltd. (a subsidiary of Taiwan Ching Luh), which is an OEM footwear company that is a supplier to Adidas, Reebok, Mizuno and Under Armour in Asia. Customers use our sole products as components in the athletic footwear that they sell to end consumers, athletic wear companies and global shoe distributors. In order to be a supplier of shoe components for the top international athletic brands, we enhanced our operating procedures and committed to maintain the highest quality.

Our business has grown rapidly in recent years. Our revenues increased from RMB367.8 million in fiscal 2012 to RMB521.2 million in fiscal 2013, representing an increase of 41.7% over the year. Our profit after taxation increased from RMB86.2 million in fiscal 2012 to RMB128.5 million in fiscal 2013, representing an increase of 49.0% over the year. In fiscal 2014, we achieved revenues of RMB705.0 million (US$113.7 million), representing an increase of 35.3%, from RMB521.2 million in fiscal 2013. Our profit after taxation increased from RMB128.5 million in fiscal 2013 to RMB178.2 million (US$28.7 million) in fiscal 2014, representing an increase of 38.7% over the year. During the six months ended June 30, 2015, we achieved revenues of RMB379.7 million (US$61.2 million), representing an increase of 11.0%, from RMB342.0 million for the six months ended June 30, 2014. Our profit after taxation increased from RMB86.4 million in the six months ended June 30, 2014 to RMB99.0 million (US$16.0 million) in the six months ended June 30, 2015, representing an increase of 14.6% from profit after taxation. We believe our growth has been driven primarily by increasing demand for sports shoes and our efforts on creating new products and enhancing our product performance attributes and design features.

Our Strengths

We believe the following competitive strengths have contributed to our strong position in the athletic footwear soles market in China and will continue to drive our future growth.

•	One-stop production capability. Our products range covers all the commonly used sport shoe soles in the market, which allows us to be more adaptive to fulfill customer’s needs and to provide a one-stop solution. To differentiate from many local competitors, which normally produce RB sole products and single-color IP sole products, we also supply dual-color IP sole products and MD sole products, which requires higher investment and more advanced techniques. We believe this diversity enhances our ability to serve the increasing quality requirements of our customers.

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•	Advanced production process with our production facilities. Our production capacities are able to satisfy large order quantities at competitive prices and in standardized quantities in a minimal delivery time. After receiving the shoe sole molds from our customers, we are generally able to deliver our products within 20 days. With the funds from this offering, we intend to increase our production capacity by enlarging our production plant and installing additional production lines to serve larger orders from our customers.

Our Strategy

We strive to be a leading supplier of high quality, high performance sole products for athletic shoes by pursuing the following growth strategies:

•	Expand our production capacity. With the proceeds from this offering, we plan to set up additional production lines to increase our production capacity to meet our expectation of growing demand from our customers. In addition, we intend to lease additional plant space in the Jinjiang area, which is close to our current production facilities. We expect that additional production capacity will help us meet demand and contribute to revenue growth.

•	Increase sales to large sportswear companies with well-known brands. We believe that larger global and domestic athletic wear companies with well-known brands will capture greater market share in China’s athletic wear market faster than smaller competitors with less brand recognition. By concentrating our sales and marketing effort on larger, internationally recognized athletic wear companies, we believe that we can grow our business in a predictable and sustainable manner with customers that submit larger purchase orders while maintaining favorable profit margins. Our business strategy is to deepen our relationships with our larger, existing customers and focus our new sales initiatives on new customers with strong brand recognition.

Risks Associated With Our Business

Our business and our ability to execute our business strategy are subject to numerous risks and uncertainties of which you should be aware before you decide to buy our securities. In particular, you should consider the following risks, among others, which are discussed more fully in the section entitled “Risk Factors”:

•	Our largest customers represent a significant source of our revenues, we do not have long-term agreements with our customers, and the loss of any significant customer would have a significant impact on our revenues.

•	In order to execute our business strategy of obtaining additional and new business from certain large, international shoe companies, we will be required to establish new facilities or to segregate space in our current facilities solely for these customers, which is time-consuming and expensive.

•	Due to our rapid growth in recent years, our past results may not be indicative of our future performance and evaluating our business and prospects may be difficult.

•	We lease our facilities from third parties and there is no assurance that we will be able to renew our leased facilities on favorable terms, or at all.

•	Any decrease in the availability, or increase in the cost, of raw materials or labor could materially affect our earnings.

•	We are entirely dependent on the footwear industry and a contraction in footwear sales could impair our business.

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Corporate Structure

Sole Elite, a Cayman Islands company formed on December 10, 2014, is a holding company that owns 100% of Max Regal Holdings Limited (“Max Regal”), a Hong Kong company formed on September 29, 2014. Sole Elite, through Max Regal and its operating subsidiary, Jinjiang Yiheng Shoes Material Company Limited, a PRC company formed in Jinjiang, Fujian, China (“Yiheng”), is a manufacturer of sports shoes soles. The controlling shareholder of Sole Elite is Ms. Zhumei Ma. Ms. Ma is a director of Sole Elite and the spouse of Mr. Sixing Ding, Sole Elite’s Chairman and Chief Executive Officer. The following transactions were completed prior to this offering:

•         Yiheng was incorporated on March 10, 2006 in the PRC as a wholly foreign-owned enterprise with limited liability.

•         Max Regal was incorporated in Hong Kong on September 29, 2014 to become the holding company of Yiheng. Upon incorporating, Max Regal issued 1 ordinary share at HK$1.00 to Ms. Ma. In November 2014, an additional 99 ordinary shares were issued to Ms. Ma. Ms Ma held the shares on behalf of the original beneficial investors of Yiheng, which included Green Ray Trading Limited, an affiliate of Ms. Ma.

•         In December 2014, Max Regal acquired all the equity in Yiheng at a cash consideration of HK$16 million, which was based on the paid up capital of Yiheng, from Ms. Ma and other investors. According to the share acquisition agreement, Ms. Ma and other investors agreed to repay HK$16 million to Max Regal. As such, prior to the February 13, 2015 share exchange discussed below, Max Regal was the sole shareholder of Yiheng and Ms. Ma was the sole shareholder of Max Regal.

•         Sole Elite was incorporated on December 10, 2014 as a Cayman Islands holding company. The share capital of Sole Elite is US$105,000 divided into (i) 100,000,000 ordinary shares of US$0.001 par value each and (ii) 5,000,000 shares of a par value of US$0.001 each of such class or classes (however designated) as the board of directors may determine in accordance with the Articles of Association of the Company. On December 10, 2014, Sole Elite issued an aggregate of 5,000,000 ordinary shares at US$0.001 each to Ms. Ma and other investors.

•         On February 13, 2015, Ms. Ma, the sole shareholder of Max Regal, exchanged 100% of the outstanding shares of Max Regal for the outstanding shares of Sole Elite (the “Share Exchange”). Pursuant to the Share Exchange, the shares received were distributed to the original beneficial shareholders of Yiheng. The Share Exchange has been accounted for as a common control transaction. Other than its 100% ownership of Max Regal, Sole Elite has no significant assets and no other business operations. Under the Share Exchange, Sole Elite issued 10,000,000 ordinary shares. Upon completion of the restructuring in February 2015, Sole Elite has 15,000,000 issued and outstanding ordinary shares.

Our current organizational structure is as follows:

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	the ability to include only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure; and

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenue, have more than $700 million in market value of our ordinary shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some, but not all, of the available exemptions. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued by the Financial Accounting Standards Board until those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards. Because we prepare our financial statements in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), accounting standards issued by the Financial Accounting Stands Board will not apply to us unless we adopt U.S. generally accepted accounting principles in place of IFRS or present a reconciliation of our financial statements to U.S. generally accepted accounting principles.

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Company Information

We are incorporated in the Cayman Islands as of December 2014. Our principal executive offices are located at Wuli Industrial Park, Jinjiang, Fujian Province 362200, PRC, and our telephone number is +86 (595) 8816-9779.

The Offering

Issuer	Sole Elite Group Limited

Ordinary shares we are offering	3,000,000 shares

Ordinary shares outstanding immediately before this offering	15,000,000 shares

Ordinary shares outstanding immediately after this offering	18,000,000 shares

Underwriter’s over-allotment option	The underwriting agreement provides that we will grant to the underwriter an option, exercisable within 45 days after the closing of this offering, to acquire up to an additional 15% of the total number of shares to be offered by us pursuant to this offering, solely for the purpose of covering over-allotments.

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $29.3 million (based on the midpoint of the price range set forth on the cover page of this prospectus), after deducting the underwriting discount payable to the underwriters and our estimated offering expenses. We intend to use the net proceeds: to acquire or construct new manufacturing facilities; to purchase new equipment for expansion; to fund deposits for new business orders; to repay advances received from a shareholder; and for general corporate purposes, including raw material purchases. See “Use of Proceeds” for more information.

Risk Factors	See “Risk Factors” and other information appearing elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our ordinary shares.

Lock-up	We, our directors and executive officers, have agreed with the underwriter not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of months following the closing of the offering of the shares. See “Underwriting” for more information.

Proposed listing symbol	SOLE

The number of ordinary shares to be outstanding after this offering is based on 15,000,000 shares outstanding as of April 15, 2015, and does not give effect to:

•	240,000 shares issuable upon the exercise of the warrants issued to the representatives of the underwriters.

Unless stated otherwise, the information in this prospectus assumes no exercise of the underwriters’ option to purchase up to additional ordinary shares from us to cover over-allotments.

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Summary Consolidated Financial Data

The following historical summary consolidated income statement data for the years ended December 31, 2012, 2013 and 2014 and the summary consolidated balance sheet data as of December 31, 2012, 2013 and 2014 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our financial statements have been prepared in accordance with IFRS.

The following historical summary consolidated income statement data for the six months ended June 30, 2014 and 2015 and the summary consolidated balance sheet data as of June 30, 2014 and 2015 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all normal recurring adjustments that we consider necessary for a fair statement of our financial position and operating results for the periods presented. You should read the summary consolidated financial data set forth below in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Consolidated Statements of Profit or Loss and Other Comprehensive Income Data

	Six months ended June 30			Year ended December 31
	2015	2015	2014	2014	2013	2012
	US$	RMB	RMB	RMB	RMB	RMB
	(unaudited)	(unaudited)	(unaudited)
Sales	61,241,855	379,699,498	341,967,702	704,952,814	521,237,186	367,810,797

Cost of sales	(37,039,321)	(229,643,788)	(213,784,900)	(440,911,457)	(329,559,149)	(235,824,282)

Gross profit	24,202,534	150,055,710	128,182,802	264,041,357	191,678,037	131,986,515

Other income and gains	27,767	172,158	280,444	358,890	311,048	163,637
Selling and distribution expenses	(279,285)	(1,731,564)	(1,425,871)	(2,912,592)	(2,836,082)	(841,489)
Administrative expenses	(1,833,215)	(11,365,931)	(7,714,901)	(16,377,381)	(11,566,574)	(10,382,468)
Other expenses	-	-	-	-	-	(19,947)
Finance costs	(22,083)	(136,913)	(503,054)	(866,631)	(1,044,826)	(1,264,566)

PROFIT BEFORE TAX	22,095,718	136,993,460	118,819,420	244,243,643	176,541,603	119,641,682
Tax	(6,127,599)	(37,991,116)	(32,390,369)	(66,063,756)	(48,036,525)	(33,414,296)
Profit and total comprehensive income for the period/year	15,968,119	99,002,344	86,429,051	178,179,887	128,505,078	86,227,386
Earnings per ordinary share attributable to ordinary shareholders:
Basic and Diluted	1.06	6.60	5.76	11.88	8.57	5.75

Number of ordinary share:
Basic and Diluted	15,000,000	15,000,000	15,000,000	15,000,000	15,000,000	15,000,000

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Consolidated Balance Sheets Data

	June 30			December 31
	2015	2015	2014	2014	2013	2012
	US$	RMB	RMB	RMB	RMB	RMB
	(unaudited)	(unaudited)	(unaudited)
NON-CURRENT ASSETS
Property, plant and equipment	4,523,800	28,047,560	29,853,110	29,154,768	31,097,262	26,033,218
Deferred offering costs	626,344	3,883,335	-	1,467,709	-	-
Deposits for property, plant and equipment	-	-	-	-	-	1,810,370
Total non-current assets	5,150,144	31,930,895	29,853,110	30,622,477	31,097,262	27,843,588

CURRENT ASSETS
Inventories	3,359,099	20,826,413	14,099,285	11,219,714	20,305,436	18,063,851
Trade receivables	27,691,135	171,685,037	90,306,637	77,653,846	64,805,084	80,747,523
Prepaid expenses	353,752	2,193,264	2,100,864	1,871,328	1,501,728	1,501,728
Cash and cash equivalents	23,040,636	142,851,941	104,639,546	109,768,641	126,900,008	48,720,071

Total current assets	54,444,622	337,556,655	211,146,332	200,513,529	213,512,256	149,033,173

CURRENT LIABILITIES
Trade payables	10,480,547	64,979,389	29,309,477	21,709,748	20,554,758	15,423,852
Other payables and accruals	3,695,514	22,912,186	20,709,518	20,778,200	18,872,143	13,378,863
Amount due to a director	962,339	5,966,505	-	1,467,709	-	-
Interest-bearing bank borrowings	-	-	9,000,000	11,425,000	14,000,000	14,000,000
Tax payable	3,564,722	22,101,276	19,205,435	21,229,499	15,552,264	11,948,771

Total current liabilities	18,703,122	115,959,356	78,224,430	76,610,156	68,979,165	54,751,486

NET CURRENT ASSETS	35,741,500	221,597,299	132,921,902	123,903,373	144,533,091	94,281,687

Net assets	40,891,644	253,528,194	162,775,012	154,525,850	175,630,353	122,125,275

EQUITY
Issued share capital	15,090	93,556	13,699,290	80	4,983,680	4,983,680
Reserves	40,876,554	253,434,638	149,075,722	154,525,770	170,646,673	117,141,595
Total equity	40,891,644	253,528,194	162,775,012	154,525,850	175,630,353	122,125,275

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RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this prospectus, including the consolidated financial statements and the related notes, before making a decision to buy our ordinary shares. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our ordinary shares could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

Our largest customers represent a significant source of our revenues. We do not have long-term agreements with our customers, and the loss of any significant customer would have a significant impact on our revenues.

We derive a significant portion of our sales from a few large customers. During fiscal 2013, our top five customers accounted for approximately 49.4% of our revenue and our top five customers accounted for approximately 51.1% of our revenue in fiscal 2014. For fiscal 2013, our largest customers, Fujian Ching Luh Shoes Co., Ltd. (a subsidiary of Taiwan Ching Luh Shoes Co., Ltd. (“Taiwan Ching Luh”)) and Fujian Hongxing Erke Sports Goods Co. Ltd., accounted for approximately 14.4% and 11.1% of our total revenues, respectively. For fiscal 2014, our largest customers, Fujian Ching Luh Shoes Co., Ltd. and Fujian Hongxing Erke Sports Goods Co. Ltd., accounted for approximately 14.8% and 13.4% of our total revenues, respectively. For the six months ended June 30, 2015, our largest customers, Fujian Ching Luh Shoes Co., Ltd. and Fujian Province Xinlu Sport Goods Co., Ltd. accounted for approximately 25.2% and 15.1% of our total revenue, respectively. We did not have any other customer accounting for 10% or more of our total revenues in fiscal 2012, 2013 and 2014, and the six months ended June 30, 2015. We do not have long-term agreements with our customers, and we can provide no assurance that we could replace the lost revenue from our significant customers if they terminated their business arrangements with us. Long-term agreements are not common in the markets in which we operate, and as such we do not expect to enter into long-term agreements in the future.

In order to execute our business strategy of obtaining additional and new business from certain large, international shoe companies, we will be required to establish new facilities or to segregate space in our current facilities solely for these customers, which is time-consuming and expensive.

Our long-term business strategy involves expanding our business with large, international shoe companies and obtaining new business with such companies. Many of these companies require that the sole products produced for them be produced in stand-alone facilities or in a segregated portion of an existing facility. We intend to use a significant portion of the proceeds from this offering to finance the creation of these stand-alone facilities. The establishment of these facilities is expensive and time-consuming, and since we do not have long-term arrangements with our customers, there is no assurance that customers for whom we establish stand-alone facilities will continue to buy sole products from us. In addition, we may decide to establish new facilities in locales outside of Jinjiang Province, which may cause a strain on our current management team based in Fujian Province.

We intend to utilize a significant portion of the funds from this offering for the expansion of our business, but we expect that we will require additional financing in the future to continue our growth. We may seek to sell additional equity or debt securities or obtain credit facilities. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Given the current global economic crisis, financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Failure to execute our business expansion plan could adversely affect our financial condition and results of operations.

We plan to build new production lines to meet our expected market demand. We also plan to expand our current manufacturing capacity. The decision to increase our production capacity was based in part on our projections of market demand for our products. If actual customer demand does not meet our projections, we will likely suffer overcapacity problems and may have to leave capacity idle, which may reduce our overall profitability and adversely affect our financial condition and results of operations. Our future success depends on our ability to expand our business to address growth in demand for our current and future products. Our ability to add production capacity and increase output is subject to significant risks and uncertainties, including:

•	the unavailability of additional funding to expand our production capacity, purchase additional fixed assets and purchase raw materials on favorable terms or at all;

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•	delays and cost overruns as a result of a number of factors, many of which may be beyond our control, such as problems with equipment vendors and suppliers of raw materials;

•	failure to maintain high quality control standards;

•	shortage of raw materials;

•	our inability to obtain, or delays in obtaining, required approvals by relevant government authorities;

•	diversion of significant management attention and other resources; and

•	failure to execute our expansion plan effectively.

As our business grows, we will need to implement a variety of new and upgraded operational and financial systems, procedures and controls, including improvements to our accounting and other internal management systems by dedicating additional resources to our reporting and accounting functions, and improvements to our record keeping and contract tracking system. We will need to respond to competitive market conditions and continue to enhance existing products and develop new products, and retain existing customers and attract new customers. We will also need to recruit more personnel and train and manage our growing employee base. Furthermore, we will need to maintain and expand our relationships with our current and future customers, suppliers, distributors and other third parties, and there is no guarantee that we will succeed.

If we encounter any of the risks described above, or are otherwise unable to establish or successfully operate additional production capacity or to increase production output, we may be unable to grow our business and revenues, reduce our operating costs, maintain our competitiveness or improve our profitability, and our business, financial condition, results of operations and prospects may be adversely affected.

Due to our rapid growth in recent years, our past results may not be indicative of our future performance and evaluating our business and prospects may be difficult.

Our business has grown and evolved rapidly in recent years as demonstrated by our growth in revenue, from RMB521.2 million in fiscal 2013 to RMB705.0 million in fiscal 2014, and from RMB342.0 million for the six months ended June 30, 2014 to RMB379.7 million (US$61.2 million) for the same period in 2015. We may not be able to achieve similar growth in future periods, and our historical operating results may not provide a meaningful basis for evaluating our business, financial performance and prospects. Moreover, our ability to achieve satisfactory production results at higher volumes is unproven. Therefore, you should not rely on our past results or our historical rate of growth as an indication of our future performance.

We lease our facilities from third parties and there is no assurance that we will be able to renew our leased facilities on favorable terms, or at all.

We currently lease all of the properties we use to operate our business. Our headquarters and production facilities are located in Jinjiang, Fujian Province of China, where we lease a total floor area of approximately 18,600 square meters. The lease terms on our facilities expire between August 31, 2015 to June 30, 2022. If we are unable to renew these leases on favorable terms, or at all, we would be required to find new leased space, which space may be more expensive to lease than our current facilities.

Any decrease in the availability, or increase in the cost, of raw materials or labor could materially affect our earnings.

Our operations depend heavily on the availability of various raw materials and energy resources, including EVA resin, TPU and rubber. We purchase raw materials for our products from various suppliers located primarily in China, and we generally do not have long-term contractual arrangements with our suppliers. We may experience a shortage in the supply of certain raw materials in the future, and if any such shortage occurs, our manufacturing capabilities and operating results of operations could be negatively affected. If any supplier is unwilling or unable to provide us with high-quality raw materials in required quantities and at acceptable pricing, we may not be able to find alternative sources on satisfactory terms in a timely manner, or at all. In addition, some of our suppliers may fail to meet qualifications and standards required by our customers now or in the future, which could impact our ability to source raw materials. Our inability to find or develop alternative supply sources could result in delays or reductions in manufacturing and product shipments. Moreover, these suppliers may delay shipments or supply us with inferior quality raw materials that may adversely impact the performance of our products. The prices of raw materials needed for our products could also increase, and we may not be able to pass these price increases on to our customers. If any of these events occur, our competitive position, reputation and business could suffer.

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Our labor costs comprise a significant portion of our costs of goods. Since our manufacturing operations are located in Jinjiang, China, which has a large number of shoe manufacturers, there is significant competition for labor. We can provide no assurance that we will be successful in maintaining our labor force. In addition, the demand for labor may increase compensation, which would increase our labor cost.

Any interruption in our production processes could impair our financial performance and negatively affect our reputation.

We develop and manufacture soles and sole components primarily at our facilities in Jinjiang, China. Our manufacturing operations are complicated and integrated, involving the coordination of raw material and component sourcing from third parties, internal production processes and external distribution processes. We may experience difficulties in coordinating the various aspects of our manufacturing processes, thereby causing downtime and delays. In addition, we may encounter interruption in our manufacturing processes due to a catastrophic loss or events beyond our control, such as fires, explosions, labor disturbances or violent weather conditions. Any interruptions in our production or capabilities at our facilities could result in our inability to produce our products, which would reduce our sales revenue and earnings for the affected period. If there is a stoppage in production at any of our facilities, even if only temporary, or delays in delivery times to our customers, our business and reputation could be severely affected. Any significant delays in deliveries to our customers could lead to increased returns or cancellations and cause us to lose future sales. We currently do not have business interruption insurance to offset these potential losses, delays and risks so a material interruption of our business operations could severely damage our business.

Our failure to collect the trade receivables or untimely collection could affect our liquidity

We extend credit to our customers while requiring no collateral. The credit period granted depend on the size and creditworthiness of a customer. Prior to December 31, 2014, we typically expected and received payment within 60-90 days of product delivery. Starting from January 1, 2015, on the request of certain customers, we extended the credit period from 30 days to 120 days. We perform ongoing credit evaluations of our customers’ financial condition and have been successful in collecting our payments. But if we encounter future problems collecting amounts due from our clients or if we experience delays in the collection of amounts due from our clients, our liquidity could be negatively affected.

We depend on the services of our key executives.

Our senior executives are important to our success because they are instrumental in setting our strategic direction, operating our business, identifying, recruiting and training key personnel and identifying expansion opportunities. In addition, much of our business is relationship driven and the loss of our senior executives may damage our relationships with significant customers. Losing the services of any of these individuals could adversely affect our business, operating results and financial condition until a suitable replacement could be found. We do not intend to secure key man life insurance on our executives.

We have in the past been subject to interest rate risk in connection with our indebtedness, and if we borrow money in the future we may again be subject to such risks.

We do not currently have outstanding any indebtedness for borrowed money. However, in the past we have borrowed money and we may borrow money in the future. In the past, the interest rates under our variable-rate bank borrowings were based on a spread over China’s Benchmark Interest Rate. As a result, the interest expenses under these past bank borrowings were subject to the potential impact of any fluctuation in China’s Benchmark Interest Rate. Our future borrowing, if any, may have similar provisions. As such, any increase in China’s Benchmark Interest Rate could impact our financing costs if not effectively hedged. In the future, if we borrow money, we may use hedging transactions in an effort to reduce our exposure to interest rate risk, however, these hedges may not be effective.

We depend on our dedicated and capable employees, and if we are not able to continue to hire, train and retain qualified employees, we may not be able to maintain consistent manufacturing quality throughout our facilities and our reputation, business and operating results may be materially and adversely affected.

Our employees are critical to maintaining the quality of our products and management and maintaining our reputation. We must continue to attract qualified employees who have a strong command of various skills and meet our qualification. The number of workers in China with the necessary experience and skills to produce our products is not unlimited and we must provide competitive compensation packages to attract and retain qualified workers. We must also provide continuous training to our employees so that they can stay abreast of changes in manufacturing methods and other key trends necessary to effectively produce their respective products. We may not be able to hire, train and retain enough qualified workers to keep pace with our anticipated growth while maintaining consistent product quality across new facilities in different geographic locations. Shortages of qualified workers or decreases in the quality of our products, whether actual or perceived in one or more of our markets, may have a material and adverse effect on our business.

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Three floors in one of our facilities were built by us without any official approval, which may subject us to fines, closure or other enforcement actions.

We constructed three floors at our primary facility in Jinjiang, prior to January 1, 2012, without receiving official approvals that were required to complete such construction. Although the landlord consented to the addition of the three floors, we may still be subject to fines or other enforcement actions by the government for our failure to receive these approvals. The cost of these structures of RMB9,850,402 (US$1,588,775) together with a provision of RMB2,700,000 (US$435,484) in respect of the possible fines and penalties that may be levied by the PRC authorities and the possible demolition costs, had been charged as expenses prior to January 1, 2012. In April 2015, the Jinjiang Municipal Urban and Rural Planning Bureau advised Yiheng that the aforementioned production workshops and iron-sheet houses will not be forcibly removed during the existence of the legal leasing relationship between Yiheng and the landlord.

If we are not able to continue to innovate or if we fail to adapt to changes in our industry, our business, financial condition and results of operations would be materially and adversely affected.

The shoes soles industry is characterized by rapidly changing trends, evolving industry standards, new product introductions and changing customer demands. Furthermore, our competitors are constantly developing innovations in manufacturing and marketing to meet customer demands. We continue to invest significant resources in our research and development and other areas in order to enhance our technology and our existing products, as well as to introduce new high quality products that will attract more participants to our marketplaces. The changes and developments taking place in our industry may also require us to re-evaluate our business model and adopt significant changes to our long-term strategies and business plan. Our failure to innovate and adapt to these changes would have a material adverse effect on our business, financial condition and results of operations.

The footwear industry is highly competitive, and if we fail to compete effectively, we could lose our market position.

The footwear industry is highly competitive. We compete against numerous companies that manufacture athletic shoe soles and components. Some of our competitors may be significantly larger and have greater financial resources than we do. We compete principally based on our one-step injection molding technique without the need of gluing, which largely reduces the labor cost of traditional sole production, avoids the harm of glue and finishing agent to the environment and the human body, and shortens the process of sole production. However, in order to continue to compete effectively, we must maintain our reputation for innovation and high quality and be flexible and innovative in responding to rapidly changing market demands. The number of our direct competitors and the intensity of competition may increase as we expand into other product lines or as other companies expand into our product lines. Our competitors may enter into business combinations or alliances that strengthen their competitive positions or prevent us from taking advantage of such combinations or alliances. Our competitors also may be able to respond more quickly and effectively than we can to new or changing opportunities, standards or consumer preferences. Our results of operations and market position may be adversely impacted by our competitors and the competitive pressures in the footwear industries.

We are entirely dependent on the footwear industry and a contraction in footwear sales could impair our business.

Footwear sales and production are cyclical and depend, among other things, on general economic conditions and consumer spending and preferences. As the demand for footwear fluctuates, the demand for our products also fluctuates. A contraction in footwear sales, especially athletic footwear sales and production, could harm our results of operations and liquidity. In addition, our suppliers would also be subject to many of the same consequences which could pressure their results of operations and liquidity. Depending on an individual supplier’s financial condition and access to capital, its viability could be challenged which could impact its ability to perform as we expect and consequently our ability to meet our own commitments.

If we cannot extend or renew our currently outstanding short-term loans, we will have to repay these loans with cash on hand or refinance them with another lender or else face a default and potential foreclosure upon the collateral we pledged.

Our banks loans as of December 31, 2014 consisted entirely of short-term loans and totaled approximately RMB11.4 million. Although these short-term bank loans contain no specific renewal terms, in China, it is customary practice for banks and borrowers to negotiate roll-overs or renewals of short-term loans on an ongoing basis shortly before they mature. Although we have renewed our short-term loans in the past, we cannot assure you that we will be able to renew these loans in the future as they mature. If we cannot renew them we will have to repay them with cash from operations. We cannot assure you that our business will generate sufficient cash to do so.

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Our indebtedness and the incurrence of any new indebtedness could:

•	make it more difficult for us to satisfy our existing obligations, which could in turn result in an event of default on such obligations;

•	require us to seek other sources of capital to finance cash used in operating activities, thereby reducing the availability of cash for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

•	impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

•	diminish our ability to withstand a downturn in our business, the industry in which we operate or the economy generally; or

•	place us at a competitive disadvantage compared to competitors that have proportionately less debt.

If we are unable to meet our debt service obligations, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all, which could cause us to default on our debt service obligations and be subject to foreclosure on such loans. Additionally, we could incur additional indebtedness in the future and, if new debt is added to our current debt levels, the risks above could intensify.

Environmental regulations impose substantial costs and limitations on our operations.

We use a variety of chemicals and produce significant emissions in our shoe sole manufacturing operations. As such, we are subject to various national and local environmental laws and regulations in China concerning issues such as air emissions, wastewater discharges, and solid waste management and disposal. These laws and regulations can restrict or limit our operations and expose us to liability and penalties for non-compliance. While we believe that our facilities are in material compliance with all applicable environmental laws and regulations, the risks of substantial unanticipated costs and liabilities related to compliance with these laws and regulations are an inherent part of our business. It is possible that future conditions may develop, arise or be discovered that create new environmental compliance or remediation liabilities and costs. While we believe that we can comply with existing environmental legislation and regulatory requirements and that the costs of compliance have been included within budgeted cost estimates, compliance may prove to be more limiting and costly than anticipated.

We have limited insurance coverage in China and may not be able to recover insurance proceeds if we experience uninsured losses.

Operation of our facilities involves many risks, including equipment failures, natural disasters, industrial accidents, power outages, labor disturbances and other business interruptions. We do not carry any business interruption insurance, product recall or third-party liability insurance for our production facilities or with respect to our products to cover claims pertaining to personal injury or property or environmental damage arising from defects in our products, product recalls, accidents on our property or damage relating to our operations. While business interruption insurance and other types of insurance are available to a limited extent in China, we have determined that the risks of interruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Therefore, our existing insurance coverage may not be sufficient to cover all risks associated with our business. As a result, we may be required to pay for financial and other losses, damages and liabilities, including those caused by natural disasters and other events beyond our control, out of our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

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Our inability to protect our patent and trade secrets may prevent us from successfully marketing our products and competing effectively.

We currently hold seven PRC patents. Failure to protect our intellectual property could harm our reputation, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights, including our patents and trade secrets, could result in the expenditure of significant financial and managerial resources. We regard our intellectual property, particularly our patents and trade secrets to be of considerable value and importance to our business and our success. We rely on a combination of patent and trade secrecy laws to protect our intellectual property rights. There can be no assurance that the steps taken by us to protect these proprietary rights will be adequate or that third parties will not infringe or misappropriate our trade secrets or similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights. Any such claim or litigation could be costly and we may lack the resources required to defend against such claims. In addition, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse effect on our ability to operate our business.

We may become the target of anti-monopoly and unfair competition claims, which may result in our being subject to fines as well as constraints on our business.

Although the PRC Anti-Monopoly Law is relatively recent, having taken effect on August 1, 2008, two of the three PRC anti-monopoly enforcement agencies, the National Development and Reform Commission, or the NDRC, and the State Administration for Industry and Commerce, or the SAIC, have in recent years strengthened enforcement actions, including levying significant fines, with respect to cartel activity as well as abusive behavior of companies having market dominance.

The PRC Anti-Monopoly Law also provides a private right of action for competitors or users to bring anti-monopoly claims against companies. In recent years, an increased number of companies have been exercising their right to seek relief under the PRC Anti-Monopoly Law. As public awareness of the rights under the PRC Anti-Monopoly Law increases, more companies, including our competitors, business partners and customers may resort to the remedies under the law to improve their competition position, regardless of the merits of their claims.

We may receive close scrutiny from government agencies under the PRC Anti-Monopoly Law in connection with our business practices, investments and acquisitions. Any anti-monopoly lawsuit or administrative proceeding initiated against us may result in our being subject to profit disgorgement, heavy fines and various constraints on our business, or result in negative publicity which could harm our reputation and negatively affect the trading price of our shares. These constraints could include forced termination of any agreements or arrangements that are determined to be in violation of anti-monopoly laws, required divestitures and limitations on certain business practices, which may limit our ability to continue to innovate, diminish the appeal of our products and increase our operating costs. These constraints could also enable our competitors to develop products that mimic the functionality of our products, which could decrease the popularity of our marketplaces among sellers, buyers and other participants, and cause our revenue and net income to decrease materially.

Risks Related to Doing Business in China

Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.

The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases may be cited for reference but have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly increased the protections afforded to various forms of foreign or private-sector investment in China. Our PRC subsidiary is subject to various PRC laws and regulations generally applicable to companies in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings, and the level of legal protection we enjoy, than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially adversely affect our business and impede our ability to continue our operations.

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Our revenue and net income may be materially and adversely affected by any economic slowdown in China as well as globally.

The success of our business ultimately depends on consumer spending. We derive substantially all of our revenue from China. As a result, our revenue and net income are impacted to a significant extent by economic conditions in China and globally, as well as economic conditions specific to shoes industry. The global economy, markets and levels of consumer spending are influenced by many factors beyond our control, including consumer perception of current and future economic conditions, political uncertainty, levels of employment, inflation or deflation, real disposable income, interest rates, taxation and currency exchange rates.

The PRC government has in recent years implemented a number of measures to control the rate of economic growth, including by raising interest rates and adjusting deposit reserve ratios for commercial banks as well as by implementing other measures designed to tighten credit and liquidity. These measures have contributed to a slowdown of the PRC economy. According to the preliminary estimation by the National Bureau of Statistics of China, in 2014 China’s GDP growth rate was 7.4%, which was the lowest since the first quarter of 2009. Any continuing or worsening slowdown could significantly reduce domestic commerce in China. An economic downturn, whether actual or perceived, a further decrease in economic growth rates or an otherwise uncertain economic outlook in China or any other market in which we may operate could have a material adverse effect on our business, financial condition and results of operations.

If we fail to obtain or maintain any permits or approvals applicable to us in the future our business may be adversely affected.

Although currently, shoe sole manufacturers are not required to obtain any industry specific permits or approvals from regulatory authorities, we cannot assure you that we will not be regulated by the PRC government in the future. If we fail to obtain or maintain any of the required permits or approvals in the future, we may be subject to various penalties, such as fines or suspension of operations in these regulated businesses, which could severely disrupt our business operations. As a result, our financial condition and results of operations may be adversely affected.

Non-compliance with present or future construction and environmental regulations may result in potentially significant monetary damages and fines.

As the operations of our business impact the environment, we must comply with all applicable national and local environmental laws and regulations in China. We are required to undertake environmental impact assessment procedures and pass certain inspection and approval procedures before commencing our operations. We are also required to register with, or obtain approvals from, relevant environmental protection authorities for various environmental matters such as discharging waste generated by our operations.

We intend to increase our capacity in the future by establishing new facilities. We will be required to obtain certain environmental, construction and safety approvals and completed certain examination and acceptance procedures for these facilities. We may not be able to obtain such approvals or complete such procedures in a timely manner or at all. If for any reason the relevant government authorities in China determine that we are not in compliance with environmental and construction laws and regulations, we may be required to pay fines, suspend or cease our operations in the relevant premises. In addition, because the requirements imposed by environmental, health and safety laws and regulations may change and more stringent regulations may be adopted, we may be unable to accurately predict the cost of complying with these laws and regulations, which could be substantial.

In addition, as we lease all of our space from third parties, we may not be able to assure that all the lessors have obtained necessary environmental, construction and safety approvals and permits for the facilities leased to us. As a result, our lease contracts may be held void, and we may need to find replacement facilities and may be exposed to claims arising from the quality defects of the building.

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Under the EIT Law, we may be classified as a PRC resident enterprise for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and has a material adverse effect on our results of operations and the value of your investment.

Under the PRC Enterprise Income Tax Law, or the EIT Law, that became effective on January 1, 2008, an enterprise established outside the PRC with a "de facto management body" within the PRC is considered a PRC resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the EIT Law, or the Implementation Rules, a "de facto management body" is defined as a managing body that in practice exercises substantial and overall management and control over the production and business operations, personnel and human resources, finance and accounting, and properties of an enterprise. In addition, the Notice Regarding the Determination of Chinese-controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or the SAT Circular 82, which was issued in April 2009 by the State Administration of Taxation, or the SAT and amended and supplemented by the Announcement Regarding the Determination of PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies issued by the SAT on January 29, 2014, specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if all of the following conditions are met: (i) senior management personnel and core management departments in charge of the daily operations of the enterprises have their presence mainly in the PRC; (ii) their financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (iii) major assets, accounting books and company seals of the enterprises, and minutes and files of their board's and shareholders' meetings are located or kept in the PRC; and (iv) half or more of the enterprises' directors or senior management personnel with voting rights habitually reside in the PRC. Further to SAT Circular 82, the SAT issued the Administrative Measures for Enterprise Income Tax of Chinese-controlled Offshore Incorporated Resident Enterprises (For Trial Implementation), or the SAT Bulletin 45, to provide more guidance on the implementation of SAT Circular 82 and clarify the reporting and filing obligations of such "Chinese-controlled offshore-incorporated resident enterprises." SAT Bulletin 45 provides procedures and administrative details for the determination of PRC resident enterprise status and administration on post-determination matters. Although both SAT Circular 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals like us, the determining criteria set forth in SAT Circular 82 and SAT Bulletin 45 may reflect the SAT's general position on how the "de facto management body" test should be applied in determining the PRC resident enterprise status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, PRC enterprise groups or by PRC or foreign individuals.

Considering that all of the members of our management team are located in China, we may be considered a PRC resident enterprise and may therefore be subject to enterprise income tax at a rate of 25% on our global income other than dividends from our PRC subsidiary. In addition, we may also be subject to PRC enterprise income tax reporting obligations. Although dividends paid by one PRC tax resident to another PRC tax resident should qualify as "tax-exempt income" under the EIT Law, we cannot assure you that such dividends will not be subject to a 10% withholding tax rate, as the PRC foreign exchange control authorities, which enforce the withholding tax on dividends, and the PRC tax authorities have not yet issued guidance with respect to the processing of outbound remittances to entities that are not controlled by any PRC enterprise or PRC enterprise group and treated as PRC resident enterprises for PRC enterprise income tax purposes.

Under the EIT Law and its Implementation Rules, subject to any applicable tax treaty or similar arrangement between the PRC and our investors' jurisdiction of residence that provides for a different income tax arrangement, PRC withholding tax at the rate of 10% is normally applicable to dividends from PRC sources which are payable to investors that are non-PRC resident enterprises that do not have an establishment or place of business in the PRC, or that have such establishment or place of business if the relevant income is not effectively connected with the establishment or place of business. Any gain realized on the transfer of ordinary shares by such non-PRC resident enterprise investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC unless a tax treaty or similar arrangement otherwise provides. Under the PRC Individual Income Tax Law and its Implementation Rules, dividends from sources within the PRC paid to foreign individual investors who are not PRC residents are generally subject to a PRC withholding tax at a rate of 20% and gains from PRC sources realized by such investors on the transfer of ordinary shares are generally subject to 20% PRC income tax, in each case, subject to any reduction or exemption set forth in applicable tax treaties and PRC laws. It is also unclear whether dividends we pay with respect to our ordinary shares, or the gain realized from the transfer of our ordinary shares, would be treated as income derived from sources within the PRC and as a result be subject to PRC income tax if we were considered a PRC resident enterprise, as described above. If PRC income tax were imposed on gains realized through the transfer of our ordinary shares or on dividends paid to our non-PRC resident investors, the value of the investment in our ordinary shares may be materially adversely affected. Furthermore, our shareholders whose jurisdictions of residence have tax treaties or arrangements with China may not qualify for benefits under such tax treaties or arrangements.

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PRC regulations establish complex procedures for some acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue acquisitions in China.

PRC regulatory agencies promulgated regulations in 2006 which became effective in September 2006 and were amended in June 2009, commonly referred to as the M&A Rules. The M&A Rules establish procedures and requirements that could make some acquisitions of PRC companies by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be reported in advance of any change-of-actual right of control transaction in which a foreign investor takes control of a PRC domestic enterprise, involving any key industry or any factor that causes or is likely to cause impact on the economic security of the PRC, or if the acquisition causes the transfer of the actual right of control over a PRC domestic enterprise that owns any well-known trademark or China's time-honored brands. In addition, the anti-monopoly law requires that clearance of anti-monopoly review with the Ministry of Commerce be required in advance of any concentration of undertaking if certain thresholds are triggered. We may expand our business in part by acquiring complementary businesses. Complying with the requirements of the M&A Rules and other PRC regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiary's ability to increase their registered capital or distribute profits to us, limit our ability to inject capital into our PRC subsidiary, or otherwise expose us to liability and penalties under PRC laws.

The PRC State Administration of Foreign Exchange, or the SAFE, promulgated in October 2005 the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents' Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or the SAFE Circular 75, that requires PRC residents to register with SAFE or its local branches in connection with their establishment or control of an offshore special purpose vehicle established for the purpose of overseas equity financing with assets or equity interests of onshore companies held by the PRC residents.

SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents' Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014, which replaced the SAFE Circular 75. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents' legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a "special purpose vehicle." The term "control" under SAFE Circular 37 is broadly defined as the operation rights, beneficiary rights or decision-making rights acquired by the PRC residents in the offshore special purpose vehicles by such means as acquisition, trust, proxy, voting rights, repurchase, convertible bonds or other arrangements. SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC residents, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from distributing profits to the offshore shareholder and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls. On February 28, 2015, SAFE promulgated a Notice on Further Simplifying and Improving the Policies of Foreign Exchange Administration Applicable to Direct Investment, or SAFE Notice 13, which will become effective on June 1, 2015. After SAFE Notice 13 becomes effective, entities and individuals will be required to apply for foreign exchange registration of foreign direct investment and offshore direct investment, including those required under the SAFE Circular No. 37, with qualified banks, instead of SAFE. The qualified banks, under the supervision of SAFE, will directly examine the applications and conduct the registration. However, for those PRC residents who have contributed their legally owned assets or equity interests in domestic enterprises or offshore assets or interests to the special purpose vehicle before applicable offshore investment foreign exchange registration, the examination and approval from local SAFE shall be still required.

SAFE Circular 37 provides that PRC residents include both PRC citizens, meaning any individual who holds a PRC passport or resident identification card, and individuals who are non-PRC citizens but primarily reside in the PRC due to their economic ties to the PRC. We have requested all of our current ultimate shareholders and/or beneficial owners to disclose whether they or their shareholders or beneficial owners fall within the ambit of SAFE Circular 37 and its guidance and will urge relevant ultimate shareholders and beneficial owners, upon learning they are PRC residents, to make the necessary applications, filings and amendments as required under SAFE Circular 37 and other related rules. To our knowledge and based on our consult with local SAFE, none of our shareholders fall within the ambit of SAFE Circular 37 and its guidance. As SAFE Circular 37 was recently promulgated, there are substantial uncertainties on how this new rule will be implemented and interpreted. We cannot assure you that our current ultimate shareholders and/or beneficial owners or their shareholders or beneficial owners will not fall within the ambit of SAFE 37 and its guidance or be required to make the necessary applications, filings and amendments as required under SAFE Circular 37 and other related rules in the future, or can successfully comply with registration requirements under SAFE Circular 37 and subsequent implementation rules in a timely fashion or at all. In addition, we may not be informed of the identities of all the PRC residents holding direct or indirect interest in our company, and we cannot provide any assurances that these PRC residents will comply with our request to make or obtain any applicable registrations or comply with other requirements required by SAFE Circular 37 or other related rules. Failure by our current or future shareholders or beneficial owners who are PRC residents to comply with the SAFE regulations may subject us to fines or other legal sanctions, restrict our cross-border investment activities, limit our PRC subsidiary’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

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Furthermore, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. We cannot predict how these regulations will affect our business operations or future strategy. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. In addition, if we decide to acquire a PRC domestic company, either we or the owners of such company, as the case may be, may not be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

PRC regulation of direct investment and loans by offshore holding companies to PRC entities and governmental control of currency conversion may delay or limit us from using the proceeds of this offering to make additional capital contributions or loans to our PRC subsidiary.

Any capital contributions or loans that we, as an offshore entity, make to our PRC subsidiary, including from the proceeds of this offering, are subject to PRC laws and regulations. Under PRC laws and regulations, we are permitted to utilize the proceeds from this offering to fund our existing PRC subsidiary only through loans or capital contributions or to establish new PRC subsidiaries, subject to applicable government registration and approval requirements. None of our loans to a PRC subsidiary can exceed the difference between its total amount of investment and its registered capital approved under relevant PRC laws, and the loans must be registered with the local branch of SAFE. Our capital contributions to our PRC subsidiary or establishment of new PRC subsidiaries must be approved by the Ministry of Commerce or its local counterpart. We cannot assure you that we will be able to obtain the necessary approval on a timely basis. If we fail to obtain the necessary approval, our ability to make loans or capital contributions to our PRC subsidiary may be negatively affected, which could adversely affect our PRC subsidiary’s liquidity and its ability to fund its working capital and expansion projects and meet its obligations and commitments.

Our PRC subsidiary is subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements.

We are a holding company incorporated in the Cayman Islands. We may need dividends and other distributions on equity from our PRC subsidiary to satisfy our liquidity requirements. Current PRC regulations permit our PRC subsidiary to pay dividends to us only out of their after tax accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiary is required to set aside at least 10% of its respective after tax accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of their respective registered capital. Our PRC subsidiary may also allocate a portion of its after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends. Furthermore, if our PRC subsidiary incurs losses on its own behalf in the future, such loss may restrict its ability to pay dividends or make other payments to us. Any limitation on the ability of our subsidiary to distribute dividends to us may restrict our ability to satisfy our liquidity requirements.

We may not be able to obtain certain treaty benefits on dividends paid to us by our PRC subsidiary through our Hong Kong subsidiary.

Under the EIT Law, dividends generated from retained earnings after January 1, 2008 from a PRC company and distributed to a foreign parent company are subject to a withholding tax rate of 10% unless the foreign parent's jurisdiction of incorporation has a tax treaty with China that provides for a preferential withholding arrangement. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Taxes on Income, or the Hong Kong Tax Treaty, which became effective on December 8, 2006, a company incorporated in Hong Kong, such as Max Regal Holdings Limited, will be subject to withholding tax at a rate of 5% on dividends it receives from its PRC subsidiary, if it holds a 25% or more interest in that particular PRC subsidiary, or 10% if it holds less than a 25% interest in that subsidiary. However, the SAT promulgated the Circular on Comprehension and Recognition of "Beneficial Owner" under Tax Treaties, or SAT Circular 601, on October 27, 2009, which provides that tax treaty benefits will be denied to "conduit" or shell companies without business substance, and that "substance over form" principles will be used to determine beneficial ownership for purposes of receiving tax treaty benefits. On June 29, 2012, the SAT further issued the Announcement of the SAT regarding Recognition of "Beneficial Owner" under Tax Treaties, or Announcement 30, which provides that a comprehensive analysis should be made when determining the beneficial owner status based on various factors supported by various types of documents including the articles of association, financial statements, records of cash movements, board meeting minutes, board resolutions, staffing and materials, relevant expenditures, functions and risk assumption as well as relevant contracts and other information. As a result, although our PRC subsidiary is currently wholly owned by Max Regal Holdings Limited, our Hong Kong subsidiary, we cannot assure you that we would be entitled to the tax treaty benefits and enjoy the favorable 5% rate applicable under the Hong Kong Tax Treaty. If Max Regal Holdings Limited is not recognized as the beneficial owner of the dividends paid to it by our PRC subsidiary, such dividends will be subject to withholding tax at a rate of 10% as provided by the EIT Law.

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The approval of the China Securities Regulatory Commission may be required in connection with this offering under a regulation adopted in August 2006, and, if required, we cannot assure you that we will be able to obtain such approval.

PRC regulatory agencies, including the China Securities Regulatory Commission, or the CSRC, promulgated the Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and was subsequently amended by the MOFCOM in June 2009. The M&A Rules, among other things, require offshore special purpose vehicles controlled by PRC companies or individuals for the purpose of an overseas listing of the interests actually held by such PRC companies or individuals in PRC domestic companies to obtain the CSRC's approval prior to listing their securities on an overseas stock exchange. The application of this regulation remains unclear. Our PRC counsel, Tian Yuan Law Firm, has advised us that, based on its understanding of the current PRC laws, rules and regulations, we are not required to submit an application to the CSRC for its approval of the listing and trading of our ordinary shares on the NASDAQ Capital Market.

Our PRC counsel also advises that there is uncertainty as to how this regulation will be interpreted or implemented. In addition, MOFCOM or CSRC may through new regulations, implementing rules, administrative practice or substance over form principles interpret the term "establishment" or "control" and deem us as either established or controlled by PRC individuals. As a result, we may be subject to the M&A Rules and its requirement to obtain CSRC approval for this offering. If it is determined that the CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek the CSRC's approval for this offering. These sanctions may include fines and penalties, delays or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiary, or other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable to us, to halt this offering before the settlement and delivery of the ordinary shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ordinary shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur.

The audit report included in this prospectus is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board (“PCAOB”) and, as such, you are deprived of the benefits of such inspection.

Auditors of companies that are registered with the SEC and traded publicly in the United States, including our independent registered public accounting firm, must be registered with the PCAOB, and are required by the laws of the United States to undergo regular inspections by the PCAOB to assess their compliance with the laws of the United States and professional standards. Because we have substantial operations within the PRC, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities, our auditor is not currently inspected by the PCAOB.

In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the China Securities Regulatory Commission, or CSRC, and the Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB, the CSRC, or the Ministry of Finance in the United States and the PRC, respectively. The PCAOB continues to be in discussions with the CSRC and the Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with PCAOB and audit Chinese companies that trade on U.S. exchanges.

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This lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating audits and quality control procedures of any auditors operating in China, including our auditor. As a result, investors may be deprived of the benefits of PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor's audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

Proceedings instituted by the SEC against certain PRC-based accounting firms could result in financial statements being determined to not be in compliance with the requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

On December 3, 2012, the SEC issued an order instituting administrative proceedings against five of the largest global public accounting firms relating to work performed in the PRC and such firms’ failure to provide audit work papers to the SEC in this regard. Our independent registered public accounting firm is not one of the accounting firms referenced in the order. On January 22, 2014, an initial administrative law decision was issued, censuring the five accounting firms and suspending four of the five firms from practicing before the SEC for a period of six months. The decision is neither final nor legally effective unless and until reviewed and approved by the SEC. On February 12, 2014, four of these PRC-based accounting firms appealed to the SEC against this decision. In February 2015, each of the four PRC-based accounting firms agreed to a censure and to pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC. The settlement requires the firms to follow detailed procedures to seek to provide the SEC with access to Chinese firms’ audit documents via the CSRC. If the firms do not follow these procedures, the SEC could impose penalties such as suspensions, or it could restart the administrative proceedings.

In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about the proceedings against these audit firms may cause investor uncertainty regarding China-based, United States-listed companies and the market price of our shares may be adversely affected.

If our independent registered public accounting firm was denied, temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined to not be in compliance with the requirements of the Exchange Act.

As the majority of our operations are in China, we may face risks related to health epidemics and other outbreaks in China, which could adversely affect our operations.

Our business could be materially and adversely affected by the outbreak of avian flu, severe acute respiratory syndrome or another epidemic. From time to time, there have been reports on the occurrences of avian flu in various parts of China, including a few confirmed human cases and deaths. Any prolonged recurrence of avian flu, severe acute respiratory syndrome or other adverse public health developments in China or elsewhere in Asia may have a material and adverse effect on our business operations.

We face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies. Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

Pursuant to the Circular on Strengthening Administration of Enterprise Income Tax on Non-PRC Resident Enterprises Equity Transfer Income, or Circular 698, issued by the State Administration of Taxation, which became effective as of January 1, 2008, except for the purchase and sale of equity through a public securities market, where a non-resident enterprise investor transfers equity interests in a PRC resident enterprise indirectly by way of disposing of equity interests in an offshore holding company located in a tax jurisdiction that (i) has an effective tax rate of less than 12.5%; or (ii) does not tax its residents on their foreign income, the non-resident enterprise investor, being the transferor, may be subject to PRC enterprise income tax, if the indirect transfer is considered to be an abusive use of company structure without reasonable commercial purposes. As a result, gains derived from such indirect transfer may be subject to PRC withholding tax at the rate of up to 10%.

In addition, the PRC resident enterprise may be required to provide necessary assistance to support the enforcement of Circular 698.

On February 3, 2015, the State Administration of Tax issued an Announcement of the State Administration of Taxation on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfer by Non-Resident Enterprises, or Announcement No. 7. Announcement No. 7 has introduced a new tax regime that is significantly different from that under Circular 698. Announcement No. 7 extends its tax jurisdiction to not only indirect transfers set forth under Circular 698 but also transactions involving transfer of other taxable properties, through the offshore transfer of a foreign intermediate holding company. In addition, Announcement No. 7 provides clearer criteria than Circular 698 on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. Announcement No. 7 also brings challenges to both the foreign transferor and transferee (or other person who is obligated to pay for the transfer, which shall be obligated to withhold the tax) of the taxable properties. Where a non-resident enterprise conducts an “indirect transfer” by transferring the taxable properties indirectly by disposing of the equity interests of an offshore holding company, the non-resident enterprise being the transferor, or the transferee, or the PRC entity which directly owned the taxable properties may report to the relevant tax authority such indirect transfer. Using general anti-tax avoidance provisions, the PRC tax authority may adjust such indirect transfer as a direct transfer of the equity interests in the PRC tax resident enterprise and other properties in China. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of up to 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the party obligated to withhold the applicable taxes may be subject to penalties under PRC tax laws if the transferor fails to pay the taxes and party obligated to withhold the applicable taxes fails to withhold the taxes. Further, the above regulations do not apply if the overall arrangements related to the indirect transfer of Chinese taxable properties fall in any of the following circumstances: (i) a non-resident enterprise obtains income from indirect transfer of Chinese taxable properties by purchasing and selling equity of the same listed enterprise abroad in the open market; or (ii) under the circumstance that a non-resident enterprise directly holds and transfers Chinese taxable properties, the income from such property transfer may be exempted from enterprise income tax in China according to the applicable tax conventions or arrangements.

We face uncertainties with respect to the reporting and consequences of private equity financing transactions, equity interest exchange or other transactions involving the transfer of equity interests in our company by investors that are non-PRC resident enterprises, or sale or purchase of shares in other non-PRC resident companies or other taxable properties by us. Our company and other non-resident enterprises in our group may be subject to filing obligations or being taxed if our company and other non-resident enterprises in our group are transferors in such transactions, and may be subject to withholding obligations if our company and other non-resident enterprises in our group are transferees in such transactions, under Circular 698 and Announcement No. 7. For the transfer of equity interests in our company by investors that are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under Circular 698 and Announcement No. 7. As a result, we may be required to expend valuable resources to comply with Circular 698 and Announcement No. 7 or to request the relevant transferors from whom we purchase taxable properties to comply with these circulars, or to establish that our company and other non-resident enterprises in our group should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

The PRC tax authorities have the discretion under Circular 698 and Announcement No. 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the taxable properties transferred and the cost of investment. If the PRC tax authorities make adjustments to the taxable income of the transactions under Circular 698 and Announcement No. 7, our income tax costs associated with such potential acquisitions will be increased, which may have an adverse effect on our financial condition and results of operations.

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Risks Relating to this Offering of Our Shares

There has been no public market for our ordinary shares and an active market may not develop or be sustained, which could limit your ability to sell shares of our ordinary shares.

There currently is no public market for our ordinary shares, and our ordinary shares will not be traded in the open market prior to this offering. Although we intend to list the ordinary shares on a national securities exchange in connection with this offering, an adequate trading market for the ordinary shares may not develop or be sustained after this offering. The initial public offering price will be determined by negotiations between the underwriters and our board of directors and may not be representative of the market price at which our shares will trade after this offering. In particular, we cannot assure you that you will be able to resell your shares at or above the initial public offering price.

If securities or industry analysts do not publish research or reports about us, or if they adversely change their recommendations regarding our ordinary shares, then our share price and trading volume could decline.

The trading market for our ordinary shares will be influenced by the research and reports that industry or securities analysts publish about us, our industry and our market. If no analyst elects to cover us and publish research or reports about us, the market for our ordinary shares could be severely limited and our share price could be adversely affected. In addition, if one or more analysts ceases coverage of us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. If one or more analysts who elect to cover us adversely change their recommendations regarding our ordinary shares, our share price could decline.

Purchasers in this offering will experience immediate and substantial dilution in net tangible book value.

The initial public offering price per share is expected to be substantially higher than the net tangible book value per share of our outstanding ordinary shares. Purchasers of shares in this offering will experience immediate dilution in the net tangible book value of their shares. Based on an assumed initial public offering price of $11.00 per share, the mid-point of the range set forth on the cover of this prospectus, dilution per share in this offering will be $7.10 per share (or 65% of the initial public offering price). See “Dilution.”

Your ownership may be diluted if additional capital stock is issued to raise capital, to finance acquisitions or in connection with strategic transactions.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing equity or convertible debt securities in addition to the shares issued in this offering, which would reduce the percentage ownership of our existing stockholders. Our board of directors has the authority, without action or vote of the shareholders, to issue all or any part of our authorized but unissued ordinary shares. Our articles of association authorizes 100,000,000 ordinary shares of US$0.001 par value each and 5,000,000 undesignated shares of US$0.001 par value each. Future issuances of shares would reduce your influence over matters on which shareholders vote and would be dilutive to earnings per share. In addition, any newly issued undesignated shares could have rights, preferences and privileges senior to those of the ordinary shares. Those rights, preferences and privileges could include, among other things, the establishment of dividends that must be paid prior to declaring or paying dividends or other distributions to holders of our ordinary shares or providing for preferential liquidation rights. These rights, preferences and privileges could negatively affect the rights of holders of our ordinary shares, and the right to convert such undesignated shares into ordinary shares at a rate or price which would have a dilutive effect on the outstanding ordinary shares.

Our articles of association contain anti-takeover provisions that could materially adversely affect the rights of holders of our ordinary shares.

Our articles of association limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, restrictions, preferences, privileges, and relative rights, including, without limitation, dividend rights, voting rights and terms of redemption, any or all of which may be greater than the rights associated with our ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ordinary shares may fall and the voting and other rights of the holders of our ordinary shares may be materially adversely affected.

We have no intention of declaring dividends in the foreseeable future.

The decision to pay cash dividends on our ordinary shares rests with our board of directors and will depend on our earnings, unencumbered cash, capital requirements and financial condition. We do not anticipate declaring any dividends in the foreseeable future, as we intend to use any excess cash to fund our operations. Investors in our ordinary shares should not expect to receive dividend income on their investment, and investors will be dependent on the appreciation of our ordinary shares to earn a return on their investment.

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We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than under U.S. law, you may have less protection for your shareholder rights than you would under U.S. law.

Our corporate affairs are governed by our Memorandum and Articles of Association, the Cayman Islands Companies Law (Revised) (the “Companies Law”) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands.

There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a U.S. public company.

Judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands company and all of our assets are located outside of the United States. Our current operations are based in China. In addition, our current directors and executive officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the United States federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

We are a foreign private issuer and, as a result, will not be subject to U.S. proxy rules and will be subject to more lenient and less frequent Exchange Act reporting obligations than a U.S. issuer.

Upon consummation of this offering, we will report under the Securities Exchange Act as a foreign private issuer. Because we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including:

•	the sections of the Exchange Act that regulate the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•	the sections of the Exchange Act that require insiders to file public reports of their stock ownership and trading activities and impose liability on insiders who profit from trades made in a short period of time; and

•	the rules under the Exchange Act that require the filing of quarterly reports on Form 10-Q containing unaudited financial and other specified information and current reports on Form 8-K upon the occurrence of specified significant events.

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In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are not large accelerated filers or accelerated filers are required to file their annual report on Form 10-K within 90 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD, aimed at preventing issuers from making selective disclosures of material information. As a result, you may not have the same protections afforded to stockholders of companies that are not foreign private issuers.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

The determination of our status as a foreign private issuer is made annually on the last business day of our most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on June 30, 2016. We would lose our foreign private issuer status if (1) a majority of our outstanding voting securities are directly or indirectly held of record by U.S. residents, and (2) a majority of our shareholders or a majority of our directors or management are U.S. citizens or residents, a majority of our assets are located in the United States, or our business is administered principally in the United States. If we were to lose our foreign private issuer status, the regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. See "—We are a foreign private issuer and, as a result, will not be subject to U.S. proxy rules and will be subject to more lenient and less frequent Exchange Act reporting obligations than a U.S. issuer." We may also be required to modify certain of our policies to comply with corporate governance practices associated with U.S. domestic issuers, which would involve additional costs.

We will incur increased costs as a result of being a publicly-traded company.

As a company with publicly-traded securities, we will incur additional legal, accounting and other expenses not presently incurred. In addition, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as well as rules promulgated by the SEC and the national securities exchange on which we list, requires us to adopt corporate governance practices applicable to U.S. public companies. These rules and regulations will increase our legal and financial compliance costs.

We may be exposed to risks relating to evaluations of controls required by Sarbanes-Oxley Act of 2002.

Pursuant to Sarbanes-Oxley Act of 2002, our management will be required to report on, and our independent registered public accounting firm may in the future be required to attest to, the effectiveness of our internal control over financial reporting. Our internal accounting controls may not meet all standards applicable to companies with publicly traded securities. If we fail to implement any required improvements to our disclosure controls and procedures, we may be obligated to report control deficiencies and, if required, our independent registered public accounting firm may not be able to certify the effectiveness of our internal controls over financial reporting. In either case, we could become subject to regulatory sanction or investigation. Further, these outcomes could damage investor confidence in the accuracy and reliability of our financial statements.

As an “emerging growth company” under the Jumpstart Our Business Startups Act, or JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. We are an emerging growth company until the earliest of:

•	the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;

•	the last day of the fiscal year following the fifth anniversary of this offering;

•	the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt; or

•	the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws.

For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not "emerging growth companies" including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act for up to five fiscal years after the date of this offering. We cannot predict if investors will find our ordinary shares less attractive because we may rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares and the trading price of our ordinary shares may be more volatile. In addition, our costs of operating as a public company may increase when we cease to be an emerging growth company.

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We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our ordinary shares.

Based on the anticipated market price of our ordinary shares in this offering and expected price of our ordinary shares following this offering, and the composition of our income, assets and operations, we do not expect to be treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for the current taxable year or in the foreseeable future. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you the U.S. Internal Revenue Service will not take a contrary position. Furthermore, this is a factual determination that must be made annually after the close of each taxable year. If we are a PFIC for any taxable year during which a U.S. Holder (as defined in “Taxation—Material United States Federal Income Tax Considerations”) holds our ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See “Taxation—Material United States Federal Income Tax Considerations—Passive Foreign Investment Company.”

Our corporate structure, together with applicable law, may impede shareholders from asserting claims against us and our principals.

All of our operations and records, and all of our senior management are located in the PRC. Shareholders of companies such as ours have limited ability to assert and collect on claims in litigation against such companies and their principals. In addition, China has very restrictive secrecy laws that prohibit the delivery of many of the financial records maintained by a business located in China to third parties absent Chinese government approval. Since discovery is an important part of proving a claim in litigation, and since most if not all of our records are in China, Chinese secrecy laws could frustrate efforts to prove a claim against us or our management. In addition, in order to commence litigation in the United States against an individual such as an officer or director, that individual must be served. Generally, service requires the cooperation of the country in which a defendant resides. China has a history of failing to cooperate in efforts to affect such service upon Chinese citizens in China.

If we become directly subject to the recent scrutiny involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and/or defend the matter, which could harm our business operations, stock price and reputation and could result in a complete loss of your investment in us.

Recently, U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny by investors, financial commentators and regulatory agencies. Much of the scrutiny has centered around financial and accounting irregularities and mistakes, a lack of effective internal controls over financial reporting and, in many cases, allegations of fraud. As a result of the scrutiny, the publicly traded stock of many U.S. listed China-based companies that have been the subject of such scrutiny has sharply decreased in value. Many of these companies are now subject to shareholder lawsuits and/or SEC enforcement actions that are conducting internal and/or external investigations into the allegations. If we become the subject of any such scrutiny, whether any allegations are true or not, we may have to expend significant resources to investigate such allegations and/or defend our company. Such investigations or allegations will be costly and time-consuming and distract our management from our business plan and could result in our reputation being harmed and our stock price could decline as a result of such allegations, regardless of the truthfulness of the allegations.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements under the “Summary,” “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this prospectus. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.”

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this prospectus describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

•	our business’ possible or assumed future results of operations and operating cash flows;

•	our business’ strategies;

•	our business’ financing plans and the availability of capital;

•	potential growth opportunities available to our business;

•	the risks associated with potential acquisitions or alliances by us;

•	the recruitment and retention of our officers and employees;

•	the effects of competition on our business; and

•	the impact of future legislation and regulatory changes on our business.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus in the case of forward-looking statements contained in this prospectus.

USE OF PROCEEDS

We estimate that our net proceeds (after deducting the underwriting discount payable to the underwriters and our estimated offering expenses) from this offering will be $29.3 million ($34.0 million if the underwriters exercise their option to acquire additional shares from us in full), based upon an assumed initial public offering price of $11.00 per share, which is the mid-point of the offering range indicated on the cover of this prospectus.

23

We intend to use the net proceeds for the expansion of our business, including the acquisition of new facilities and new equipment for such facilities, as well as for working capital and general corporate purposes.

We intend to use the net proceeds received by us from this offering for the following purposes:

•	approximately $ million to acquire or construct new manufacturing facilities;

•	approximately $ million to purchase new equipment for expansion (which equipment is available from multiple sources);

•	approximately $ million to fund deposits for new business orders;

•	approximately $ to repay interest-free advances in the amount of $ that we received from one of our shareholders; and

•	the balance of approximately $ million for general corporate purposes, including raw material purchases.

The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations and the rate of growth, if any, of our business. Accordingly, our management will have significant flexibility in applying the net proceeds of the offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

In utilizing the proceeds from this offering, we are permitted under PRC laws and regulations to provide funding to our existing PRC subsidiary only through loans or capital contributions, or to establish new PRC subsidiaries and only if we satisfy the applicable government registration and approval requirements. We cannot assure you that we will be able to meet these requirements on a timely basis, if at all. See "Risk Factors—Risks Relating to Doing Business in China—PRC regulation of direct investment and loans by offshore holding companies to PRC entities and governmental control of currency conversion may delay or limit us from using the proceeds of this offering to make additional capital contributions or loans to our PRC subsidiary."

Pending use of the net proceeds, we intend to hold our net proceeds in short-term, interest-bearing, financial instruments or demand deposits.

Until we use the net proceeds as described above, we intend to invest the net proceeds in cash and cash equivalents or short-term securities.

DIVIDEND POLICY

We do not plan to pay any cash dividends on our ordinary shares in the foreseeable future. We intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. Our board of directors has complete discretion whether to pay dividends, subject to the approval of our shareholders. If our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2015 on:

•	an actual basis;

•	a pro forma as adjusted basis after giving effect to the sale of ordinary shares by us in this offering at the initial public offering price of $11.0 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

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You should read this capitalization table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	At June 30, 2015 (unaudited)
	Actual	Pro Forma
Cash and cash equivalents	$23,040,636	$52,389,636

Shareholders’ equity:
Issued share capital	15,090	18,090
Reserves	40,876,554	70,222,554
Total equity	40,891,644	70,240,644
Total capitalization	$40,891,644	$70,240,644

The pro forma number of shares to be outstanding immediately after this offering as shown above is based on 15,000,000 shares outstanding as of September 7, 2015 and excludes:

•	240,000 shares issuable upon the exercise of the warrants issued to the representatives of the underwriters.

DILUTION

Purchasers of our ordinary shares in this offering will experience an immediate dilution of net tangible book value per share from the initial public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of ordinary shares and the net tangible book value per share immediately after this offering.

After giving effect to the sale of our ordinary shares in this offering at an assumed initial public offering price of $11.00 per share (the mid-point of the range set forth on the cover page of this prospectus) and after deducting the underwriting discount and estimated offering expenses payable by us, our adjusted net tangible book value at June 30, 2015 would have been $70.2 million or $3.90 per share. This represents an immediate increase in net tangible book value per share of $1.17 to the existing stockholder and dilution in net tangible book value per share of $7.10 to new investors who purchase shares in the offering. The following table illustrates this per share dilution to new investors:

Assumed initial public offering price per share	$11.00
Net tangible book value per share at June 30, 2015	$2.73
Increase in net tangible book value per share to the existing shareholders attributable to this offering	$1.17
Adjusted net tangible book value per share after this offering	$3.90

Dilution in net tangible book value per share to new investors	$7.10

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A $1.00 increase or decrease in the assumed initial public offering price of $11.00 per share, the mid-point of the price range set forth on the front cover of this prospectus, would increase or decrease our adjusted net tangible book value per share by approximately $2.8 million, or approximately $0.16 per share, and the dilution per share to investors in this offering by approximately $0.84 per share, assuming that the number of shares offered by us set forth on the front cover of this prospectus remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

The following table summarizes, on a pro forma as adjusted basis as of June 30, 2015, the total number of shares purchased from us, the total consideration paid, or to be paid, and the average price per share paid, or to be paid, by existing shareholders and by investors purchasing shares in this offering at the initial public offering price of $11.00 per share, the mid-point of the price range set forth on the front cover of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us. As the table shows, investors purchasing shares in this offering will pay an average price per share substantially higher than our existing shareholders paid.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing investors before this offering	15,000,000	83.3
Investors purchasing shares in this offering	3,000,000	16.7	33,000,000		11.00
Total	18,000,000	100%		100%

The table above is based on 15,000,000 ordinary shares outstanding as of September 7, 2015, and does not include:

•	240,000 shares issuable upon the exercise of the warrants issued to the representatives of the underwriters.

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ENFORCEABILITY OF CIVIL LIABILITIES

We incorporated in the Cayman Islands in order to enjoy the following benefits: (1) political and economic stability; (2) an effective judicial system; (3) a favorable tax system; (4) the absence of exchange control or currency restrictions; and (5) the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following: (1) the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and (2) Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

All of our operations are conducted outside the United States, and all of our assets are located outside the United States. All of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Law Debenture Corporate Services, located at 400 Madison Avenue, 4th Floor, New York, NY 10017, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Ogier, our counsel as to Cayman Islands law, Tian Yuan Law Firm, our counsel as to PRC law, and Kwok Yih & Chan, our counsel as to Hong Kong law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands, China and Hong Kong, respectively, would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Ogier has advised us that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Ogier has further advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated um for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty and (e) was not obtained in a manner and its not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Tian Yuan Law Firm has advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedure Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

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Kwok Yih & Chan has advised us that Hong Kong does not have a treaty or statutory arrangement for the reciprocal enforcement of judgments with the United States or the Cayman Islands. However, under Hong Kong common law, a foreign judgment (including one from a court in the United States predicated upon U.S. federal or state securities laws or a court of the Cayman Islands) may generally be enforced in Hong Kong, provided, among other things, that (i) the foreign court is a competent court (as determined by the private international law rules applied by the Hong Kong courts), (ii) the foreign judgment is for a fixed sum of money, and (iii) the foreign judgment is final and conclusive on the merits of the claim. However, certain defenses are available in such a common law action, including, without limitation, lack of jurisdiction, breach of natural justice, fraud and contrary to public policy.

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EXCHANGE RATES

Our business is primarily conducted in China and all of our revenues are denominated in Renminbi or RMB. Our reporting currency is RMB. The conversion of RMB into U.S. dollars in this prospectus is for the convenience of the readers and is based on the noon buying rate in New York City for cable transfers in RMB as certified for customs purposes by the Federal Reserve Board. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this prospectus were made at a rate of RMB6.200 to US$1.00, the noon buying rate in effect as of June 30, 2015. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. On September 4, 2015, the noon buying rate was RMB 6.3549 to US$1.00.

The following tables set forth, for the periods and dates indicated, the period end, average, high and low exchange rates in RMB per $1 U.S. Dollar.

Exchange Rates for the Previous Six Months

	High	Low

March 2015	6.2741	6.1955
April 2015	6.2185	6.1930
May 2015	6.2086	6.1958
June 2015	6.2086	6.1976
July 2015	6.2079	6.2008
August 2015	6.4122	6.2086

Average Exchange Rates for the Years Indicated

Average Rate (1)
December 31, 2010	6.7654
December 31, 2011	6.6000
December 31, 2012	6.2986
December 31, 2013	6.1481
December 31, 2014	6.1704

(1)	Calculated by using the average of the exchange rates on the last day of each month during the period.

Our inclusion of these exchange rates and other exchange rates specified elsewhere in this prospectus should not be construed as representations that the RMB amounts actually represent such U.S. Dollar amounts or could have been or could be converted into U.S. Dollars at any particular rate, if at all.

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SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statements of comprehensive income data for the years ended December 31, 2012, 2013 and 2014 and the selected consolidated balance sheets data as of December 31, 2012, 2013 and 2014 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with IFRS. The selected consolidated statements of comprehensive income data for the six months ended June 30, 2014 and 2015 and the selected consolidated balance sheets data as of June 30, 2014 and 2015 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments that we consider necessary for a fair presentation of our financial position and operating results for the periods presented. Our historical results for any period are not necessarily indicative of results to be expected for any future period. You should read the following selected financial information in conjunction with the consolidated financial statements and related notes and the information under “Management's Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Consolidated Statements of Profit or Loss and Other Comprehensive Income Data

	Six months ended June 30			Year ended December 31
	2015	2015	2014	2014	2013	2012
	US$	RMB	RMB	RMB	RMB	RMB
	(unaudited)	(unaudited)	(unaudited)
Sales	61,241,855	379,699,498	341,967,702	704,952,814	521,237,186	367,810,797

Cost of sales	(37,039,321)	(229,643,788)	(213,784,900)	(440,911,457)	(329,559,149)	(235,824,282)

Gross profit	24,202,534	150,055,710	128,182,802	264,041,357	191,678,037	131,986,515

Other income and gains	27,767	172,158	280,444	358,890	311,048	163,637
Selling and distribution expenses	(279,285)	(1,731,564)	(1,425,871)	(2,912,592)	(2,836,082)	(841,489)
Administrative expenses	(1,833,215)	(11,365,931)	(7,714,901)	(16,377,381)	(11,566,574)	(10,382,468)
Other expenses	-	-	-	-	-	(19,947)
Finance costs	(22,083)	(136,913)	(503,054)	(866,631)	(1,044,826)	(1,264,566)

PROFIT BEFORE TAX	22,095,718	136,993,460	118,819,420	244,243,643	176,541,603	119,641,682
Tax	(6,127,599)	(37,991,116)	(32,390,369)	(66,063,756)	(48,036,525)	(33,414,296)
Profit and total comprehensive income for the period/year	15,968,119	99,002,344	86,429,051	178,179,887	128,505,078	86,227,386
Earnings per ordinary share attributable to ordinary shareholders:
Basic and Diluted	1.06	6.60	5.76	11.88	8.57	5.75

Number of ordinary share:
Basic and Diluted	15,000,000	15,000,000	15,000,000	15,000,000	15,000,000	15,000,000

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Consolidated Balance Sheets Data

	June 30			December 31,
	2015	2015	2014	2014	2013	2012
	US$	RMB	RMB	RMB	RMB	RMB
	(unaudited)	(unaudited)	(unaudited)
NON-CURRENT ASSETS
Property, plant and equipment	4,523,800	28,047,560	29,853,110	29,154,768	31,097,262	26,033,218
Deferred offering costs	626,344	3,883,335	-	1,467,709	-	-
Deposits for property, plant and equipment	-	-	-	-	-	1,810,370
Total non-current assets	5,150,144	31,930,895	29,853,110	30,622,477	31,097,262	27,843,588

CURRENT ASSETS
Inventories	3,359,099	20,826,413	14,099,285	11,219,714	20,305,436	18,063,851
Trade receivables	27,691,135	171,685,037	90,306,637	77,653,846	64,805,084	80,747,523
Prepaid expenses	353,752	2,193,264	2,100,864	1,871,328	1,501,728	1,501,728
Cash and cash equivalents	23,040,636	142,851,941	104,639,546	109,768,641	126,900,008	48,720,071

Total current assets	54,444,622	337,556,655	211,146,332	200,513,529	213,512,256	149,033,173

CURRENT LIABILITIES
Trade payables	10,480,547	64,979,389	29,309,477	21,709,748	20,554,758	15,423,852
Other payables and accruals	3,695,514	22,912,186	20,709,518	20,778,200	18,872,143	13,378,863
Amount due to a director	962,339	5,966,505	-	1,467,709	-	-
Interest-bearing bank borrowings	-	-	9,000,000	11,425,000	14,000,000	14,000,000
Tax payable	3,564,722	22,101,276	19,205,435	21,229,499	15,552,264	11,948,771

Total current liabilities	18,703,122	115,959,356	78,224,430	76,610,156	68,979,165	54,751,486

NET CURRENT ASSETS	35,741,500	221,597,299	132,921,902	123,903,373	144,533,091	94,281,687

Net assets	40,891,644	253,528,194	162,775,012	154,525,850	175,630,353	122,125,275

EQUITY
Issued share capital	15,090	93,556	13,699,290	80	4,983,680	4,983,680
Reserves	40,876,554	253,434,638	149,075,722	154,525,770	170,646,673	117,141,595
Total equity	40,891,644	253,528,194	162,775,012	154,525,850	175,630,353	122,125,275

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled "Selected Financial and Operating Data" and our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

We design, produce and sell high quality shoe soles used for the manufacturing of athletic shoes in China. We have four primary product lines: RB soles, MD soles, single color IP sole and dual color IP sole products. We sell products to sportswear manufacturers that are based primarily in China, including a number of well-known companies in the athletic wear market, including Li-Ning, 361º, ERKE and Anta. We also sell products to large OEM footwear companies for international athletic brands, such as Taiwan Ching Luh, which is an OEM footwear company that is a supplier to Adidas, Reebok, Mizuno and Under Armour in Asia. Customers use our sole products as components in the athletic footwear that they sell to end consumers, athletic wear companies and global shoe distributors.

Our manufacturing facilities in China are located in Jinjiang, Fujian Province, which has a high concentration of footwear industry participants. Most of our customers are also either headquartered or have significant operations in Fujian Province, which helps us to reduce our logistic costs and, which we believe provides us with marketing and sales opportunities. We have established a research and development department to focus on creating new products and on-going enhancement of our product performance attributes and design features.

Our business has grown rapidly in recent years. Our revenues increased from RMB367.8 million in fiscal 2012 to RMB521.2 million in fiscal 2013, representing an increase of 41.7% from 2012 to 2013. Our profit after taxation increased from RMB86.2 million in 2012 to RMB128.5 million in 2013, representing an increase of 49.0% from 2012 to 2013. In fiscal 2014, we achieved revenues of RMB705.0 million and profit after taxation of RMB178.2 million compared to revenues of RMB521.2 million and profit after taxation of RMB128.5 million in fiscal 2013, representing an increase of 35.2% and 38.7%, respectively. In the six months ended June 30, 2015, we recorded revenues of RMB379.7 million (US$61.2 million) and profit after taxation of RMB99.0 million (US$16.0 million), compared to revenues of RMB342.0 million and profit after taxation of RMB86.4 million in the half year ended June 30, 2014, representing an increase of 11.0% and 14.5%, respectively. We believe our growth has been driven primarily by increasing demand for sports shoes.

We believe the key metrics or performance indicators for our business are:

•          Our profit margins on each of our product lines. Our management monitors our overall profitability on each line for each customer with the goal of increasing sales of our higher margin lines. For the year ended December 31, 2014, our profit margins on each of our product lines ranged from 28.1% to 51.0%. For the six months ended June 30, 2015, our profit margins on each of our product lines ranged from 31.4% to 53.0%.

•          Our capacity utilization. Our management monitors are capacity utilization within each of our facilities. We increased our production of shoe soles from 24.9 million pairs in 2013 to 31.4 million pairs in 2014 and from 14.9 million pairs in the six months ended June 30, 2014 to 18.4 million pairs in the six months ended June 30, 2015. Our capacity utilization for 2013 and 2014 was 59.8% and 71.4%, respectively. Our capacity utilization for the six months ended June 30, 2014 and 2015 was 67.8% and 83.5% respectively.

Factors Affecting Our Results of Operations

Our business and results of operations are affected by general factors affecting the athletic footwear industry, including China's overall economic growth, per capita disposable income and consumer spending, market demand for fashion casual menswear in China, fashion trends and competition among companies to introduce the most popular fashions each year. Unfavorable changes in any of these economic or general industry conditions could negatively affect demand for our products and materially affect our results of operations.

Our operations are conducted in China and our sales are sourced from China. Accordingly, our results of operations, financial condition and prospects are influenced by economic, political and legal developments in China. Recently, China’s economy has experienced a significant slowdown. Any prolonged adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, lead to reduction in demand for our products and adversely affect our competitive position.

Our results of operations are also affected by company-specific factors, including, among others:

•	Our Relationship with Customers. We rely heavily on customers’ demand to sell our products. Most of our products are sold directly or indirectly to domestic brands, such as Li-Ning, 361°, Anta, ERKE and their OEM factories. Sales to these customers accounted for 53.6% of our revenues for the year ended December 31, 2014, and 48.8% of our revenues for the half year ended June 30, 2015. We also supply our products to OEM factories for the production of sports shoes for various international brands, such as, Adidas, Reebok, Mizuno, and Under Armour. Sales to these customers accounted for 46.4% of our revenues for the year ended December 31, 2014, and 51.2% of our revenues for the first half ended June 30, 2015. Our strategy is to attempt to strengthen our direct relationships with international brands, such as Adidas and Under Armour, to secure and expand the sales orders from these customers in the future.

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•	New manufacturing facilities. In order to execute our business strategy of expanding our business with international brands, we will be required to establish stand-alone manufacturing facilities for each brand. The establishment of these facilities is expensive and time-consuming, and since we do not, and will not, have long-term arrangements with our customers, there is no assurance that customers for whom we establish stand-alone facilities will continue to buy sole products from us. Funding the establishment of these facilities will require significant financial resources, including the potential issuance of additional equity or debt securities.

•	Costs of inventories sold. Our products are produced in our manufacturing plant in Jinjiang. Cost of raw materials, labor costs and manufacturing overhead incurred will affect our product cost, and we generally do not have long-term contractual arrangements with our suppliers. We typically maintain good relationships with our suppliers. Increases to raw material prices, minimum wage requirements of our staff in the PRC and consumables could negatively affect our gross profit margins and results of operations to the extent that we are unable to pass these costs on to our customers. If we experience shortages in the supply of certain raw materials or if we get an inferior quality of raw materials, we may not be able to find or develop alternative supply sources and it could result in delays, in reductions in manufacturing and product shipments and could adversely impact the quality of our products, all of which could adversely affect our results of operations and financial conditions. We have not experienced significant shortages of raw materials in the past, and we will continue to monitor the fluctuation in our costs and our relationship with our suppliers.

•	Competition. The shoes soles industry in China is subject to intense competition. We compete principally based on our one-step injection molding technique without the need of gluing, which largely reduces the labor cost of traditional sole production, avoids the harm of glue and finishing agent to the environment and the human body, and shortens the process of sole production. However, in order to continue to compete effectively, we must maintain our reputation for innovation and high quality and be flexible and innovative in responding to rapidly changing market demands. The number of our direct competitors and the intensity of competition may increase as we expand into other product lines or as other companies expand into our product lines. Our competitors may enter into business combinations or alliances that strengthen their competitive positions or prevent us from taking advantage of such combinations or alliances. Our competitors also may be able to respond more quickly and effectively than we can to new or changing opportunities, standards or consumer preferences. Our results of operations and market position may be adversely impacted by our competitors and the competitive pressures in the footwear industries.

•	Seasonality. Our operating results and operating cash flows historically have not been subject to significant seasonal variations.

Revenues.     We derive revenues from the sale of shoes soles. Our revenues are stated net of VAT, discounts, rebates and returns. The following table sets forth the revenues generated by sales to customers, units sold and average selling price for the periods indicated:

	Six months ended June 30			Year ended December 31
	2015	2015	2014	2014	2013	2012
	(US$)	(RMB)	(RMB)	(RMB)	(RMB)	(RMB)
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	61,241,855	379,699,498	341,967,702	704,952,814	521,237,186	367,810,797
Units sold (pair)	18,059,096	18,059,096	15,061,500	31,576,167	24,781,968	18,699,624
Average selling price (per unit)	3.4	21.0	22.7	22.3	21.0	19.7
Unit cost (per unit)	2.1	12.7	14.2	14.0	13.3	12.6

 Our revenues have grown rapidly over the years ended December 31, 2012, 2013 and 2014, and the six months ended June 30, 2015, primarily driven by the increase of our sales volume.

Units sold to our customers increased by 19.9% in the six months ended June 2015, compared to the same period in 2014. Units sold to our customers increased by 32.5% and 27.4% in 2013 and 2014, respectively, compared to the units sold in 2012 and 2013, respectively. The increase was primarily driven by an increase of sales orders from customers.

The average selling price for our products increased 6.6% during the two-year period ended December 31, 2013, and 6.2% during the two-year period ended December 31, 2014 due to the increase in the sales volume of dual color IP soles and MD soles. The average selling price for products decreased by 7.4% in the six months ended June 30, 2015 from the six months ended June 30, 2014. Owing to raw material (primarily rubber and plastics) price decreases in 2015, we reduced our selling prices in order to attract customer orders.

The fluctuations of the unit cost in the periods presented in the table above in general reflected changes in raw material prices and labor costs over the relevant periods.

Customer Sales.     We derive revenues from sales to customers. We recognize revenues from sale of our products upon delivery to our customers.

Cost of Sales.     Cost of sales comprises costs of direct labor, direct material and manufacturing overhead. Cost of sales is recognized when revenues from the corresponding product are recognized.

Direct Labor Costs.   Direct labor costs primarily consist of compensation to our production workers at our production facility in Jinjiang, Fujian Province.

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Direct Material Costs.   Direct materials comprise raw materials, such as rubber and plastics and are primarily sourced from various suppliers located in Fujian Province in China.

Manufacturing Overhead.   Production overhead includes costs relating to our production such as compensation costs for production management personnel, rental expenses for our production facility, utility and maintenance expenses, social security costs for our production workers and staff, and depreciation of plant and machinery.

Other Income.     Other income comprises mainly interest income from bank balances.

Operating Expenses.     Operating expenses comprise selling and distribution expenses and administrative expenses.

Selling and Distribution Expenses.      Selling and distribution expenses comprise compensation and benefits for our sales and marketing personnel, travel and motor vehicle expenses, advertising expenses and depreciation of plant and equipment.

Administrative Expenses.      Administrative expenses comprise compensation and related expenses for our management and administrative personnel, depreciation of plant and equipment, utilities expenses, rental expenses of our administrative office, our research and development costs, professional fees in connection with our preparation for listing in the U.S., and office-related expenses.

We expect our operating expenses will generally increase over time as we continue to expand our business. Our selling and distribution expenses are expected to increase as we continue to grow our customer base. Our administrative expenses are expected to increase, reflecting the hiring of additional personnel and other costs related to the anticipated growth of our business, as well as the higher costs of operating as a public company.

Finance Costs.     Finance costs comprise interest expenses on interest-bearing bank borrowings in relation to working capital purposes.

Taxation

China.      Both the New EIT Law and the New EIT Law Implementation Regulations became effective on January 1, 2008. Under the New EIT Law and the New EIT Law Implementation Regulations, foreign-invested enterprises, or FIEs, and domestic companies are subject to a uniform income tax rate of 25% unless otherwise specified. There is a transition period for enterprises, whether foreign-invested or domestic, which currently receive preferential tax treatments granted by relevant tax authorities. Enterprises that are subject to an enterprise income tax rate lower than 25% may continue to enjoy the lower rate and gradually transfer to the new tax rate within five years of the effective date of the New EIT Law. Enterprises that were entitled to exemptions or reductions from the standard income tax rate for a fixed term under the relevant tax law and regulations prior to promulgation of the New EIT Law may continue to enjoy such treatment until the fixed term expires.

The New EIT Law provides that PRC "resident enterprises" are generally subject to the uniform 25% enterprise income tax rate on their worldwide income. Therefore, if we are treated as a PRC "resident enterprise," we will be subject to PRC income tax on our worldwide income at the 25% uniform tax rate, which could have an impact on our effective tax rate and an adverse effect on our net income and results of operations. In addition, if we are treated as a PRC "resident enterprise," although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiary would qualify as "tax-exempted income," we cannot assure you that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. The New EIT Law provides that enterprises established outside of China with "de facto management bodies" located in China are considered "resident enterprises." Currently, there are no detailed rules or precedents governing the procedures and specific criteria for determining "de facto management body." See "Risk Factors—Risks Related to Doing Business in China— Under the EIT Law, we may be classified as a PRC resident enterprise for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and has a material adverse effect on our results of operations and the value of your investment."

Our overall effective tax rate was 27.9%, 27.2%, 27.0%, 27.3% and 27.7% in 2012, 2013 and 2014, and the six months ended June 30, 2014 and 2015, respectively.

Pursuant to the PRC Value-Added Tax Provisional Regulations, promulgated by the State Council on December 13, 1993, as amended on November 5, 2008 (effective on January 1, 2009), and the  Detailed Rules for the Implementation of the PRC Interim Regulations on Value-Added Taxes , promulgated on December 25, 1993 and amended on December 15, 2008 (effective on January 1, 2009), all entities and individuals engaged in selling goods, providing repair and placement services or importing goods into the PRC are generally subject to a value-added tax, or VAT, at a rate of 17% (with the exception of certain goods subject to a rate of 13% or lower) of the gross sales proceeds received, less any VAT already paid or borne by the taxpayer on goods or services purchased and utilized in the production of goods or provision of services that have generated the gross sales proceeds.

Critical Accounting Policies

Critical accounting policies are defined as those that involve significant judgment and uncertainty and that could potentially result in materially different results under different assumptions and conditions. We prepare financial statements in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board, which requires us to make judgments, estimates and assumptions that affect the reported amounts of our assets and liabilities and the disclosure of our contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the periods reported. Our principal accounting policies and information about critical estimates are set forth in Notes 2 and 4 to our financial statements. We continually evaluate these judgments and estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations of the future changes based on available information and assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

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We believe that the following critical accounting estimates and related assumptions and uncertainties inherent in our accounting policies have a more significant impact on our financial statements, either because of the significance of the financial statement elements to which they relate or because they require judgment and estimation.

Useful Lives of Property, Plant and Equipment

We determine the estimated useful lives and related depreciation charges for our property, plant and equipment based on the historical experience of the actual useful lives of property, plant and equipment of similar nature and functions. Our management will revise the depreciation period where actual useful lives are different from those previously estimated, and we will write off or write down the value of obsolete or non-strategic assets that have been abandoned.

Net Realizable Value of Inventories

Net realizable value of inventories is the estimated selling price in the ordinary course of business less estimated selling expenses. The net realizable value is estimated based on the current market conditions and historical experience of selling merchandise of a similar nature. The estimates can change significantly as a result of changes in customer taste or competitor actions. We reassess these estimates at the end of each reporting period. No allowances for inventory obsolescence are recorded in our financial statements as of December 31, 2012, 2013 and 2014, and June 30, 2014 and 2015.

Impairment on Trade Receivables

We estimate the impairment allowances for trade receivables by assessing the collectability of the receivables based on the related customers' credit history and prevailing market conditions. Allowances are applied to trade receivables where events or changes in circumstances indicate that the balances may not be collectible. Where the expectation is different from the initial estimate, the difference is recognized as an impairment loss in the period in which such estimate is changed. We reassess the impairment allowances at the end of each reporting period.

Details of the provision of bad debt are set out in Note 14 to our financial statements. All the customers who wish to trade on credit terms are subject to credit verification procedures. In addition, receivable balances are monitored on an ongoing basis and we have the sole discretion to cease business with customers who fail to pay within the credit period. We will not make any provision of the overdue balance if (1) we have continuous trading with the customers; (2) we receive continuous repayment from the customers; and (3) we have no dispute on the overdue balance with the customers.

Results of Operations

The following table sets out our consolidated results of operations for the periods indicated:

	Six months ended June 30			Year ended December 31
	2015	2015	2014	2014	2013	2012
	US$	RMB	RMB	RMB	RMB	RMB
	(unaudited)	(unaudited)	(unaudited)
Revenues	61,241,855	379,699,498	341,967,702	704,952,814	521,237,186	367,810,797
Cost of sales	(37,039,321)	(229,643,788)	(213,784,900)	(440,911,457)	(329,559,149)	(235,824,282)
Gross profit	24,202,534	150,055,710	128,182,802	264,041,357	191,678,037	131,986,515
Other income and gains, net of expenses	27,767	172,158	280,444	358,890	311,048	143,690
Selling and distribution expenses	(279,285)	(1,731,564)	(1,425,871)	(2,912,592)	(2,836,082)	(841,489)
Administrative expenses	(1,833,215)	(11,365,931)	(7,714,901)	(16,377,381)	(11,566,574)	(10,382,468)
Finance costs	(22,083)	(136,913)	(503,054)	(866,631)	(1,044,826)	(1,264,566)
Profit before taxation	22,095,718	136,993,460	118,819,420	244,243,643	176,541,603	119,641,682
Tax	(6,127,599)	(37,991,116)	(32,390,369)	(66,063,756)	(48,036,525)	(33,414,296)
Profit after taxation	15,968,119	99,002,344	86,429,051	178,179,887	128,505,078	86,227,386

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The following table sets forth a summary of our results of operations as a percentage of total revenues for the periods indicated. This information should be read together with our financial statements and related notes included elsewhere in this prospectus. Our historical results presented below are not necessarily indicative of the results that may be expected for any future period.

	Six months ended June 30		Year ended December 31,
	2015	2014	2014	2013	2012
	% of Total Revenues	% of Total Revenues	% of Total Revenues	% of Total Revenues	% of Total Revenues
	(unaudited)	(unaudited)
Sales	100	100	100.0	100.0	100.0
Cost of sales	(60.5)	(62.5)	(62.5)	(63.2)	(64.1)
Gross profit	39.5	37.5	37.5	36.8	(35.9)
Other income and gains, net of expenses	0.1	0.1	0.1	-	-
Selling and distribution expenses	(0.5)	(0.4)	(0.4)	(0.5)	(0.2)
Administrative expenses	(3.0)	(2.3)	(2.4)	(2.2)	(2.9)
Finance costs	(0.0)	(0.1)	(0.1)	(0.2)	(0.3)
Profit before taxation	36.1	34.8	34.7	33.9	32.5
Tax	(10.0)	(9.5)	(9.4)	(9.2)	(9.1)
Profit after taxation	26.1	25.3	25.3	24.7	23.4

Six Months Ended June 30, 2015 Compared to Six Months Ended June 30, 2014 (Unaudited)

Revenues.     Total revenues increased by 11.0% from RMB342.0 million for the six months ended June 30, 2014 to RMB379.7 million (US$61.2 million) for the six months to June 30, 2015. The increase in revenue was a result of the increase in sales quantities of 19.9% from 15.1 million pairs in the six months ended June 30, 2014 to 18.1 million pairs in the same period of 2015, offset by the decrease in average selling price of 7.4% in the six months ended June 30, 2014 from RMB22.7 to RMB21.0 in the same period of 2015. Owing to raw material (primarily rubber and plastics) price decreases in 2015, we reduced our selling prices in order to attract customer orders.

Cost of Sales.     Total cost of sales increased by 7.4% from RMB213.8 million in the six months ended June 30, 2014 to RMB229.6 million (US$37.0 million) in the six months ended June 30, 2015. Cost of sales as a percentage of our revenues slightly decreased from 62.5% in the six months ended June 30, 2014 to 60.5% in the six months period ended June 30, 2015 due mainly to raw material (primarily rubber and plastics) price decreases.

Gross Profit and Gross Profit Margin.     As a result of the foregoing, gross profit increased by 17.1% from RMB128.2 million in the six months ended June 30, 2014 to RMB150.1 million (US$24.2 million) in the six months ended June 30, 2015. Gross profit margin increased from 37.5% in the six months ended June 30, 2014 to 39.5% in the six months ended June 30, 2015.

Other Income and Gains, Net of Expenses.     Other income and gain, net of expenses, decreased by 38.6% from RMB0.3 million in the six months ended June 30, 2014 to RMB0.2 million (US$0.03 million) in the six months ended June 30, 2015. This decrease was mainly due to the decreased interest income from our decreased average bank balance in the six months ended June 30, 2015 compared to the six months ended June 30, 2014.

Selling and Distribution Expenses.     Selling and distribution expenses increased by 21.4% from RMB1.4 million in the six months ended June 30, 2014 to RMB1.7 million (US$0.3 million) in the six months ended June 30, 2015. As a percentage of our revenues, selling and distribution expenses increased slightly from 0.4% for the six months ended June 30, 2014 to 0.5% for the six months ended June 30, 2015.

Administrative Expenses.     Administrative expenses increased by 47.3% from RMB7.7 million in the six months ended June 30, 2014 to RMB11.4 million (US$1.8 million) in the six months ended June 30, 2015. The increase was primarily caused by professional fees incurred in connection with our preparation for listing in the U.S. Administrative expenses as a percentage of our revenues increased from 2.3% in the six months ended June 30, 2014 to 3.0% in the six months ended June 30, 2015.

Finance Costs.     Finance costs decreased by 72.8% from RMB0.5 million in the six months ended June 30, 2014 to RMB0.1 million (US$0.02 million) in the six months ended June 30, 2015. This decrease was primarily due to the repayment of an interest-bearing bank borrowing during 2015 amounting to RMB11.4 million (US$1.8 million).

Tax.     Income tax expense increased by 17.3% from RMB32.4 million in the six months ended June 30, 2014 to RMB38.0 million (US$6.1 million) in the six months ended June 30, 2015. This increase was primarily due to increases in our revenue and pre-tax income. Our effective tax rates were 27.3% and 27.7% for the six months ended June 30, 2014 and 2015, respectively.

Profit after Taxation.     As a result of the foregoing, we had profit after taxation of RMB99.0 million (US$16.0 million) in the six months ended June 30, 2015, representing an increase of 14.5% from profit after taxation of RMB86.4 million in the six months ended June 30, 2014.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Revenues.     Total revenues increased by 35.2% from RMB521.2 million in fiscal 2013 to RMB705.0 million in fiscal 2014. The increase in revenue was a result of the increase in average selling price of 6.2% from RMB21.0 to RMB 22.3 and the increase in sales quantities of 27.4% from 24.8 million pairs to 31.6 million pairs.

Cost of Sales.     Total cost of sales increased by 33.8% from RMB329.6 million in fiscal 2013 to RMB440.9 million in fiscal 2014. Cost of sales as a percentage of our revenues slightly decreased from 63.2% in the year ended December 31, 2013 to 62.5% in 2014.

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Gross Profit and Gross Profit Margin.     As a result of the foregoing, gross profit increased by 37.8% from RMB191.7 million in fiscal 2013 to RMB264.0 million in fiscal 2014. Gross profit margin increased slightly from 36.8% in the year ended December 31, 2013 to 37.5% in fiscal 2014.

Other Income and Gains, Net of Expenses.     Other income and gain, net of expenses, increased by 15.4% from RMB0.3 million in fiscal 2013 to RMB0.4 million in fiscal 2014. This increase was mainly due to the increased interest income from our increased average bank balance in fiscal 2014 compared to fiscal 2013.

Selling and Distribution Expenses.     Selling and distribution expenses increased by 2.7% from RMB2.8 million in fiscal 2013 to RMB2.9 million in fiscal 2014. As a percentage of our revenues, selling and distribution expenses decreased from 0.5% in fiscal 2013 to 0.4% in fiscal 2014.

Administrative Expenses.     Administrative expenses increased by 41.6% from RMB11.6 million in fiscal 2013 to RMB16.4 million in fiscal 2014. This increase was primarily due to increases in (i) staff cost and social security cost of RMB1.3 million in connection with our expansion, and (ii) research and development costs of RMB2.9 million related to our research for new products to support future growth in sales. Administrative expenses as a percentage of our revenues increased from 2.2% in fiscal 2013 to 2.4% in fiscal 2014.

Finance Costs.     Finance costs decreased by 17.1% from RMB1.0 million in fiscal 2013 to RMB0.9 million in fiscal 2014. This decrease was primarily due to the net repayment of an interest-bearing bank borrowing during 2014 amounting to RMB2.6 million.

Tax.     Income tax expense increased 37.5% from RMB48.0 million in fiscal 2013 to RMB66.1 million in fiscal 2014. This increase was primarily due to increases in our revenue and pre-tax income. Our effective tax rate was 27.0% and 27.2% for fiscal 2014 and 2013, respectively.

Profit after Taxation.     As a result of the foregoing, we had profit after taxation of RMB178.2 million in fiscal 2014, representing an increase of 38.7% from profit after taxation of RMB128.5 million in fiscal 2013.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Revenues.     Total revenues increased by 41.7% from RMB367.8 million in fiscal 2012 to RMB521.2 million in fiscal 2013. The increase in revenue was a result of the increase in average selling price of 6.6% from RMB19.7 to RMB 21.0 and the increase in sales quantities of 32.5% from 18.7 million pairs to 24.8 million pairs.

Cost of Sales.     Total cost of sales increased by 39.7% from RMB235.8 million in fiscal 2012 to RMB329.6 million in fiscal 2013. Cost of sales as a percentage of our revenues decreased from 64.1% in the year ended December 31, 2012 to 63.2% in 2013.

Gross Profit and Gross Profit Margin.     As a result of the foregoing, gross profit increased by 45.2% from RMB132.0 million in fiscal 2012 to RMB191.7 million in fiscal 2013. Gross profit margin increased slightly from 35.9% in the year ended December 31, 2012 to 36.8% in fiscal 2013.

Other Income and Gains, Net of Expenses.     Other income and gain, net of expenses, increased by 90.1% from RMB0.2 million in fiscal 2012 to RMB0.3 million in fiscal 2013. This increase was mainly due to the increased interest income from our increased average bank balance in fiscal 2013 compared to fiscal 2012.

Selling and Distribution Expenses.     Selling and distribution expenses increased by 237.0% from RMB0.8 million in fiscal 2012 to RMB2.8 million in fiscal 2013. This increase was primarily due to the increase of RMB1.9 million in travelling and motor vehicle expenses incurred to deliver goods to customers on a more timely basis. As a percentage of our revenues, selling and distribution expenses increased from 0.2% in fiscal 2012 to 0.5% in fiscal 2013.

Administrative Expenses.     Administrative expenses increased by 11.4% from RMB10.4 million in fiscal 2012 to RMB11.6 million in fiscal 2013. This was primarily due to RMB1.0 million expenses incurred in connection with our increase in research and development activities. Administrative expenses as a percentage of our revenues decreased from 2.9% in fiscal 2012 to 2.2% in fiscal 2013.

Finance Costs.     Finance costs decreased by 17.4% from RMB1.3 million in fiscal 2012 to RMB1.0 million in fiscal 2013. This was mainly due to the decrease in the interest rate of the interest-bearing bank borrowings.

Tax.     Income tax expense increased by 43.8% from RMB33.4 million in fiscal 2012 to RMB48.0 million in fiscal 2013. This increase was primarily due to increases in our revenue and pre-tax income. Our effective tax rate was 27.2% and 27.9% for fiscal 2013 and 2012, respectively.

Profit after Taxation.     As a result of the foregoing, we had profit after taxation of RMB128.5 million in fiscal 2013, representing an increase of 49.0% from profit after taxation of RMB86.2 million in fiscal 2012.

Our Liquidity and Capital Resources

Our primary cash requirements are to finance working capital requirements and capital expenditures, including the upgrading and expanding our existing production facilities and payment to our suppliers. Historically, our principal sources of liquidity have been cash generated from our operating activities, capital injection by our shareholders and borrowings from local banks in China.

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We had cash and cash equivalents, consisting of cash on hand and cash at bank of RMB109.8 million and RMB142.9 million (US$23.0 million) as of December 31, 2014 and June 30, 2015, respectively. We had banking facilities of RMB11.4 million as of December 31, 2014 and no banking facilities as of June 30, 2015, respectively. We had no material capital commitments as of June 30, 2015.

We have been able to meet our working capital needs, and we believe that we will be able to meet our working capital needs for at least the next twelve months, with our operating cash flow, existing cash balance and proceeds from this offering.

The following table sets forth a summary of our cash flows for the periods indicated:

	Six months ended June 30			Year ended December 31
	2015	2015	2014	2014	2013	2012
	US$	RMB	RMB	RMB	RMB	RMB
	(unaudited)	(unaudited)	(unaudited)
Operating profit before working capital changes	22,425,875	139,040,431	121,274,175	249,125,564	181,520,286	124,110,437
Inventories	(1,549,468)	(9,606,699)	6,206,151	9,085,722	(2,241,585)	(5,388,059)
Trade receivables	(15,166,321)	(94,031,191)	(25,501,553)	(12,848,762)	15,942,439	(19,361,128)
Prepaid expenses	(51,925)	(321,936)	(599,136)	(369,600)	-	1,132,278
Trade payables	6,978,974	43,269,641	8,754,719	1,154,990	5,130,906	(6,803,728)
Other payables and accruals	344,191	2,133,986	1,837,373	1,906,057	5,493,280	5,257,718
Amount due to a director	335,996	2,083,170	-	-	-	-
Cash generated from operations	13,317,322	82,567,402	111,971,729	248,053,971	205,845,326	98,947,518
Interest paid	(22,083)	(136,913)	(503,054)	(866,631)	(1,044,826)	(1,264,566)
Income tax paid	(5,986,990)	(37,119,339)	(28,737,198)	(60,386,521)	(44,433,032)	(32,341,294)
Net cash generated from operating activities	7,308,249	45,311,150	82,731,477	186,800,819	160,367,468	65,341,658
Net cash used in investing activities	(129,492)	(802,850)	(707,549)	(2,072,796)	(7,187,531)	(10,381,735)
Net cash used in financing activities	(1,842,741)	(11,425,000)	(104,284,390)	(201,859,390)	(75,000,000)	(53,000,000)
Net increase/(decrease) in cash and cash equivalents	5,336,016	33,083,300	(22,260,462)	(17,131,367)	78,179,937	1,959,923
Cash and cash equivalents at beginning of the year/period	17,704,620	109,768,641	126,900,008	126,900,008	48,720,071	46,760,148
Cash and cash equivalents at end of the year/period	23,040,636	142,851,941	104,639,546	109,768,641	126,900,008	48,720,071

Operating Activities

Historically, we have financed our operating activities primarily through cash generated from operations.

Net cash generated from operating activities was RMB45.3 million (US$7.3 million) for the six months ended June 30, 2015. This was primarily attributable to (i) our profit before taxation of RMB137.0 million (US$22.1 million), and (ii) the increase in our trade payables of RMB43.3 million (US$7.0 million), partially offset by (i) the increase in inventory level of RMB9.6 million (US$1.5 million), and (ii) the increase in our trade receivables of RMB94.0 million (US$15.2 million). We also paid income tax in the amount of RMB37.1 million (US$6.0 million) during the period.

Net cash generated from operating activities was RMB186.8 million in fiscal 2014. This was primarily attributable to (i) our profit before taxation of RMB244.2 million, (ii) the decrease in inventory level of RMB9.1 million, (iii) the increase in our other payables and accruals of RMB1.9 million, and (iv) the increase in our trade payables of RMB1.2 million, partially offset by the increase in our trade receivables of RMB12.8 million. We also paid income tax in the amount of RMB60.4 million during fiscal 2014.

Net cash generated from operating activities was RMB160.4 million in fiscal 2013. This was primarily attributable to (i) our profit before taxation of RMB176.5 million, (ii) the decrease in our trade receivables of RMB15.9 million, (iii) the increase in our trade payables of RMB5.1 million and (iv) the increase in our other payables and accruals of RMB5.5 million, partially offset by the increase in inventory level of RMB2.2 million. In addition, we paid income tax in the amount of RMB44.4 million during fiscal 2013.

Net cash generated from operating activities was RMB65.3 million in fiscal 2012. This was primarily attributable to (i) our profit before taxation of RMB119.6 million, (ii) the increase in our other payables and accruals of RMB5.3 million and (iii) the increase in our trade payables of RMB6.8 million, partially offset by (i) the increase in our trade receivables of RMB19.4 million and (ii) the increase in inventory level of RMB5.4 million. In addition, we paid income tax in the amount of RMB32.3 million during fiscal 2012.

Investing Activities

Cash used in investing activities is primarily related to acquisition of property, plant and equipment for production and administrative use. Our cash generated from investing activities is primarily related to bank interest received and proceeds from disposal of property, plant and equipment. We experienced net cash outflows from investing activities in the years ended December 31, 2012, 2013 and 2014 and in the six months ended June 30, 2015.

Net cash used in investing activities was RMB0.8 million (US$0.1 million) in the six months ended June 30, 2015, primarily due to purchases of property, plant and equipment in the amount of RMB1.3 million (US$0.2 million), offset by proceeds from disposal of property, plant and equipment of RMB0.4 million (US$0.06 million) and interest received of RMB0.2 million (US$0.03 million).

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Net cash used in investing activities was RMB2.1 million in fiscal 2014, primarily due to purchase of property, plant and equipment in the amount of RMB2.9 million, offset by the proceeds from disposal of property, plant and equipment of RMB0.5 million and interest received of RMB0.4 million.

Net cash used in investing activities was RMB7.2 million in fiscal 2013, primarily due to purchase of property, plant and equipment in the amount of RMB9.4 million, offset by the proceeds from disposal of property, plant and equipment of RMB2.0 million and interest received of RMB0.3 million.

Net cash used in investing activities was RMB10.4 million in 2012, primarily due to purchase of property, plant and equipment in the amount of RMB10.9 million, offset by the proceeds from disposal of property, plant and equipment of RMB0.4 million and interest received of RMB0.2 million.

Financing Activities

Cash generated from financing activities primarily consists of proceeds from capital injection and borrowings from local banks in China. Cash used in financing activities primarily consists of dividend payments and repayment of bank borrowings. We declared and distributed dividends in the years ended December 31, 2012, 2013 and 2014. No dividends were paid in the six months ended June 30, 2015.

Net cash used in financing activities was RMB11.4 million (US$1.8 million) in the six months ended June 30, 2015, which represented repayment of bank borrowings.

Net cash used in financing activities was RMB201.9 million in fiscal 2014, primarily attributable to (i) repayment of bank borrowings of RMB10.0 million and (ii) dividend payment of RMB208.0 million. This was offset by (i) proceeds from new bank borrowings of RMB7.4 million and (ii) the capital injection of RMB8.7 million by our shareholder during the year.

Net cash used in financing activities was RMB75.0 million in fiscal 2013, primarily attributable to (i) repayment of bank borrowings of RMB3.0 million and (ii) dividend payment of RMB75.0 million. This was offset by proceeds from new bank borrowings of RMB3.0 million.

Net cash used in financing activities was RMB53.0 million in fiscal 2012, primarily attributable to (i) repayment of bank borrowings of RMB10.0 million and (ii) dividend payment of RMB54.0 million. This was offset by the proceeds from new bank borrowings of RMB11.0 million.

Capital Expenditures

We have incurred capital expenditures primarily in connection with the acquisition of property, plant and equipment for production and administrative use. Our capital expenditures totaled RMB10.9 million, RMB9.4 million, RMB2.9 million and RMB1.3 million (US$0.2 million) in fiscal 2012, 2013, 2014, and in the six months ended June 30, 2015 respectively. We will continue to make capital expenditures and expect cash generated from our operating activities will meet our capital expenditure needs in the foreseeable future.

We expect to incur the following capital expenditures in 2015 and 2016, primarily from the proceeds of this offering:

•	Addition of new machinery equipment and expand production lines, including replacement of the manual work with automatic equipment to increase productivity and reduce labor cost; and

•	Testing and improving the production lines, in order to increase productivity and maintain product yield and uniqueness.

Contractual Obligations

The following table sets forth our contractual obligations as of June 30, 2015:

	Payment Due by Period
	Total	Total	Less than 1 year	2-5years	More than 5 years
	US$	RMB	RMB	RMB	RMB
Trade payables, other payables and accruals	14,176,061	87,891,575	87,891,575	—	—
Amount due to a director	962,339	5,966,505	5,966,505	—	—
Operating lease obligations	2,807,678	17,407,602	2,820,153	10,084,857	4,502,592
Total	17,946,078	111,265,682	96,678,233	10,084,857	4,502,592

As of June 30, 2015, the operating lease obligations related to our obligations under lease agreements for our plants for production plant, office spaces, and warehouse. We intend to finance the above lease commitments by cash generated from our operating activities.

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Outstanding Indebtedness

As of December 31, 2013, 2014, and June 30, 2015, we had aggregate bank borrowings, consisting of short-term loans, of RMB14.0 million, RMB11.4 million and RMB Nil, respectively. Our fixed-rate borrowings carried an effective interest rate of 7.5% per annum during 2013 and 2014. Our variable-rate borrowings carried an effective interest rate ranging from 6.0% to 8.1% per annum during 2013 and 6.2% per annum during 2014.

As of December 31, 2014:

•	a bank loan of RMB4,000,000, carrying fixed interest at 7.5% per annum and repaid on February 12, 2015, was guaranteed by Mr. Sixing Ding (“Mr. Ding”), our chief executive officer and the general manager of Yiheng and the spouse of Ms. Zhumei Ma (“Ms. Ma”), our controlling shareholder and director, and Fujian Jinjiang Huoxing Shoes Material Co., Ltd. , an unrelated party, up to RMB30 million and RMB10 million, respectively. The loan was obtained pursuant to a revolving credit facility with China Everbright Bank under which we can borrow up to RMB30 million during the term of the facility from December 26, 2013 to December 25, 2014.

•	a bank loan of RMB7,425,000, carrying variable interest at 6.2% per annum as determined by reference to the People’s Bank of China (“PBOC”) benchmark lending rate, repaid on March 4, 2015, was secured by bank deposits of Ms. Ma, Mr. Ding and Mr. Gaodeng Lin, an unrelated party, of RMB2.5 million each.

As of December 31, 2013:

•	a bank loan of RMB4,000,000, carrying fixed interest at 7.5% per annum and renewed on February 13, 2014, was guaranteed by Shishi Saiqi Sports Goods Co., Ltd., an unrelated party, up to RMB10.0 million. The loan was obtained pursuant to a revolving credit facility with China Everbright Bank under which we can borrow up to RMB10 million from September 13, 2012 to September 12, 2013. On December 26, 2013, we obtained a revolving credit facility with China Everbright Bank under which we can borrow up to RMB30 million from December 26, 2013 to December 25, 2014.

•	a bank loan of RMB5,000,000 carrying variable interest at 8.1% per annum as determined by reference to the PBOC benchmark lending rate and repaid on May 12, 2014, was guaranteed by Mr. Ding and Quanzhou Senyu Sports Goods Co., Ltd., an unrelated party, up to RMB20 million. The loan was obtained pursuant to a revolving credit facility with Xiamen Bank under which we could borrow up to RMB20 million during the term of the facility.

•	bank loans of RMB5,000,000, carrying variable interest at 6.0%-7.8% per annum as determined by reference to the PBOC benchmark lending rate, repaid on March 7, 2014, were guaranteed by Mr. Ding up to RMB30 million. The loan were obtained pursuant to a revolving credit facility with China Merchants Bank under which we could borrow up to RMB30 million during the term of the facility.

Inventory Analysis

Inventories primarily consist of raw materials (mainly rubber and plastics), work-in-progress and finished products. We normally purchase the inventories to fulfill the customers’ sales orders and do not keep excessive inventories.

As of June 30, 2015, we had inventories of RMB20.8 million (US$3.4 million). We had inventories of RMB11.2 million, RMB20.3 million and RMB18.1 million as of December 31, 2014, 2013 and 2012, respectively. No allowances for inventory obsolescence were made as of June 30, 2015 and December 31, 2014, 2013 and 2012.

Trade Receivables

Prior to December 31, 2014, we generally extended to our customers credit terms of around 30 – 90 days following their receipt of the delivery of our products. Starting from January 1, 2015, on the request of certain customers, we extended the credit period from 30 days to 120 days. The exact credit terms extended to a specific customer is subject to the review and approval of our senior management, depending on the aggregate amount of credit line granted to such customer and such customer's credit history, purchase volume in the past, payment track record and the length of relationship with us. We monitor the payment status of our customers on a monthly basis and typically stop making any further deliveries to any customer delinquent in its payments until all of its overdue payments have been fully paid. As of December 31, 2014, 2013, and 2012 we had trade receivables of RMB77.7 million, RMB64.8 million and RMB80.7 million, respectively. As of June 30, 2015, we had trade receivables of RMB171.7 million (US$27.7 million), of which RMB75.0 million (US$12.1 million) was attributable to our top three customers.

We make specific provisions based on the management's judgment on the collectability of the outstanding debts. We take into account the credit history and payment track record of our distributors as well as their relationship with us in determining bad and doubtful debt. No provision of bad and doubtful debt was made in the years ended December 31, 2012, 2013 and 2014 and the six months ended June 30, 2015.

Off-Balance Sheet Commitments and Arrangements

We do not have any outstanding off-balance sheet guarantees, interest rate swap transactions or foreign currency forward contracts. We do not engage in trading activities involving non-exchange traded contracts. In our ongoing business, we do not enter into transactions involving, or otherwise form relationships with, unconsolidated entities or financial partnerships that are established for the purpose of facilitating off-balance sheet arrangements for other contractually narrow or limited purposes.

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Restrictions on Cash Transfers to Us

Our operations are primarily conducted in the PRC. All the sales and purchases transactions are denominated in Renminbi. As of December 31, 2012, 2013, 2014 and June 30, 2015, all of our monetary assets and monetary liabilities were denominated in Renminbi.

 All of our bank balances are maintained with financial institutions within the PRC where there is currently no rule or regulation in place for obligatory insurance to cover such bank deposits in the event of bank failure. However, we have not experienced any losses in these financial institutions and we monitor the soundness and the credit ratings of these financial institutions on a periodic basis, and thus we believe we are currently not exposed to any material risks on our bank deposits in bank accounts with these financial institutions.

As a Cayman Islands exempted company and offshore holding company, we are permitted under PRC laws and regulations to provide funding to our wholly foreign-owned subsidiary in China only through loans or capital contributions, subject to the approval of government authorities and limits on the amount of capital contributions and loans.

Renminbi may be converted into foreign exchange for current account items, including interest and trade- and service-related transactions. Our wholly foreign-owned subsidiary may convert Renminbi amounts that it generates in its own business activities into foreign exchange and pay them to their non-PRC parent companies in the form of dividends. However, current PRC regulations permit our wholly foreign-owned subsidiary to pay dividends to us only out of their accumulated profits (which was RMB235,301,237 as of June 30, 2015), if any, determined in accordance with Chinese accounting standards and regulations. Our wholly foreign-owned subsidiary was required to set aside at least 10% of its after-tax profits after making up previous years' accumulated losses each year, if any, to fund certain reserve funds until the total amount set aside reached 50% of its registered capital, which requirement has been met. These reserves are not distributable as cash dividends. Furthermore, capital account transactions, which include foreign direct investment and loans, must be approved by and/or registered with SAFE and its local branches.

Under SAFE regulations, Renminbi is not convertible into foreign currencies for capital account items, such as loans, repatriation of investments and investments outside of China, unless the prior approval of SAFE or its local branches is obtained and prior registration with SAFE or its local branches is made.

Pursuant to the requirements of the Circular of Certain Issues on the Polices of Individual Income Tax (Cai Shui Zi [1994] No. 020) promulgated by the Ministry of Finance and the State Administration of Taxation, for a foreign invested enterprise, the dividends and bonuses received by the overseas individuals from the PRC foreign invested enterprises are temporarily exempted from individual income tax, thereby, a domestic enterprise which has been approved and registered to be a foreign invested enterprise is not required to withhold any individual income tax when distributing dividends to its overseas individual shareholders. As of December 31, 2012, 2013, 2014 and June 30, 2015, we had not recorded any withholding tax on the retained earnings of our foreign invested enterprise in the PRC, since the registered shareholder of Yiheng, until our acquisition of Yiheng in December 2014, was a non-PRC individual and eligible for the exemption. Besides, Yiheng will not be distributing current or past earnings to us. Accordingly, no deferred tax liability has been recognized for the undistributed earnings of our PRC subsidiary as of the end of the reporting periods.

However, subject to preferential tax treatments otherwise set forth by tax treaty, the New EIT Law imposes a withholding tax of 10% on dividends distributed by a foreign-invested enterprise to its immediate holding company outside of China, if such immediate holding company is considered a "non-resident enterprise" or if the received dividends have no connection with the establishment or place of such immediate holding company within China. See "—Taxation." Holding companies in Hong Kong, for example, are subject to a 5% withholding tax rate.

We do not expect any of such restrictions or taxes to have a material impact on our ability to meet our cash obligations.

Quantitative and Qualitative Disclosure About Market Risk

Foreign Exchange Risk

Substantially all of our revenues and expenses are denominated in Renminbi.

Changes in the exchange rate between the U.S. dollar and Renminbi will affect the value of the proceeds from this offering in Renminbi terms. We estimate that we will receive net proceeds of approximately US$29.3 million from this offering, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, based on an assumed initial offering price of US$11.0 per share, the midpoint of the price range shown on the cover page of this prospectus. Assuming that we convert the full amount of the net proceeds from this offering into Renminbi, a 10% appreciation of the Renminbi against the U.S. dollar, from a rate of RMB6.2000 to US$1.00 to a rate of RMB5.6364 to US$1.00, will result in a decrease of RMB16.5 million (US$2.7 million) of the net proceeds from this offering. Conversely, a 10% depreciation of the Renminbi against the U.S. dollar, from a rate of RMB6.2000 to US$1.00 to a rate of RMB6.8889 to US$1.00, will result in an increase of RMB20.2 million (US$3.3 million) of the net proceeds from this offering.

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The value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in the political and economic conditions and foreign exchange policies of China. In July 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. However, the People's Bank of China regularly intervenes in the foreign exchange market to limit fluctuations in Renminbi exchange rates and achieve policy goals. Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Since July 2008, however, the Renminbi has traded within a narrow range against the U.S. dollar. As a consequence, the Renminbi has fluctuated significantly since July 2008 against other freely traded currencies, in tandem with the U.S. dollar. It is difficult to predict how long the current situation may last and when and how Renminbi exchange rates may change going forward. On June 19, 2010, the People’s Bank of China released a statement indicating that it would “proceed further with reform of the RMB exchange rate regime and increase the RMB exchange rate flexibility.” There remains significant international pressure on the PRC government to adopt a substantial liberalization of its currency policy, which could result in a further and more significant appreciation in the RMB’s value against the U.S. Dollar. On March 17, 2014, the People’s Bank of China announced that the RMB exchange rate flexibility increased to 2% in order to proceed further with reform of the RMB exchange rate regime. These could result in a further and more significant floatation in the RMB’s value against the U.S. Dollar. On August 11, 2015, the People's Bank of China has cut the RMB's reference rate by 1.9 percent, sparking the sharpest fall in the currency since the dollar peg ended a decade ago.

Interest Rate Risk

Our exposure to interest rate risk primarily relates to the interest rates for our outstanding debt and the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits and pledged fixed deposits. As of June 30, 2015, we have no outstanding borrowings.

As of December 31, 2014, our total outstanding bank borrowings, consisting of short-term loans, amounted to RMB11.4 million with annual interest rates varying from 6.2% to 7.5%. Assuming the principal amount of the outstanding loans remains the same as of December 31, 2014, a 1% increase in the interest rate on the variable bank borrowings would add RMB0.1 million to our interest expense in 2014. We have not used any derivative financial instruments to manage our interest risk exposure.

Interest-earning instruments carry a degree of interest rate risk. We had bank balances, consisting of cash at bank of RMB142.7 million (US$23.0 million) as of June 30, 2015. Bank interest income was RMB0.2 million (US$0.03 million) for the six months ended June 30, 2015. We have not been exposed, nor do we anticipate being exposed, to material risks due to changes in market interest rates. However, our future interest income may be lower than expected due to changes in market interest rates.

Inflation

Inflation in China has not materially impacted our results of operations in recent years. However, China has recently experienced a significant increase in inflation levels, which may materially impact our results of operations. According to the National Bureau of Statistics of China, the rate of increase in the consumer price index in China was 2.6%, and 2.0% in the year ended December 31, 2013 and 2014, and 1.4% as of June 30, 2015 respectively.

Recent Accounting Pronouncements

We have not applied the following new and revised IFRSs as issued by the IASB that have been issued but are not yet effective in these financial statements. We will apply these new and revised standards, interpretations and amendments in the period of initial application.

Amendments to IFRSs	Annual Improvements to IFRSs 2012-2014 Cycle [3]
IFRS 9	Financial Instruments [1]
IFRS 14	Regulatory Deferral Accounts [2]
IFRS 15	Revenue from Contracts with Customers [4]
Amendments to IFRS 11	Accounting for Acquisitions of Interests in Joint Operations [3]
Amendments to IAS 1	Disclosure Initiative [3]
Amendments to IAS 16 and IAS 38	Clarification of Acceptable Methods of Depreciation and Amortisation [3]
Amendments to IAS 16 and IAS 41	Agriculture: Bearer Plants [3]
Amendments to IAS 27	Equity Method in Separate Financial Statements [3]
Amendments to IFRS 10, IFRS 12 and IAS 28	Investment Entities: Applying the Consolidation Exception [3]
Amendments to IFRS 10 and IAS 28	Sale of Contribution of Assets between an Investor and its Associate or Joint Venture [3]

1. Effective for annual periods beginning on or after January 1, 2018
2. Effective for first annual IFRS financial statements beginning on or after January 1, 2016
3. Effective for annual periods beginning on or after January 1, 2016
4. Effective for annual periods beginning on or after January 1, 2017

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OUR INDUSTRY

Overview of China’s Economy

China's economy has been growing rapidly for decades. According to the National Bureau of Statistics of China, or NBSC, China's gross domestic product, or GDP, grew from RMB34,090 billion in 2009 to RMB63,646 billion (US$10,267 billion) in 2014, representing a compound annual growth rate, or CAGR, of 11.0% during the period. In 2014, the growth rate of China’s GDP was 7.4%. In 2013, the growth rate of China’s GDP was 7.7%, which was steady compared with 2012 (7.7%), although it has slowed down from 2011 (9.3%).

Source: NBSC

In 2010, China became the world’s second largest economy and the disposable income of PRC residents has continuously increased in line with the growth of Chinese economy growth. According to NBSC report, the per capita annual disposable income became RMB20,167 (US$3,253) in 2014, an increase of 10.1% compared with the prior year. In comparison, the disposable income of China’s urban residents increased 7.0 % annually to RMB28,844 (US$4,652) in 2014, while proceeds of rural households advanced 11.2% to RMB9,892 (US$1,595).

The per capita annual disposable income of urban residents in China increased from RMB17,175 in 2009 to RMB28,844 (US$4,652) in 2014, representing a CAGR of 9.0%. In addition, the per capita annual disposable income of rural residents in China increased from RMB5,153 in 2009 to RMB9,892 (US$1,595) in 2014, representing a CAGR of 11.5%.

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Source: NBSC

Overview of the Chinese Athletic Footwear Industry

China is the largest production, exporting and consuming country of footwear in the world. According to the World Footwear 2012 Year Book, China produced approximately 12.9 billion pairs of shoes and accounting for 60.5% of the global production during the year. It also exported 10.2 billion pairs of shoes and dominated the world’s shoe export at 73.1%. In 2011, Chinese footwear consumption became 2.8 billion pairs, which outnumbered the consumption in US.

The Chinese athletic footwear industry has been experiencing strong and consistent growth for the past few years. The market began to evolve after 1980s when international brands started entering into China, which led to new technologies, product designs, features and marketing to the Chinese consumers.

In addition, the PRC government implemented the Nationwide Physical Fitness Program, which encouraged people to participate in different sport activities and continue to promote awareness of good health, exercise and fitness. The government also held a series of high-profile sporting events in China, such as the 2008 Beijing Olympics, the 2009 East Asian Games in Hong Kong, the 2010 Asian Games in Guangzhou and the 2011 World University Games. We believe all of the above contributed to a growing interest in sporting and fitness among citizens, which we believe will help to drive increased demand for sportswear, particularly athletic footwear market.

According to the report of Apparel and Footwear in China, issued by Euromonitor International in 2015 (“Euromonitor Report”), total retail sales for the Chinese sports footwear industry became RMB63.9 billion (US$10.3 billion) in 2014. According to the Euromonitor Report, during 2008 to 2014, the CAGR was 4.3%.

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Source: Apparel and Footwear in China, by Euromonitor International in 2015

Chinese Sports Shoe Sole Industry

Although athletic shoes produced in China are mainly exported, shoe soles are primarily sold domestically as material for producing shoes. Jinjiang, Fujian Province of China is known as “Shoe Capital of China” and being the largest production center of athletic footwear. It is also the headquarters of many well known domestic athletic footwear brands, such as ANTA, Xtep and 361°, etc. Jinjiang has more than 4,000 footwear production companies. We believe this high concentration of industry players has resulted in a reduction of logistic costs.

Most of the sole-producing enterprises located in Jinjiang are the suppliers of OEM factories of international brands and domestic athletic footwear producers, which have dominated the sports shoe sole industry. According to the report from the China Leather and Footwear Industry Research Institute, in 2008, the world demand for sports shoes soles was 7 billion pairs, among which 40% was produced in China. From 2005 to 2008, the CAGR of the sports shoes soles production in China became 17.8%. However, due to change in market, the orders from 2008 to 2012 witnessed slight reduction, with the CAGR being around 8.7%. However, the market commenced recovery in 2013 due to the increasing domestic consumption and the recovery of global economy. According to the China Leather and Footwear Industry Research Institute, the CAGR from 2012 to 2015 is estimated to reach 12.1%, with the production in 2015 reaching 5.6 billion pairs.

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Source: China Leather and Footwear Industry Research Institute

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BUSINESS

Overview

We have been engaged in the business of designing, producing and selling high quality shoe soles used to manufacture sports shoes since 2006. Our shoe soles are designed mainly for sports shoes targeting various famous athletic brands at home and abroad, for example, Li-Ning, 361°, Erke, Anta, Adidas, Reebok, Mizuno and Under Armour.

Our production includes the processing and manufacturing of various components such as:

•	thermoplastic elastomer, or “TPE”;

•	polyurethane, or “PU”;

•	thermoplastic polyurethane, or “TPU”;

•	ethylene vinyl acetate, or “EVA”; and

•	natural or artificial rubber, or “RB”.

All the products are produced in our own manufacturing plants in Jinjiang, Fujian Province, which has a high concentration of athletic footwear industry participants.

Our product range covers all the commonly used sport shoe soles in the market, which allows us to be more adaptive to fulfill customer’s needs and to provide a one-stop solution. To differentiate from many local competitors, which normally produce RB sole products and single-color IP sole products, we have four primary product lines: RB soles; MD soles; single color IP sole products; and dual-color IP sole products. We believe this diversity enhances our ability to serve the increasing quality requirements of our customers.

In addition, we process basic chemicals and other raw materials to make our sole products by using different manufacturing procedures and techniques. Our production capacities are able to satisfy large order quantities at competitive prices and in standardized quantities in a minimal delivery time. After receiving the shoe sole molds from our customers, we are generally able to deliver our products within 20 days. With the funds from this offering, we intend to increase our production capacity by enlarging our production plant and installing additional production lines to serve larger orders from our customers. We expect that additional production capacity will help us meet demand and contribute to revenue growth.

We also concentrate our sales and marketing efforts on larger, internationally recognized athletic wear companies, which we believe will help us grow our business in a predictable and sustainable manner with customers that submit larger purchase orders while maintaining favorable profit margins.

We produced approximately 19 million, 25 million, 32 million pairs of shoe soles in fiscal 2012, 2013 and 2014, respectively, and produced approximately 15 million and 18 million pairs of shoe soles in the six months ended June 30, 2014 and 2015 respectively with currently 20 production lines in MD soles, 15 in RB soles, 12 in single-color IP soles and 16 in dual-color IP soles. The products are sold to sportswear manufacturers that are based primarily in China, including a number of well-known local companies in the athletic wear market, including Lining, 361º, ERKE and Anta as well as certain large scale original equipment manufacturing, or OEM, footwear companies for international athletic brands. In particular, a major customer is Fujian Ching Luh Shoes Co., Ltd. (a subsidiary of Taiwan Ching Luh), which is an OEM footwear company that is a supplier to Adidas, Reebok, Mizuno and Under Armour in Asia. Customers use our sole products as components in the athletic footwear that they sell to end consumers, athletic wear companies and global shoe distributors. In order to be a supplier of shoe components for the top international athletic brands, we enhanced our operating procedures and committed to maintain the highest quality.

Our business has grown rapidly in recent years. Our revenues increased from RMB367.8 million in fiscal 2012 to RMB521.2 million in fiscal 2013, representing an increase of 41.7% over the year. Our profit after taxation increased from RMB86.2 million in fiscal 2012 to RMB128.5 million in fiscal 2013, representing an increase of 49.0% over the year. In fiscal 2014, we achieved revenues of RMB705.0 million, representing an increase of 35.2%, from RMB521.2 million in fiscal 2013. Our profit after taxation increased from RMB128.5 million in fiscal 2013 to RMB178.2 million in fiscal 2014, representing an increase of 38.7% over the year. For the six months ended June 30, 2015, we achieved revenues of RMB379.7 million (US$61.2 million) and profit after taxation of RMB99.0 million (US$16.0 million) compared to revenues of RMB342.0 million and profit after taxation of RMB86.4 million for the six months ended June 30, 2014. We believe our growth has been driven primarily by increasing demand for sports shoes and our efforts on creating new products and enhancing our product performance attributes and design features.

Our Strength

We believe the following competitive strengths have contributed to our strong position in the athletic footwear soles market in China and will continue to drive our future growth.

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One-stop production capability

Our products range covers all the commonly used sport shoe soles in the market, which allows us to be more adaptive to fulfill customer’s needs and to provide a one-stop solution. To differentiate from many local competitors, which normally produce RB sole products and single-color IP sole products, we also supply dual-color IP sole products and MD sole products, which requires higher investment and more advanced techniques. We believe this diversity enhances our ability to serve the increasing quality requirements of our customers.

Advanced production process with our production facilities

Our production capacities are able to satisfy large order quantities at competitive prices and in standardized quantities in a minimal delivery time. After receiving the shoe sole molds from our customers, we are generally able to deliver our products within 20 days. With the funds from this offering, we intend to increase our production capacity by enlarging our production plant and installing additional production lines to serve larger orders from our customers. In order to maintain our quality, we order our raw materials from reliable and authorized vendors in PRC. Our quality control department inspects the raw material upon the receipt from suppliers to ensure the quality. Our technicians mix the raw materials according to a pre-determined formula in order to match our product with different design and usage. These arrangements allow us to have consistent product quality and minimal delivery time and costs while fulfilling our customers’ design. Our production facilities conform with ISO 9001.

Our manufacturing facilities in China are located in Jinjiang, Fujian Province, which is one of the leading shoe and shoe accessories centers in China. According to a research report issued by Hai Tong Security Co., Ltd. in 2010, the PRC government estimated that Fujian-based shoe manufacturing plants produce approximately 1.4 billion pairs of sports shoes each year, constituting approximately 50% of China’s aggregate sports shoe output. Most of our customers are also either headquartered or have significant operations in the greater Jinjiang area, which reduces our logistic costs and provides us with an excellent marketing channel and direct communication with our customers.

We have strong design and development capabilities

We believe that our research and development capabilities allow us to create innovative products that fulfill our customers' need. We are able to create quality customized shoe soles that target international athletic brands in China.

We have established a strong research and development team of 46 employees as of December 31, 2014, and 43 employees as of June 30, 2015. Our team has developed and obtained approval on seven sports shoe soles designs, many of which were used in our production lines.

Although we are currently dependent on a few customers for a majority of our revenues, we are developing a strong and diversified customer base

We have a commitment to maintain high production quality of our products that we believe enable us to establish and maintain long-term business relationships with over 20 customers, many of which are well recognized PRC sportswear companies, such as Li-Ning, 361º, ERKE and Anta, as well as well as certain large scale OEM footwear companies for international athletic brands, such as Fujian Ching Luh Shoes Co., Ltd., which is an OEM footwear company that is a supplier to Adidas, Reebok, Mizuno and Under Armour in Asia. During fiscal 2013, our top five customers accounted for approximately 49.4% of our revenue and our top five customers accounted for approximately 51.1% of our revenue in fiscal 2014. During the six months end June 30, 2015, our top five customers accounted for approximately 66.6% of our revenue. By leveraging overall product quality and focusing on customer satisfaction, we are able to maintain the business relations with not only the OEM factories, but also the international athletic brands. We believe that our diversified and established customer base reduces our exposure to economic downturns and will continue to facilitate our sales efforts to new customers.

We have an experienced management team in the shoe sole industry to support our operations

Our Chief Executive Officer, Mr. Sixing Ding has over 15 years of managerial experience in the athletic footwear sole industry. Prior to joining us as General Manager in 2006, Mr. Ding worked in Jinjiang Huoxing Shoe Material Co., Ltd. (“Huoxing”) for 6 years as General Manager. Huoxing is primarily engaged in design and production of shoe soles and it became a material business component of Multi Sports Holdings Ltd., a public company listed in Malaysia. With a deep knowledge of the industry and market, Mr. Ding has set up a professional team with strong experience and a business network in the athletic footwear sole market. We are committed to attract and retain top management level executives who we believe are and will continue to be the driving force behind our product innovation and growth.

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Our Strategy

We strive to be a leading supplier of high quality, high performance sole products for athletic shoes by pursuing the following growth strategies:

Expand our production capacity

With the proceeds from this offering, we plan to set up additional production lines to increase our production capacity to meet our expectation of growing demand from our customers. In addition, we intend to lease additional plant space in the Jinjiang area, which is close to our current production facilities. We expect that additional production capacity will help us meet demand and contribute to revenue growth.

Broaden our product portfolio

We will continue develop and manufacture new, high-quality products to meet the various product specifications of our customers and broaden the sports shoe soles designs to attract new orders.

Increase sales to large sportswear companies with well-known brands.

We believe that larger global and domestic athletic wear companies with well-known brands will capture greater market share in China’s athletic wear market faster than smaller competitors with less brand recognition. By concentrating our sales and marketing effort on larger, internationally recognized athletic wear companies, we believe that we can grow our business in a predictable and sustainable manner with customers that submit larger purchase orders while maintaining favorable profit margins. Our business strategy is to deepen our relationships with our larger, existing customers and focus our new sales initiatives on new customers with strong brand recognition.

Our Products

Sports shoe soles are made of various materials, such as EVA, RB, PU, TPE, and TPU. The core materials of shoe soles are EVA and RB. The shoe soles can be made by either one of them or in composite form. Our shoe soles are comprised primarily of a midsole and outsole and sometimes include TPU components depending on the shoe’s design and functionality requirements:

Midsole. The midsole is the middle layer of a shoe sole which restricts and controls excessive foot motion and provides cushioning and comfort.

Outsole. The outsole is the treaded bottom layer of a shoe sole which has direct contact with the ground and provides traction, slip-resistance, water-resistance and reduces wear and tear on the midsole.

TPU Components. TPU components are made from thermoplastic polyurethane, which is a plastic with many useful properties, including elasticity, transparency, and resistance to oil, grease and abrasion. TPU components often are attached to shoe soles for both aesthetic purposes and functionality enhancing performance and ergonomic qualities of a shoe. Depending on the design preference of our customers, we often integrate TPU products, which can be dyed various colors, into our soles.

Our final products are the soles for incorporation directly into sports shoes. Our soles include the following categories:

RB Soles

Our RB sole products are made using a combination of artificial and natural rubber which is formed into a single outsole piece and then glued to a midsole. RB soles are slip-resistant and durable. However, such kind of sole provides relatively low cushioning and shock-absorption capabilities as compared to MD or IP soles. Our RB soles are also produced as outsole polymerized with the midsole made by EVA, as composite products for sale.

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MD Soles and IP Soles

Our MD and IP sole products are made by ethylene vinyl acetate, EVA, which is an elastic foam material that contains tiny bubbles and other additives. These sole products are soft, light-weight, durable, flexible, high wear and tear resistant, dimensionally stable, water proof and have anti-slip performance attributes. They are used in sports shoes designed for a wide range of activities, such as running, basketball, tennis and general training. The major differences between MD soles, single-color IP soles and dual-color IP soles depend on the method of production:

Single-Color IP Soles. Single-color IP soles are produced in a single-step injection molding, which has less production process with relatively lower production costs.

Dual-Color IP Soles. As with single -color IP soles, the production of dual-color IP soles also involve a single-step injection molding. However, the molding machine for these soles allows injecting two materials with different densities and colors at the same time. This production technique eliminates the process of gluing, which requires intensive skillful labor, and shortens the production time. It also reduces the usage of glues and other chemicals, which is more environmental friendly.

MD Soles. MD soles involve two steps in production, injection molding and stamping molding. The increased working process enhances the quality of the soles with a greater variety of designs.

Raw Materials and Supplier Relationships

The principal raw materials used in the production of our products are EVA, rubber, TPU, color dyes and other chemical additives. Our major raw materials are sourced suppliers in the PRC located in Quanzhou, Fujian Province, which is close to our production facilities. We rely on various suppliers to ensure timely and stable supply of raw materials at competitive pricing and to prevent any potential disruption of our operations due to shortage of materials. We enter into strategic cooperation agreements with several key suppliers annually regarding the purchase of raw materials for the upcoming year. These agreements set forth the procedures by which raw materials are purchased, but do not require any specific deliverable requirements.

Our top five suppliers for fiscal 2014 were Quanzhou Weiji Commerce Co., Ltd., Quanzhou Huajian Co., Ltd., Fujian Jinrong Commercial Co., Ltd., Quanzhou Sanli Polymer Composites Co., Ltd. and Quanzhou Chemical Light Rubber & Plastics Co. Ltd. For fiscal 2012, 2013, 2014 and the six months ended June 30, 2015, purchases from our top five suppliers accounted for approximately 68.1%, 52.8%, 44.4% and 53.4%, respectively, of our total purchases of raw materials.

We have not experienced significant production disruptions due to a supply shortage from our suppliers, nor have we experienced significant price volatility with respect to our raw materials.

Our Customers

We sell our products directly to sports shoes manufacturers and OEMs footwear companies that manufacture shoes for athletic brands. For the year ended December 31, 2014 and for the six months ended June 30, 2015, we had approximately 40 and 23 customers, respectively which are mainly OEM footwear companies serving both well-known domestic brands such as Li-Ning, 361º, ERKE and Anta as well as international athletic brands. In particular, a major customer is Fujian Ching Luh Shoes Co., Ltd., which is an OEM footwear company that is a supplier to Adidas, Reebok, Mizuno and Under Armour. Customers use our sole products as components in the athletic footwear that they sell to end consumers, athletic wear companies and global shoe distributors. Most of our customers are either headquartered or have their manufacturing facilities in Fujian Province. We believe our proximity to our customers lowers our shipping and transportation costs and provides us an effective communication channel with our customers, which allows us to promptly respond to customers’ demands, including changing of their designs and specifications.

We do not have long terms contracts with our customers. We receive the sales orders from our customers throughout the year. We assess the credibility of our customers based on the company's size, quantities on purchase order. We provide credit terms to our customers ranging from 30 days to 120 days. For fiscal 2012, our largest customers, Fujian Ching Luh Shoes Co., Ltd., Fujian Hongxing Erke Sports Goods Co. Ltd., 361Degrees (Fujian) Sports Goods Co., Ltd. and Longjeng Industry And Trade Co. Ltd accounted for approximately 17.0%, 12.2%, 10.1% and 10.0% of our total revenues, respectively. For fiscal 2013, our largest customers, Fujian Ching Luh Shoes Co., Ltd. and Fujian Hongxing Erke Sports Goods Co. Ltd., accounted for approximately 14.4% and 11.1% of our total revenues, respectively. For fiscal 2014, our largest customers, Fujian Ching Luh Shoes Co., Ltd. and Fujian Hongxing Erke Sports Goods Co. Ltd., accounted for approximately 14.8% and 13.4% of our total revenues, respectively. For the six months ended June 30, 2015, our largest customers, Fujian Ching Luh Shoes Co., Ltd., and Fujian Province Xinlu Sport Goods Co., Ltd. accounted for approximately 25.2%, and 15.1% of our total revenue, respectively. We did not have any other customer accounting for 10% or more of our total revenues in fiscal 2012, 2013 and 2014, and the six months ended June 30, 2015.

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Our Sales and Marketing Efforts

Our sales and marketing team intend to maintain good relationships with our customers by inviting existing and potential customers to visit our premises in order to allow us to obtain feedback and enquiries directly. We also invite the representatives of certain international athletic brands to visit and inspect our production environment to promote ourselves. Our sales and marketing expenditures were RMB0.8 million, RMB2.8 million, RMB2.9 million and RMB1.7 million (US$0.3 million) for the years ended December 31, 2012, 2013, 2014 and six months ended June 30, 2015, respectively.

Competition

The athletic footwear industry is keenly competitive in the PRC due to rapid changes in technology and consumer preferences. The athletic footwear industry is highly fragmented in China with numerous companies of various sizes providing different kind of footwear. We believe that we are one of a few companies in China that offers a wide range of sole products which can be used on a wide variety of sports shoes. Our direct competition primarily comes from various shoe sole production companies in China, such as Multi Sports Holding Ltd., Victory New Materials Limited Company, Fenghua SoleTech AG, Tai Ya Shoes Co., Ltd., Mao Tai (Fujian) Soles Co., Ltd. and Xing Quan International Sports Holdings Limited.

We compete with our competitors by satisfying large quantity orders with competitive prices and standardized quantities in a minimal delivery time. Our experienced management team continually evaluates our production process and develops innovative products that simultaneously offer customers high quality, innovative and cost-saving products.

Research and Development

We believe that creativity and innovation are critical elements of success in the athletic footwear industry and that we must continue to develop new sole products with higher performance and functions. As of June 30, 2015, we had a strong research and development team of 43 full-time employees and we incurred research and development expenses of approximately RMB4.2 million, RMB5.2 million, RMB8.0 million and RMB4.3 million (US$0.7 million) for the years ended December 31, 2012, 2013, 2014 and six months ended June 30, 2015, respectively. We will continue to focus on research and development in the future in order to remain competitive and innovative.

Our research and development focus is primarily on creating enhanced designs and features of products. Our recent efforts created the following new products that enriched our product ranges and designs:

•	EMS soles – soles that are extra soft, light and wear-resistant.

•	High-elastic wear-resistant soles - soles with high elastic and resistant features.

•	Luminous elastic soles – elastic soles that will be luminous in the dark after absorbing light.

•	Luminous rubber soles – rubber soles that will be luminous in the dark after absorbing light.

•	Luminous combined soles – combined rubber and IP soles that will be luminous in the dark after absorbing light.

•	Luminous MD soles – the MD soles that will be luminous in the dark after absorbing light.

•	One-step mold pressing soles – integrally molded soles that produce the midsole and outsole together.

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Employees

As of June 30 2015, we had a total of 1,903 employees, all of whom are full-time employees. The following table sets forth the number of our full-time employees by function.

Function	Number of Employees
Management and Corporate	114
Production	1,740
Research and Development Department	43
Sales and Marketing	6
Total	1,903

Our employees in China participate in a state pension plan organized by Chinese municipal and provincial governments. We are required to contribute monthly to the plan at the rate of 18% of the average monthly salary. In addition, we are required by Chinese law to cover employees in China with various types of social insurance, which total approximately 9.7% of the average monthly salary. We believe that we are in material compliance with the relevant PRC laws.

Intellectual Property

Patents

We have registered in the PRC the patents for the model and design of the following products as of July 31, 2015:

No.	Title	Patent No.	Grant Date	Expiration Date	Registrant

1.	EMS soles	201420170625.8	October 1, 2014	April 10, 2024	Jinjiang Yiheng Shoes Material Co., Ltd.
2.	Luminous RB soles	201420170617.3	October 1, 2014	April 10, 2024	Jinjiang Yiheng Shoes Material Co., Ltd.
3.	Luminous combined soles	201420171857.5	October 1, 2014	April 10, 2024	Jinjiang Yiheng Shoes Material Co., Ltd.
4.	Luminous MD soles	201420170633.2	October 1, 2014	April 10, 2024	Jinjiang Yiheng Shoes Material Co., Ltd.
5.	EM sole	201420170668.6	November 5, 2014	April 10, 2024	Jinjiang Yiheng Shoes Material Co., Ltd.
6.	Luminous sole	201420404398.0	November 19, 2014	July 22, 2024	Jinjiang Yiheng Shoes Material Co., Ltd.
7.	Integrally molded rubber insole	201420175666.6	March 4, 2015	April 10, 2024	Jinjiang Yiheng Shoes Material Co., Ltd.

The patents for other product models and designs are under application, although we cannot predict when, or if, we will be granted such patents.

Trademarks

We have been granted the following trademarks as of July 31, 2015:

No.	Trademark	No.	Grant Date	Expiration Date	Registrant

1.		7507239	0414-2012	0413-2022	Jinjiang Yiheng Shoes Material Ltd.

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Except as set forth above, our business or profitability is not materially dependent on any other trademarks, patents, grant of licenses from third parties, new manufacturing processes or other intellectual property rights.

Insurance

We maintain insurance coverage for our equipment, raw materials and inventory. However, as is typical in China, we do not maintain general product liability insurance, business interruption insurance or third-party insurance.

As required by regulations in China, we participate in various employee social insurance plans that are administered by municipal and provincial governments, including housing, pension, medical insurance and unemployment insurance. We are required under relevant PRC laws to make contributions to the social insurance plans at specified percentages of the total salaries of our employees, up to a maximum amount specified by the relevant local governments from time to time.

Facilities

We currently lease all of the properties we use to operate our business. Our headquarters and production facilities are located in Jinjiang, Fujian Province of China, where we lease a total floor area of approximately 18,600 square meters. The lease terms on our facilities expire between August 31, 2015 to June 30, 2022. Our production facilities have an annual production capacity of 44 million pairs of sport shoe soles, of which, during 2014, we utilized approximately 32 million pairs of such capacity.

Environmental Matters

We are required to fulfill all regulations related to environmental protection since we are a sole producer in China. We use different kind of chemicals in our operations and the emissions produced during the process could pose environmental risks. We have implemented various pollution control regulations with respect to noise, water and air pollution and the disposal of waste and hazardous materials in our manufacturing plant, including, China’s Environmental Protection Law, Law of the People’s Republic of China on Appraising of Environment Impacts, China’s Law on the Prevention and Control of Water Pollution and its implementing rules, China’s Law on the Prevention and Control of Air Pollution and its implementing rules, China’s Law on the Prevention and Control of Solid Waste Pollution, and China’s Law on the Prevention and Control of Noise Pollution.

We are subject to periodic inspections by local environmental protection authorities. We believe that we are in compliance with the relevant PRC environmental laws and regulations. We are not currently subject to any pending actions alleging any violations of applicable PRC environmental laws.

Legal Proceedings

We are not currently a party to any material legal proceeding or investigation, and, to our knowledge, there are no material legal proceedings threatened against us. From time to time, we may be subject to various claims and legal actions arising in the ordinary course of business.

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REGULATION

We are located in China, which we are subject to all China’s national and local laws and regulations, including those related to environmental protection, foreign currency, property ownership and taxation.

We believe that we are in material compliance with all registrations and requirements for the issuance and maintenance of all licenses required by the local authority and all license fees and filings.

Foreign Investment in the PRC

On March 10, 2015, The National Development and Reform Commission and the Ministry of Commerce published the sixth revision to the Catalogue of Industries for Guiding Foreign Investment (the “Catalogue 2015”), which became effective on April 10, 2015. The Catalogue of Industries for Guiding Foreign Investment (the “Catalogue”), initially published by the PRC government in 1995, divided the industries for foreign investment in the PRC into the following categories: (i) “encouraged”, (ii) “permitted”, (iii) “restricted” and (iii) “prohibited”. The Catalogue 2015 mainly reduces the items under the “restricted” category, and modifies the items under the “encouraged” category. The Company’s production of shoe soles falls within the “permitted” category of the Catalogue, which will not be affected by the revisions of Catalogue 2015.

Foreign Currency Control and Administration

Foreign exchange in China is primarily regulated by the Regulations on Foreign Exchange Administration promulgated in 1996 and amended in 2008 by the State Council of the PRC, and the Regulations on the Administration of Settlement, Sale and Payment of Foreign Exchange promulgated in 1996 by the PBOC.

Under the Regulations on Foreign Exchange Administration, RMB is convertible for current account items, including distributing dividends, making interest payments, and engaging in trade and service-related foreign exchange transactions. Conversion of RMB into foreign currency for capital account items, such as direct investment, loans, investment in securities and repatriation of funds, however, is still subject to SAFE’s approval. Under the Regulations on Foreign Exchange Administration, foreign-invested enterprises may only buy, sell and remit foreign currencies at banks authorized to conduct foreign exchange transactions after providing valid commercial documents and, in the case of capital account item transactions, only after obtaining approval from SAFE.

Under the Regulations on Foreign Exchange Administration, foreign invested enterprises must complete the foreign exchange registration and obtain the registration certificate. We have complied with these requirements. The profit repatriated to the foreign investors from the foreign invested enterprises, however, is not subject to the approval of the foreign exchange authority, because it is a current account item transaction.

Future fluctuations in foreign exchange rates and government control of currency conversion may adversely affect our financial condition and results of operations, and our ability to remit dividends. Most of our revenue and expenditures are denominated in RMB, which is currently not a freely convertible currency. We will require foreign currencies for dividend payment, if any, to our shareholders. We will therefore be exposed to foreign currency fluctuations.

The value of the RMB against the U.S. Dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. Historically, the conversion of RMB into foreign currencies, including U.S. Dollars, has been based on rates set by the People’s Bank of China. On July 21, 2005, the PRC government changed its policy of pegging the value of the RMB to the U.S. Dollar. Under the new policy, the RMB is permitted to fluctuate within a band against a basket of certain foreign currencies. On June 19, 2010, the People’s Bank of China released a statement indicating that it would “proceed further with reform of the RMB exchange rate regime and increase the RMB exchange rate flexibility.” There remains significant international pressure on the PRC government to adopt a substantial liberalization of its currency policy, which could result in a further and more significant appreciation in the RMB’s value against the U.S. Dollar. On March 17, 2014, the People’s Bank of China announced that the RMB exchange rate flexibility increased to 2% in order to proceed further with reform of the RMB exchange rate regime. This could result in a further and more significant floatation in the RMB’s value against the U.S. Dollar. On August 11, 2015, the People's Bank of China cut the RMB's reference rate by 1.9 percent, sparking the sharpest fall in the currency since the dollar peg ended a decade ago. Any appreciation of the RMB will increase the value of, and any dividends payable on, our shares in foreign currency terms. Conversely, any depreciation of the RMB will decrease the value of, and any dividends payable on, our shares in foreign currency terms.

Regulation of Income Taxes

On March 16, 2007, the National People’s Congress, the Chinese legislature, passed the new Enterprise Income Tax Law, or the EIT Law, which became effective on January 1, 2008. The EIT Law applies a unified enterprise income tax, or EIT, rate at 25% to both foreign-invested enterprises and domestic invested enterprises. According to a provision of the Notice on Transitional Preferential Policies of Enterprise Income Tax published by the State Council, enterprises that are subject to an EIT rate below 25% may continue to enjoy such lower rate which will be gradually transitioned to the new EIT rate within five years of the effective date of the EIT Law, and enterprises that are currently entitled to exemptions from, or reductions in, applicable EIT for a fixed term may continue to enjoy such treatment until the fixed term expires.

In accordance with the EIT Law, our applicable tax rate is 25% during the reporting periods set forth in our financial statements included in this prospectus. We currently do not qualify for any tax exemption, reduction or other preferential tax treatments.

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Dividend Distribution

According to the Income Tax Law and its implementation rules, dividends receivable by non-resident enterprises in the PRC from PRC enterprises are subject to withholding tax at a rate of 10%, unless reduced by tax treaties or arrangements, for profits earned since January 1, 2008. In addition, under the Sino Hong Kong Double Tax Arrangement and its relevant regulations, a qualified Hong Kong tax resident will be liable for withholding tax at the rate of 5% for dividend income derived from the PRC if the Hong Kong tax resident is the "beneficial owner" and holds 25% or more of the equity interests of the PRC enterprises.

Pursuant to the requirements of the Circular of Certain Issues on the Polices of Individual Income Tax (Cai Shui Zi [1994] No. 020) promulgated by the Ministry of Finance and the State Administration of Taxation, for a foreign invested enterprise, the dividends and bonuses received by the overseas individuals from the PRC foreign invested enterprises are temporarily exempted from individual income tax, thereby, a domestic enterprise which has been approved and registered to be a foreign invested enterprise is not required to withhold any individual income tax when distributing dividends to its overseas individual shareholders.

We had not recorded any withholding tax on our retained earnings, since the registered shareholder of Yiheng until our acquisition of Yiheng in December 2014 was an overseas individual shareholder and eligible for the temporary exemption. Besides, Yiheng will not be distributing current or past earnings to us. Accordingly, no deferred tax liability has been recognized for the undistributed earnings of our PRC subsidiary as of the end of the reporting periods.

Regulations Relating to Product Quality and Consumer Protection

Manufacturers and vendors of defective products in the PRC may incur liability for loss and injury caused by such products. Under the General Principles of the Civil Laws of the PRC, which became effective on January 1, 1987, a defective product which causes property damage or physical injury to any person could subject the manufacturer or retailer of such product to civil liability for such damage or injury.

In 1993, relevant provisions under the General Principles of the Civil Laws of the PRC was further supplemented by the Product Quality Law, as amended in 2009, and the Law on the Protection of the Rights and Interests of Consumers, as amended in 2013, which were enacted to protect the legitimate rights and interests of end-users and consumers and to strengthen the supervision and control of the quality of products. Under these laws, if products purchased by consumers do not have the required function, do not conform to the standards specified in the products or on the package, or do not conform to the quality standards as indicated by samples or manuals, the sellers will be responsible for the repair, exchange, or refund of the purchase price of the sub-standard products and for the compensation to the consumers for their losses (if any). However, in the event that the producers are held liable for the sub-standard products, the sellers are entitled to seek reimbursement from the producers for compensation paid by the sellers to the consumers. If the products are defective and cause any personal injuries or damage to assets, the consumer has the option to claim compensation from the producer or seller. Sellers who have already compensated the consumers are entitled to claim reimbursement from the producers who should bear the liability.

Regulations Relating to Production Safety

The PRC Production Safety Law, which took effect from November 1, 2002, as amended on August 31, 2014, is the principal law governing the supervision and administration of production safety in the PRC. Pursuant to the PRC Production Safety Law, production and operating enterprises are required to establish internal safety systems and regulations, set up internal organization or appoint responsible personnel for safety affairs, to provide necessary safe working conditions and to strictly follow the State or industrial standards in relation to safe production. Enterprises which do not satisfy the facilities and conditions required under the laws and the State or industrial standards are not allowed to start or continue their production or operation activities. Enterprises are also required to set up obvious safety caution signals on those production or operation sites, facilities or equipment where there is a material potential risk for safety and shall further provide protective uniforms and personal care products to the field employees for their personal protection. Violation of the PRC Production Safety Law may result in the imposition of fines, penalties, suspension of operations, order to cease operations, or even criminal liabilities in severe cases.

Regulations Relating to Labor Laws

The principal labor laws and regulations in the PRC include the PRC Labor Law, the PRC Labor Contract Law and the Implementation Regulations of the PRC Labor Contract Law. Pursuant to the PRC Labor Law and the PRC Labor Contract Law, employers must enter into written labor contracts with full-time employees. Employers must pay their employee wages equal to or above local minimum wage standards, establish labor safety and workplace sanitation systems, comply with government labor rules and standards and provide employees with appropriate training regarding workplace safety. In addition, the PRC Labor Contract Law imposes more stringent requirements on employers with regard to, among others, severance payment and non-fixed-term employment contracts, time limits for probation periods, as well as the duration and the times that an employee can be placed on a fixed-term employment contract. Violations of the PRC Labor Contract Law and the PRC Labor Law may result in liabilities to employees and subject employers to administrative sanctions including fines or, in the case of serious violations, criminal liability by the responsible person.

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On October 28, 2010, the National People's Congress promulgated the PRC Social Insurance Law, which became effective on July 1, 2011. In accordance with the PRC Social Insurance Law and other relevant laws and regulations, a mandatory social insurance system in China consists of basic pension insurance, basic medical insurance, work-related injury insurance, unemployment insurance and maternity insurance. An employer shall pay the social insurance for its employees in accordance with the rates provided under relevant regulations and shall withhold the social insurance that should be assumed by the employees. The authorities in charge of social insurance may request an employer's compliance and impose sanctions if such employer fails to pay and withhold social insurance in a timely manner. Under the Regulations on the Administration of Housing Funds effective in 1999, as amended in 2002, PRC companies must register with applicable housing fund management centers and establish a special housing fund account in an entrusted bank. Both PRC companies and their employees are required to contribute to the housing funds.

Regulations Relating to Environmental Protection

Our operations and properties are subject to PRC environmental protection laws and regulations, including the Environmental Protection Law, the Law on the Prevention and Control of Water Pollution, the Law on the Prevention and Control of Atmospheric Pollution, the Law on the Prevention and Control of Environmental Noise Pollution, the Law on the Prevention and Control of Environment Pollution by Solid Waste, the Administrative Regulations on Environmental Protection for Construction Project and the Administrative Regulations on Levy and Utilization of Sewage Charge. These environmental laws and regulations govern a broad range of environmental matters, including air pollution, noise emissions, sewage and waste discharge.

In accordance with the Environmental Protection Law, enterprises that discharge contaminants must register with the relevant environmental protection authorities. In accordance with the Law on the Prevention and Control of Water Pollution, enterprises which discharge waste water shall obtain waste discharge permits. The Administrative Regulations on Environmental Protection for Construction Projects require an environmental impact assessment system for construction projects. An environmental impact assessment report/form or an environmental registration form must be submitted to, and approved by, the relevant environmental protection government authorities before the commencement of construction of the project. After the completion of a construction project, the environmental protection facilities for the project must pass an environmental acceptance inspection by the relevant environmental protection government authority before the completed project can commence operations.

Regulations on Intellectual Property Rights

China has enacted various laws and regulations relating to the protection of intellectual property rights, including trademarks, patents and copyrights. China is a signatory to some main international conventions on the protection intellectual property rights and became a member of the Agreement on Trade Related Aspects of Intellectual Property Rights upon its accession to the World Trade Organization in December 2001.

The National People's Congress adopted the Patent Law in 1984, and amended it in 1992, 2000 and 2008. The purpose of the Patent Law is to protect lawful interests of patent holders, encourage invention, foster applications of invention, enhance innovative capabilities and promote the development of science and technology. To be patentable, invention or utility models must meet three conditions: novelty, inventiveness and practical applicability. Patents cannot be granted for scientific discoveries, rules and methods for intellectual activities, methods used to diagnose or treat diseases, animal and plant breeds, substances obtained by means of nuclear transformation or a design which has major marking effect on the patterns or colors of graphic print products or a combination of both patterns and colors. The Patent Office under the State Intellectual Property Office is responsible for receiving, examining and approving patent applications. A patent is valid for a term of twenty years in the case of an invention and a term of ten years in the case of utility models and designs. A third party user must obtain consent or a proper license from the patent owner to use the patent. Otherwise, the use constitutes an infringement of patent rights.

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MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information regarding our executive officers and directors as of April 15, 2015.

Name	Age	Position
Sixing Ding	47	Chairman and Chief Executive Officer
Zhumei Ma	46	Director
Clarence Lee	51	Chief Financial Officer
Helen Hsu	44	Director
William J. Sharp	73	Director
Jin Ye	36	Director

Set forth below is biographical information about each of the individuals named in the tables above:

Sixing Ding, Chairman and Chief Executive Officer. Mr. Sixing Ding has been our chairman and chief executive officer since February 2015. Mr. Ding founded Yiheng and has been Yiheng’s general manager since 2006. Prior to 2006, Mr. Ding worked in Jinjiang Huoxing Shoe Material Co., Ltd. (“Huoxing”) for 6 years as General Manager. Huoxing is primarily engaged in design and production of shoe soles and it became a material business component of Multi Sports Holdings Ltd., a public company listed in Malaysia. Mr. Ding is the spouse of Ms. Ma.

Zhumei Ma, Director. Ms. Zhumei Ma has been a director since our incorporation in December 2014. Ms. Ma has served as assistant general manager of Yiheng since 2006. In this role, Ms. Ma (i) worked with banks to secure financing to support the company's working capital needs, (ii) organized shareholder meetings, (iii) assisted the CEO in developing overall strategies and establishing operational goals, (iv) managed human resources and recruited key product experts and managerial talents, and (v) developed policies and procedures to establish best practices and meet the high standard of international customers. Ms. Ma is the spouse of Mr. Ding.

Clarence Lee, Chief Financial Officer. Mr. Clarence Lee has been Chief Financial Officer since May 2015. From August 2004 to April 2010, Mr. Lee served as Area Treasurer for Otis Elevators North Asia Pacific Area Headquarters. From February 2011 to December 2013, Mr. Lee served as General Manager – Business Control of Giti Tire Group. Mr. Lee has over 25 years’ experience in accounting.  Mr. Lee graduated from East London University, United Kingdom with a bachelor's degree in finance and accounting and from Manchester Business School, United Kingdom with a master’s degree in business administration.  Mr. Lee is a fellow member of The Association of Certified Chartered Accountants and a member of Hong Kong Institute of Certified Public Accountants.  He has held various financial positions in Philips Electronics, Otis Elevators and Giti Tire in Asia.

Helen Hsu, Director. Ms. Helen Hsu has been a director since February 2015. Ms. Hsu has over 20 years’ experience in accounting. Ms. Hsu graduated from The Chinese University of Hong Kong with a bachelor degree in business administration. Ms. Hsu had been working with Ernst & Young for 18 years and was a partner of Ernst & Young before she retired from the firm in February 2011. Ms. Hsu is a fellow member of the Hong Kong Institute of Certified Public Accountants and a member of the American Institute of Certified Public Accountants. Ms. Hsu is currently an independent non-executive director of Perfect Shape (PRC) Holdings Limited, Branding China Group Limited, Richly Field China Development Limited, TCL Display Technology Holdings Limited and China Kingstone Mining Holdings Limited. Ms. Hsu is also an independent director of SGOCO Group, Ltd., the shares of which are listed on the NASDAQ Stock Market.

William J. Sharp, Director. Mr. William Sharp has been a director since March 2015. Since 2001, Mr. Sharp has served as President of Global Industrial Consulting, a consulting firm. From 1964 to 2000, Mr. Sharp served at Goodyear Tire and Rubber Company in various capacities, including President of the North American Tire division, President of the Global Support Operations and President of its Europe, Middle East and Africa division. Mr. Sharp is also a director of Xingda International Holdings Limited, China Zenix Auto International Limited, Ferro Corp. and Acquity Group. Mr. Sharp received a B.S. from Ohio State University.

Jin Ye, Director. Ms. Jin Ye has been a director since March 2015. Ms. Ye has over 10 years’ experience in legal affairs. Since 2014, Ms. Ye has been an attorney with the Longan law firm in Shanghai. Ms. Ye provides legal counsel to a number of large and medium-sized enterprises with activities ranging from computer network, food, medicine, construction and real estate.

Employment Agreements

In May 2015, we entered into an employment agreement with Mr. Lee expiring May 1, 2017 pursuant to which Mr. Lee agreed to serve as our chief financial officer. The employment agreement provides for an annual base salary of US$160,000. Pursuant to the employment agreement, once we complete our initial public offering and if Mr. Lee is providing service to us on the six-month anniversary, twelve-month anniversary, eighteen-month anniversary and two year anniversary of the effective date of the employment agreement (each a “Share Payment Date”), then on such Share Payment Date Mr. Lee will be issued a grant of our ordinary shares equal to US$20,000 divided by the closing share price of the ordinary shares on the Share Payment Date on the U.S. national stock exchange on which the ordinary shares are then listed.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2014, aggregate compensation expenses for our directors and executive officers amounted to approximately RMB366,686. Our PRC subsidiary is required by law to make contributions equal to certain percentages of each employee's salary for his or her retirement benefit, medical insurance benefits, housing funds, unemployment and other statutory benefits. For the fiscal year ended December 31, 2014, we contributed an aggregate of approximately RMB71,675 for retirement benefit, medical insurance benefits, housing funds, unemployment and other statutory benefits for our directors and executive officers.

For the six months ended June 30, 2015, aggregate compensation expenses for our directors and executive officers amounted to approximately RMB422,352 (US$68,122), and we contributed an aggregate of approximately RMB36,680 (US$5,916) for retirement benefit, medical insurance benefits, housing funds, unemployment and other statutory benefits for our directors and executive officers.

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Director Independence

The rules of the NASDAQ Stock Market LLC, or NASDAQ Rules, require a majority of a listed company’s board of directors to be composed of independent directors within one year of listing. In addition, the NASDAQ Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Under the NASDAQ Rules, a director will only qualify as an independent director if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ Rules also require that audit committee members satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In considering the independence of compensation committee members, the NASDAQ Rules require that our board of directors must consider additional factors relevant to the duties of a compensation committee member, including the source of any compensation we pay to the director and any affiliations with the company.

In May 2015, our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that each of our directors, with the exception of Mr. Ding and Ms. Ma, is an independent director as defined under the NASDAQ Rules.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. Each of these committees will operate under a charter that will be approved by our board of directors prior to this offering.

Audit Committee. Our audit committee will consist of at least three directors, all of whom must be independent directors. The members of the audit committee are Helen Hsu, William J. Sharp and Jin Ye. Ms. Hsu will chair the committee. The audit committee consists exclusively of directors who are financially literate. In addition, our board has determined Ms. Hsu to be an “audit committee financial expert” as defined by the SEC’s rules and regulations. Our board has determined that all members satisfy the independence standards for such committee established by the Securities and Exchange Commission, or SEC, and the NASDAQ Rules, as applicable.

The audit committee responsibilities include:

•	overseeing the compensation and work of and performance by our independent auditor and any other registered public accounting firm performing audit, review or attestation services for us;

•	engaging, retaining and terminating our independent auditor and determining the terms thereof;

•	assessing the qualifications, performance and independence of the independent auditor;

•	evaluating whether the provision of permitted non-audit services is compatible with maintaining the auditor’s independence;

•	reviewing and discussing the audit results, including any comments and recommendations of the independent auditor and the responses of management to such recommendations;

•	reviewing and discussing the annual and quarterly financial statements with management and the independent auditor;

•	producing a committee report for inclusion in applicable SEC filings;

•	reviewing the adequacy and effectiveness of internal controls and procedures;

•	establishing procedures regarding the receipt, retention and treatment of complaints received regarding the accounting, internal accounting controls, or auditing matters and conducting or authorizing investigations into any matters within the scope of the responsibility of the audit committee; and

•	reviewing transactions with related persons for potential conflict of interest situations.

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Compensation Committee. Our compensation committee will consist of at least three directors, all of whom must be independent directors. The members of the Compensation Committee are William J. Sharp, Helen Hsu and Jin Ye. Mr. Sharp will chair the committee. Our board has determined that all members satisfy the independence standards for such committee established by the SEC and the NASDAQ Rules, as applicable. The committee has primary responsibility for:

•	reviewing and recommending all elements and amounts of compensation for each executive officer, including any performance goals applicable to those executive officers;

•	reviewing and recommending for approval the adoption, any amendment and termination of all cash and equity-based incentive compensation plans;

•	once required by applicable law, causing to be prepared a committee report for inclusion in applicable SEC filings;

•	approving any employment agreements, severance agreements or change of control agreements that are entered into with the CEO and certain executive officers; and

•	reviewing and recommending the level and form of non-employee director compensation and benefits.

Nominating and Governance Committee. The Nominating and Governance Committee will consist of at least three directors. The members of the Nominating and Governance Committee are William J. Sharp, Helen Hsu and Jin Ye. Mr. Sharp will chair the committee. . The Nominating and Governance Committee’s responsibilities include:

•	recommending persons for election as directors by the stockholders;

•	recommending persons for appointment as directors to the extent necessary to fill any vacancies or newly created directorships;

•	reviewing annually the skills and characteristics required of directors and each incumbent director’s continued service on the board;

•	reviewing any stockholder proposals and nominations for directors;

•	advising the board of directors on the appropriate structure and operations of the board and its committees;

•	reviewing and recommending standing board committee assignments;

•	developing and recommending to the board Corporate Governance Guidelines, a Code of Business Conduct and Ethics and other corporate governance policies and programs and reviewing such guidelines, code and any other policies and programs at least annually;

•	making recommendations to the board as to determinations of director independence; and

•	making recommendations to the board regarding corporate governance based upon developments, trends, and best practices.

The Nominating and Governance Committee will consider stockholder recommendations for candidates for the board of directors.

Duties of Directors

Under Cayman Islands law, our directors have a duty of loyalty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association. A shareholder may have the right to seek damages in our name if a duty owed by our directors is breached. You should refer to "Description of Share Capital—Differences in Corporate Law" for additional information on our standard of corporate governance under Cayman Islands law.

Terms of Directors and Officers

Pursuant to our memorandum and articles of association, our officers will be elected by and serve at the discretion of the board. Our directors are not subject to a term of office and hold office until such time as they resign or are removed from office by resolution of our shareholders. A director will be removed from office automatically if, among other things, the director becomes bankrupt or makes any arrangement or composition with his creditors, or becomes physically or mentally incapable of acting as director.

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RELATED PARTY TRANSACTIONS

During the fourth quarter of 2014 and in the first six months of 2015, our director and shareholder, Ms. Ma, has advanced us approximately RMB6,000,000 (US$962,300) that we have utilized to pay expenses in connection with this offering. These advances have been made on an interest-free basis and we intend to repay the advances with the proceeds from this offering. We entered into a written agreement on May 1, 2015 with respect to the foregoing advancements. We may borrow additional funds from Ms. Ma pending completion of this offering on the same terms.

As of December 31, 2014, Mr. Ding (a) had guaranteed a bank loan of RMB4,000,000 matured and repaid on February 12, 2015; and (b) had secured (along with his spouse Ms. Ma) by bank deposits of RMB2,500,000 each, a bank loan of RMB7,425,000 matured and repaid on March 4, 2015. As of December 31, 2013, Mr. Ding (a) had guaranteed bank loans of RMB5,000,000 that were repaid on May 12, 2014, and (b) had guaranteed bank loans of RMB5,000,000 that were repaid on March 7, 2014. As of December 31, 2012, Mr. Ding had guaranteed bank loans of RMB5,000,000 that were repaid during 2013.

Max Regal was incorporated in Hong Kong on September 29, 2014 to become the holding company of Yiheng. In December 2014, Max Regal acquired all the equity in Yiheng at a cash consideration of HK$16 million (US$2.6 million), which was based on the paid up capital of Yiheng, from Mr. Yik Chun Hung on behalf of Ms. Ma and other investors. According to the share acquisition agreement, Mr. Yik Chun Hung on behalf of Ms. Ma and other investors should repay HK$16 million (US$2.6 million) to Max Regal.

PRINCIPAL SHAREHOLDERS

The following table sets forth information, as of September 1, 2015, regarding beneficial ownership of our common stock by:

•	each of our directors;

•	each of our executive officers;

•	all directors and executive officers as a group; and

•	each person, or group of affiliated persons, known by us to beneficially own more than five percent of our shares of common stock.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned After This Offering
	Number of Shares	Percent	Number of Shares	Percent
Directors and Executive Officers:
Sixing Ding (1)	12,825,000	85.5%	12,825,000
Zhumei Ma (1)	12,825,000	85.5%	12,825,000
Clarence Lee	-	-	-	-
Helen Hsu	-	-	-	-
William J. Sharp	-	-	-	-
Jin Ye	-	-	-	-
Principal Shareholders:
Green Ray Trading Limited (1)	12,825,000	85.5%	12,825,000

(1)	The shares in the table are held by Green Ray Trading Limited. Ms. Zhumei Ma is the shareholder of Green Ray Trading Limited and has voting and dispositive power over the shares. Ms. Ma is the spouse of Mr. Sixing Ding.

As of the date of this prospectus, none of our outstanding ordinary shares are held by record holders in the United States. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

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DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and Companies Law of the Cayman Islands, which we refer to as the Companies Law below.

As of the date hereof, our authorized share capital consists of 100,000,000 ordinary shares with a par value of US$0.001 each. As of the date of this prospectus, there are 15,000,000 ordinary shares issued and outstanding.

The following are summaries of material provisions of our memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

General.    Upon the completion of this offering, our authorized share capital is US$105,000.00 divided into 100,000,000 ordinary shares of par value US$0.001 each and 5,000,000 shares of a par value of US$0.001 each of such class (however designated) as the board of directors may determine in accordance with the Articles. All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends.    The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Our articles of association provide that our board of directors may declare and pay dividends if justified by our financial position and permitted by law.

Voting Rights.    In respect of all matters subject to a shareholders' vote, each ordinary share is entitled to one vote. Voting at any meeting of shareholders is by show of hands unless voting by way of a poll is required by the rules of any stock exchange on which our shares are listed for trading, or a poll is demanded by the chairman of such meeting or one or more shareholders holding not less than 10% of the total voting rights of all shareholders having the right to vote at the meeting.

A quorum required for a meeting of shareholders consists of one shareholder who holds at least one-third of our issued voting shares. Shareholders' meetings may be held annually. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Extraordinary general meetings may be called by a majority of our board of directors or upon a requisition of shareholders holding at the date of deposit of the requisition not less than 40% of the aggregate share capital of our company that carries the right to vote at a general meeting. Advance notice of at least 120 clear days is required for the convening of our annual general meeting and other general meetings.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.

Transfer of Ordinary Shares.    Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share irrespective of whether the shares is fully paid or the Company has no lien over it. If our board of directors refuses to register a transfer, it shall, within two months after the date on which the transfer was lodged, send to each of the transferor and the transferee notice of such refusal. Upon completion of this offering, we intend to waive our right to refuse transfers of any ordinary shares.

The registration of transfers may, after compliance with any notice required of the stock exchange on which our shares are listed, be suspended at such times and for such periods as our board of directors may determine, provided, however, that the registration of transfers shall not be suspended for more than 30 days in any year as our board of directors may determine.

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Calls on Ordinary Shares and Forfeiture of Ordinary Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares.    The Companies Law and our memorandum of association permit us to purchase our own shares. In accordance with our articles of association and provided the necessary shareholders or board approval have been obtained, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner, including out of capital, as may be determined by our board of directors.

Inspection of Books and Records.    Holders of our ordinary shares have no general right under our articles of association to inspect or obtain copies of our list of shareholders or our corporate records.

However, we will provide our shareholders with annual audited financial statements. See "Where You Can Find Additional Information."

Issuance of Additional Shares.    Our memorandum of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our memorandum of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

•	the designation of the series to be issued;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions.    Some provisions of our memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

Articles of Association – Exclusive Forum Provision

Our Articles of Association provides that the courts of the Cayman Islands shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Company to the Company or the Company’s shareholders, (iii) any action asserting a claim against the Company arising pursuant to any provision of the Cayman Islands Companies Law (Revised), the Memorandum of Association of the Company or the Articles of Association of the Company, and (iv) any action asserting a claim against the Company in respect of shareholders’ rights as shareholders or distributions of dividends. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, a court could find these provisions of our Articles of Association to be inapplicable or unenforceable in respect of one or more of the specified types of actions or proceedings, which may require us to incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Initial Issuances of Our Shares

In December 2014, upon the initial creation of the company, we issued a total of 5,000,000 shares for US$5,000 to our initial shareholders, including 4,275,000 shares to Green Ray Trading Limited, which is owned by Ms. Zhumei Ma, the spouse of Mr. Sixing Ding. In February 2015, we issued 10,000,000 shares in exchange for 100% of the equity interest in Max Regal, of which 8,550,000 shares were issued to Green Ray Trading Limited.

Differences in Corporate Law

The Companies Law is modeled after that of English law but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements.    The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, a “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

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In order to effect a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by a special resolution of the shareholders of each constituent company, and such other authorization, if any, as may be specified in such constituent company's articles of association.

The plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger and consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares if they follow the required procedures, subject to certain exceptions. The fair value of the shares will be determined by the Cayman Islands court if it cannot be agreed among the parties. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands.

While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that an intelligent and honest man of that class acting in respect of his interest would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted by holders of not less than 90% of the shares within four months, the offerer may, within a two-month period conversing on the expiration of such four months period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders' Suits.    In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholders;

•	the act complained of, although not ultra vires, could only be duly effected if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a "fraud on the minority."

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Indemnification of Directors and Executive Officers and Limitation of Liability. The Companies Law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty of such directors or officers willful default of fraud. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors' Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company: a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, courts are moving towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent.    Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Law provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in articles of association. Our articles of association allow our shareholders holding not less than 40% of all voting power of our share capital in issue to requisition a shareholder's meeting. Other than this right to requisition a shareholders' meeting, our articles of association do not provide our shareholders other right to put proposal before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders' annual general meetings.

Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the Companies Law but our articles of association do not provide for cumulative voting.

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Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation with a may be removed with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

The Companies Law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up.    Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the Companies Law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law and our articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Companies Law and our articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation's governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by the Companies Law, our memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders.    There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of ordinary shares in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares that may be sold in the future.

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Upon the completion of this offering, we will have outstanding 18,000,000 ordinary shares. The amount of shares outstanding upon completion of this offering assumes no exercise of the underwriters’ option to purchase additional shares. All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 10% stockholders.

Lock-Up

We and our executive officers and directors have agreed with the underwriters not to offer, sell, dispose of or hedge any shares of our ordinary shares, subject to specified limited exceptions and extensions described elsewhere in this prospectus, during the period continuing through the date that is              months (subject to extension) after the date of this prospectus, except with the prior written consent of Dawson James Securities, Inc., on behalf of the underwriters. Dawson James Securities, Inc., in its sole discretion on behalf of the underwriters, may release any of the securities subject to these lock-up agreements at any time without notice. The lock-up period may be extended in the circumstances described under “Underwriting.”

Rule 144

Ordinary shares held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, as well as shares held by our current stockholders, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, beginning 90 days after our Form F-1 Registration Statement becomes effective, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of ordinary shares then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of the ordinary shares during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

TAXATION

The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by the Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Material PRC Income Tax Considerations

Under the new EIT Law and the Implementing Rules, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered as a resident enterprise and will be subject to a PRC income tax on its global income. According to the Implementing Rules, “de facto management bodies” refer to “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise.” Accordingly, our holding company, Sole Elite Group Limited, may be considered a resident enterprise and may therefore be subject to a PRC income tax on our global income. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises and not those invested in by individuals or foreign enterprises like Sole Elite, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or controlled by or invested in by individuals or foreign enterprises. If we are considered a resident enterprise and earn income other than dividends from our PRC subsidiary, such PRC income tax on our global income could significantly increase our tax burden and materially and adversely affect our cash flow and profitability. Since the EIT Law became effective in 2008, Sole Elite has not been treated as a “resident enterprise.”

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If the PRC tax authorities determine that Sole Elite is a “resident enterprise” for PRC enterprise income tax purposes, a number of PRC tax consequences could follow. First, Sole Elite may be subject to enterprise income tax at a rate of 25% on Sole Elite’s worldwide taxable income, as well as PRC enterprise income tax reporting obligations. Second, under the EIT Law and its implementing rules, dividends paid between “qualified resident enterprises” are exempt from enterprise income tax. As a result, if both Sole Elite and Max Regal are treated as PRC “resident enterprises,” all dividends from the PRC operating subsidiary to Max Regal and from Max Regal to Sole Elite would be exempt from PRC tax.

If Sole Elite were treated as a PRC “non-resident enterprise” under the EIT Law, then dividends that Sole Elite receives from its PRC operating subsidiary (assuming such dividends were considered sourced within the PRC) (1) may be subject to a 5% PRC withholding tax, if the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income (the “PRC — Hong Kong Tax Treaty”) were applicable, or (2) if such treaty does not apply (i.e., because the PRC tax authorities may deem Max Regal to be a conduit not entitled to treaty benefits), may be subject to a 10% PRC withholding tax. Any such taxes on dividends could materially reduce the amount of dividends, if any, Sole Elite could pay to its shareholders.

Finally, the new “resident enterprise” classification could result in a situation in which a 10% PRC tax is imposed on dividends Sole Elite pays to its non-PRC shareholders that are not PRC tax “resident enterprises” and gains derived by them from transferring Sole Elite ordinary shares or warrants, if such income is considered PRC-sourced income by the relevant PRC authorities. In such event, Sole Elite may be required to withhold the 10% PRC tax on any dividends paid to its non-PRC resident shareholders. Sole Elite’s non-PRC resident shareholders also may be responsible for paying PRC tax at a rate of 10% on any gain realized from the sale or transfer of ordinary shares or warrants in certain circumstances. Sole Elite would not, however, have an obligation to withhold PRC tax with respect to such gain. If any such PRC taxes apply, a non-PRC resident shareholder may be entitled to a reduced rate of PRC taxes under an applicable income tax treaty and/or a foreign tax credit against such shareholder’s domestic income tax liability (subject to applicable conditions and limitations). Prospective investors should consult with their own tax advisors regarding the applicability of any such taxes, the effects of any applicable income tax treaties, and any available foreign tax credits.

General

The following is a summary of the material U.S. federal income tax consequences of owning and disposing of our ordinary shares. The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our shares that is for U.S. federal income tax purposes:

• an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

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If a beneficial owner of our shares is not described as a U.S. Holder in one of the four bullet points below and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The U.S. federal income tax consequences applicable to Non-U.S. Holders is described below under the heading “Tax Consequences to Non-U.S. Holders of Ordinary Shares.”

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to us or to any particular holder of our shares based on such holder’s individual circumstances. In particular, this discussion considers only holders that own our shares as capital assets within the meaning of Section 1221 of the Code. This discussion also does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers who have elected mark-to-market accounting;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	certain expatriates or former long-term residents of the United States;

•	persons that actually or constructively own 5% or more of our voting shares;

•	persons that acquired our shares pursuant to the exercise of employee stock options, in connection with employee stock incentive plans or otherwise as compensation;

•	persons that hold our shares as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

•	persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) in respect of our shares and any consideration received (or deemed received) by a holder in connection with the sale or other disposition of such shares will be in U.S. dollars.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (or “IRS”), or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with one or more aspects of the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

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BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER OF OUR SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER OF OUR SECURITIES IS URGED TO CONSULT WITH ITS TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND APPLICABLE TAX TREATIES.

Tax Consequences to U.S. Holders of Ordinary Shares

Taxation of Distributions Paid on Ordinary Shares

Subject to the passive foreign investment company (or “PFIC”), rules discussed below, a U.S. Holder generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on our ordinary shares. A cash distribution on such shares will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Any distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its ordinary shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such ordinary shares.

With respect to corporate U.S. Holders, dividends on our shares will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, dividends on our shares may be taxed at the lower applicable long-term capital gains rate (see “— Taxation on the Disposition of Ordinary Shares” below) provided that (1) our ordinary shares are readily tradable on an established securities market in the United States or, in the event we are deemed to be a Chinese “resident enterprise” under the EIT Law, we are eligible for the benefits of the Agreement between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income, or the “U.S.-PRC Tax Treaty,” (2) we are not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. Under published IRS authority, shares are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently include the Nasdaq Stock Market. U.S. Holders should consult their own tax advisors regarding the tax treatment of any dividends paid with respect to our ordinary shares.

If PRC taxes apply to dividends paid to a U.S. Holder on our ordinary shares, such U.S. Holder may be entitled to a reduced rate of PRC tax under the U.S-PRC Tax Treaty. In addition, such PRC taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations). U.S. Holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Taxation on the Disposition of Ordinary Shares

Upon a sale or other taxable disposition of our ordinary shares, and subject to the PFIC rules discussed below, a U.S. Holder should recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the ordinary shares.

Capital gains recognized by U.S. Holders generally are subject to U.S. federal income tax at the same rate as ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum rate of 20%. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the ordinary shares exceeds one year. The deductibility of capital losses is subject to various limitations.

If PRC taxes would otherwise apply to any gain from the disposition of our ordinary shares by a U.S. Holder, such U.S. Holder may be entitled to a reduction in or elimination of such taxes under the U.S.-PRC Tax Treaty. Any PRC taxes that are paid by a U.S. Holder with respect to such gain may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations that could reduce or eliminate the available tax credit). U.S. Holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

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Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be a PFIC if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Based on our current composition and assets, we do not expect to be treated as a PFIC under the current PFIC rules. Our PFIC status, however, will not be determinable until after the end of each taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year.

If we are determined to be a PFIC and a U.S. Holder did not make either a timely qualified electing fund (or “QEF”), election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) ordinary shares, or a mark-to-market election, as described below, such holder generally will be subject to special rules with respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of its ordinary shares; and

•	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the ordinary shares).

Under these rules,

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares;

•	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year of the U.S. Holder.

In general, a U.S. Holder may avoid the PFIC tax consequences described above in respect to our ordinary shares by making a timely QEF election to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. There can be no assurance, however, that we will pay current dividends or make other distributions sufficient for a U.S. Holder who makes a QEF election to satisfy the tax liability attributable to income inclusions under the QEF rules, and the U.S. Holder may have to pay the resulting tax from its other assets. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from us. Upon request from a U.S. Holder, we will endeavor to provide to the U.S. Holder no later than 90 days after the request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

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If a U.S. Holder has made a QEF election with respect to our ordinary shares, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares), any gain recognized on the appreciation of our ordinary shares generally will be taxable as capital gain and no interest charge will be imposed. As discussed above, U.S. Holders of a QEF are currently taxed on their pro rata shares of a PFIC’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable as a dividend to those U.S. Holders who made a QEF election. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to our PFIC status will be made annually, an initial determination that our company is a PFIC will generally apply for subsequent years to a U.S. Holder who held ordinary shares while we were a PFIC, whether or not we meet the test for PFIC status in those years. A U.S. Holder who makes the QEF election discussed above for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) our ordinary shares, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for any taxable year of ours that ends within or with a taxable year of the U.S. Holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our taxable years in which we are a PFIC and the U.S. Holder holds (or is deemed to hold) our ordinary shares, the PFIC rules discussed above will continue to apply to such shares unless the holder makes a purging election, and pays the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-QEF election period.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) shares in us and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its ordinary shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares will be treated as ordinary income.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our ordinary shares under their particular circumstances.

If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC. Upon request, we will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. However, there is no assurance that we will have timely knowledge of the status of any such lower-tier PFIC or will be able to cause the lower-tier PFIC to provide the required information. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

If a U.S. Holder owns (or is deemed to own) shares during any year in a PFIC, such holder may have to file an IRS Form 8621 (whether or not a QEF election or mark-to-market election is made).

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our ordinary shares should consult their own tax advisors concerning the application of the PFIC rules to our ordinary shares under their particular circumstances.

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Tax Consequences to Non-U.S. Holders of Ordinary Shares

Dividends paid to a Non-U.S. Holder in respect to its ordinary shares generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our ordinary shares, unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from United States sources generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to tax in the same manner as for a U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our ordinary shares within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of our ordinary shares by a non-corporate U.S. Holder to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances. In addition, backup withholding of United States federal income tax, currently at a rate of 28%, generally will apply to dividends paid on our ordinary shares to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of shares by a non-corporate U.S. Holder, in each case who (a) fails to provide an accurate taxpayer identification number; (b) is notified by the IRS that backup withholding is required; or (c) in certain circumstances, fails to comply with applicable certification requirements. A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

Individual U.S. Holders may be required to report ownership of our ordinary shares and certain related information on their individual federal income tax returns in certain circumstances. Generally, this reporting requirement will apply if (1) the ordinary shares are held in an account of the individual U.S. Holder maintained with a “foreign financial institution” or (2) the ordinary shares are not held in an account maintained with a “financial institution,” as such terms are defined in the Code. The reporting obligation will not apply to an individual, however, unless the total aggregate value of the individual’s foreign financial assets exceeds US$50,000 during a taxable year. For avoidance of doubt, this reporting requirement should not apply to ordinary shares held in an account with a U.S. brokerage firm. Failure to comply with this reporting requirement, if it applies, will result in substantial penalties. In certain circumstances, additional tax and other reporting requirements may apply, and U.S. Holders of our ordinary shares are advised to consult with their own tax advisors concerning all such reporting requirements.

UNDERWRITING

We have entered into an underwriting agreement with Dawson James Securities, Inc., as representative of the underwriters, with respect to the shares subject to this offering. Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the number of shares provided below opposite their respective names.

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Underwriters	Number of Shares

Dawson James Securities, Inc.

Total

The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. Because the underwriters have agreed to purchase the shares on a “firm-commitment basis,” the underwriters are obligated to take and pay for all of the shares if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

Over-Allotment Option

We have granted to the underwriters an option exercisable no later than 45 calendar days after the date of the underwriting agreement to purchase up to                           additional shares. We have entered into an underwriting agreement with Dawson James Securities, Inc., as representative of the underwriters, with respect to the shares subject to this offering. Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the number of shares provided below opposite their respective names.

Discounts, Commissions and Expenses

The underwriters have advised us that they propose to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of US$                           per share. After this offering, the public offering price and concession to dealers may be changed by the underwriters. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

73

 The following table shows the underwriting discounts and commissions payable to the underwriters by us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.

	Per Share	Total Without Exercise of Over-Allotment Option	Total With Exercise of Over-Allotment Option
Public offering price	US$

Underwriting discounts and commissions payable by us	US$

Proceeds to us, before expenses	US$

We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately US$ .

We have agreed to reimburse the underwriters for expenses incurred in conducting its legal and diligence fees, up to a maximum amount of US$              , of which US$              has been advanced to the underwriters. Any portion of the advance payment will be returned to us in the event reimbursable expenses actually incurred are less than such advance, in accordance with FINRA Rules 5110(f)(2)(D) and 5110(f)(2)(E).

 Underwriters’ Warrants

 We have also agreed to issue to the underwriters’ warrants to purchase a number of our shares equal to an aggregate of % of the shares sold in this offering. The underwriters’ warrants will have an exercise price equal to % of the public offering price of the shares set forth on the cover of this prospectus and may be exercised on a cashless basis. The underwriters’ warrants are not redeemable by us. This prospectus also covers the sale of the underwriters’ warrants and the shares issuable upon the exercise of the underwriters’ warrants. The underwriters’ warrants and the underlying securities have been deemed compensation by FINRA, and are therefore subject to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), neither the underwriters’ warrants nor any shares issued upon exercise of the underwriters’ warrants may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the underwriter warrants are being issued, except the transfer of any security:

•	by operation of law or by reason of reorganization of our company;

•	to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;

•	if the aggregate amount of our securities held by either an underwriter or a related person do not exceed 1% of the securities being offered;

•	that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

74

•	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

 In addition, in accordance with FINRA Rule 5110(f)(2)(G), the underwriter warrants may not contain certain anti-dilution terms.

Indemnification

 We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-up Agreements

 We, our officers, directors and certain of our shareholders have agreed, subject to limited exceptions, for a period of days after the date of the underwriting agreement, such period being referred to as the “Lock-Up Period”, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares or any securities convertible into or exchangeable for our shares either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the representative of the underwriters. The Lock-Up Period may be extended if (1) during the last 17 days of the Lock-Up Period, we issue an earnings release or material news or a material event regarding us occurs or (2) prior to the expiration of the Lock-Up Period, we announce that we will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, then the period of such extension will be 18 days, beginning on the issuance of the earnings release or the occurrence of the material news or material event. If after any announcement described in clause (2) of the preceding sentence, we announce that we will not release earnings results during the 16-day period, the Lock-Up Period shall expire the later of the expiration of the Lock-Up Period and the end of any extension of such period made pursuant to clause (1) of the preceding sentence. The representative of the underwriters may, in its sole discretion and at any time or from time to time before the termination of the Lock-Up Period, without notice, release all or any portion of the securities subject to lock-up agreements.

 Price Stabilization, Short Positions and Penalty Bids

 In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing securities in the open market.

•	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which it may purchase such securities through the over-allotment option. If the underwriters sell more securities than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

75

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when a security originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares or preventing or retarding a decline in the market price of our shares. As a result, the price of our shares may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the shares. In addition, neither we nor the underwriters make any representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

 This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, which are expected to be incurred in connection with the offer and sale of our ordinary shares by us. With the exception of the SEC registration fee, NASDAQ Stock Market listing fee and FINRA filing fee, all amounts are estimates.

SEC Registration Fee	US$
NASDAQ Capital Market Listing Fee
FINRA Filing Fee
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Miscellaneous
Total

LEGAL MATTERS

The validity of the issuance of the ordinary shares offered hereby will be passed upon for us by Ogier, Cayman Islands counsel. Certain legal matters with respect to U.S. law will be passed upon for us by Schiff Hardin LLP, Washington, DC. Certain legal matters in connection with this offering will be passed upon for the underwriters by Ellenoff Grossman & Schole LLP, New York.

EXPERTS

The consolidated financial statements of the company at December 31, 2014, 2013 and 2012, and for each of the three years in the period ended December 31, 2014, appearing in this prospectus and registration statement have been audited by Crowe Horwath (HK) CPA Limited. Crowe Horwath (HK) CPA Limited, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The office of Crowe Horwath (HK) CPA Limited is located at 9/F, Leighton Centre, 77 Leighton Road, Causeway Bay, Hong Kong.

76

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act with respect to the ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares.

Immediately upon completion of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the internet at the SEC's website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

77

SOLE ELITE GROUP LIMITED

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of independent registered public accounting firm	F-2

Consolidated statements of profit or loss and other comprehensive income for the six months ended June 30, 2015 and 2014 (unaudited) and the years ended December 31, 2014, 2013 and 2012	F-3

Consolidated statements of financial position as of June 30, 2015 and 2014 (unaudited) and December 31, 2014, 2013 and 2012	F-4

Consolidated statements of changes in equity for the six months ended June 30, 2015 (unaudited) and 2014 and the years ended December 31, 2014, 2013 and 2012	F-5

Consolidated statements of cash flows for the six months ended June 30, 2015 and 2014 (unaudited) and the years ended December 31, 2014, 2013 and 2012	F-6

Notes to the consolidated financial statements	F-8

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Sole Elite Group Limited

We have audited the accompanying consolidated statements of financial position of Sole Elite Group Limited (Note 1) and its subsidiaries ("the Company") as of December 31, 2014, 2013 and 2012, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2014, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2014, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Crowe Horwath (HK) CPA Limited

Hong Kong, China

April 30, 2015 (August 11, 2015 as to note 24(a))

F-2

SOLE ELITE GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

For the six months ended June 30, 2015 and 2014 (unaudited)

and the years ended December 31, 2014, 2013 and 2012

		Six months ended June 30,			Year ended December 31,
	Notes	2015	2015	2014	2014	2013	2012
		US$	RMB	RMB	RMB	RMB	RMB
		(unaudited)	(unaudited)	(unaudited)
Sales	6	61,241,855	379,699,498	341,967,702	704,952,814	521,237,186	367,810,797

Cost of sales	8	(37,039,321)	(229,643,788)	(213,784,900)	(440,911,457)	(329,559,149)	(235,824,282)

Gross profit		24,202,534	150,055,710	128,182,802	264,041,357	191,678,037	131,986,515

Other income and gains	6	27,767	172,158	280,444	358,890	311,048	163,637
Selling and distribution expenses		(279,285)	(1,731,564)	(1,425,871)	(2,912,592)	(2,836,082)	(841,489)
Administrative expenses		(1,833,215)	(11,365,931)	(7,714,901)	(16,377,381)	(11,566,574)	(10,382,468)
Other expenses		-	-	-	-	-	(19,947)
Finance costs	7	(22,083)	(136,913)	(503,054)	(866,631)	(1,044,826)	(1,264,566)

PROFIT BEFORE TAX	8	22,095,718	136,993,460	118,819,420	244,243,643	176,541,603	119,641,682
Tax	11	(6,127,599)	(37,991,116)	(32,390,369)	(66,063,756)	(48,036,525)	(33,414,296)
Profit and total comprehensive income for the period/year		15,968,119	99,002,344	86,429,051	178,179,887	128,505,078	86,227,386
Earnings per ordinary share attributable to ordinary shareholders:	10
Basic and Diluted		1.06	6.60	5.76	11.88	8.57	5.75

Number of ordinary share:
Basic and Diluted		15,000,000	15,000,000	15,000,000	15,000,000	15,000,000	15,000,000

The accompanying notes are an integral part of these financial statements.

F-3

SOLE ELITE GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

As of June 30, 2015 and 2014 (unaudited)

and December 31, 2014, 2013 and 2012

		June 30,			December31,
		2015	2015	2014	2014	2013	2012
		US$	RMB	RMB	RMB	RMB	RMB
		(unaudited)	(unaudited)	(unaudited)
NON-CURRENT ASSETS
Property, plant and equipment	12	4,523,800	28,047,560	29,853,110	29,154,768	31,097,262	26,033,218
Deferred offering costs		626,344	3,883,335	-	1,467,709	-	-
Deposits for property, plant and equipment		-	-	-	-	-	1,810,370

Total non-current assets		5,150,144	31,930,895	29,853,110	30,622,477	31,097,262	27,843,588

CURRENT ASSETS
Inventories	13	3,359,099	20,826,413	14,099,285	11,219,714	20,305,436	18,063,851
Trade receivables	14	27,691,135	171,685,037	90,306,637	77,653,846	64,805,084	80,747,523
Prepaid expenses		353,752	2,193,264	2,100,864	1,871,328	1,501,728	1,501,728
Cash and cash equivalents	15	23,040,636	142,851,941	104,639,546	109,768,641	126,900,008	48,720,071

Total current assets		54,444,622	337,556,655	211,146,332	200,513,529	213,512,256	149,033,173

CURRENT LIABILITIES
Trade payables	16	10,480,547	64,979,389	29,309,477	21,709,748	20,554,758	15,423,852
Other payables and accruals	17	3,695,514	22,912,186	20,709,518	20,778,200	18,872,143	13,378,863
Amount due to a director	24	962,339	5,966,505	-	1,467,709	-	-
Interest-bearing bank borrowings	18	-	-	9,000,000	11,425,000	14,000,000	14,000,000
Tax payable		3,564,722	22,101,276	19,205,435	21,229,499	15,552,264	11,948,771

Total current liabilities		18,703,122	115,959,356	78,224,430	76,610,156	68,979,165	54,751,486

NET CURRENT ASSETS		35,741,500	221,597,299	132,921,902	123,903,373	144,533,091	94,281,687

Net assets		40,891,644	253,528,194	162,775,012	154,525,850	175,630,353	122,125,275

EQUITY
Issued share capital	19	15,090	93,556	13,699,290	80	4,983,680	4,983,680
Reserves	19	40,876,554	253,434,638	149,075,722	154,525,770	170,646,673	117,141,595

Total equity		40,891,644	253,528,194	162,775,012	154,525,850	175,630,353	122,125,275

The accompanying notes are an integral part of these financial statements.

F-4

SOLE ELITE GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the six months ended June 30, 2015 (unaudited)

and the years ended December 31, 2014, 2013 and 2012

	Issued	Share	Statutory	Retained	Total	Total
	capital	premium	reserve	profits	reserves	equity
	RMB	RMB	RMB	RMB	RMB	RMB
	(Note 19)	(Note 19)	(Note 19)
At January 1, 2012	4,983,680	-	2,497,840	82,416,369	84,914,209	89,897,889
Total comprehensive income for the year	-	-	-	86,227,386	86,227,386	86,227,386
Dividends	-	-	-	(54,000,000)	(54,000,000)	(54,000,000)
At December 31, 2012 and January 1, 2013	4,983,680	-	2,497,840	114,643,755	117,141,595	122,125,275

Total comprehensive income for the year	-	-	-	128,505,078	128,505,078	128,505,078
Dividends	-	-	-	(75,000,000)	(75,000,000)	(75,000,000)
At December 31, 2013 and January 1, 2014	4,983,680	-	2,497,840	168,148,833	170,646,673	175,630,353

Capital contributed by original shareholders of Yiheng	8,715,610	-	-	-	-	8,715,610
Reclassification arising from reorganization (note 1)	(13,699,210)	13,699,210	-	-	13,699,210	-
Total comprehensive income for the year	-	-	-	178,179,887	178,179,887	178,179,887
Appropriations to statutory reserves	-	-	4,351,805	(4,351,805)	-	-
Dividends	-	-	-	(208,000,000)	(208,000,000)	(208,000,000)
At December 31, 2014 and January 1, 2015	80	13,699,210	6,849,645	133,976,915	154,525,770	154,525,850

Reclassification arising from reorganization (note 1)	93,476	(93,476)	-	-	(93,476)	-
Total comprehensive income for the period	-	-	-	99,002,344	99,002,344	99,002,344
At June 30, 2015 (unaudited)	93,556	13,605,734	6,849,645	232,979,259	253,434,638	253,528,194

	US$	US$	US$	US$	US$	US$
At June 30, 2015 (unaudited)	15,090	2,194,473	1,104,781	37,577,300	40,876,554	40,891,644

The accompanying notes are an integral part of these financial statements.

F-5

SOLE ELITE GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the six months ended June 30, 2015 and 2014 (unaudited)

and the years ended December 31, 2014, 2013 and 2012

	Six months ended June 30,			Year ended December 31,
	2015	2015	2014	2014	2013	2012
	US$	RMB	RMB	RMB	RMB	RMB
	(unaudited)	(unaudited)	(unaudited)

OPERATING ACTIVITIES
Profit before tax	22,095,718	136,993,460	118,819,420	244,243,643	176,541,603	119,641,682
Adjustments for:
Interest income	(27,563)	(170,894)	(236,354)	(358,124)	(260,634)	(159,975)
Finance costs	22,083	136,913	503,054	866,631	1,044,826	1,264,566
Gain on disposal of items of property, plant and equipment	(204)	(1,264)	-	(766)	(22,056)	(3,662)
Depreciation of property, plant and equipment	335,841	2,082,216	2,188,055	4,374,180	4,216,547	3,367,826
Changes in working capital:
(Increase)/decrease in inventories	(1,549,468)	(9,606,699)	6,206,151	9,085,722	(2,241,585)	(5,388,059)
(Increase)/decrease in trade receivables	(15,166,321)	(94,031,191)	(25,501,553)	(12,848,762)	15,942,439	(19,361,128)
(Increase)/decrease in prepaid expenses	(51,925)	(321,936)	(599,136)	(369,600)	-	1,132,278
Increase/(decrease) in trade payables	6,978,974	43,269,641	8,754,719	1,154,990	5,130,906	(6,803,728)
Increase in other payables and accruals	344,191	2,133,986	1,837,373	1,906,057	5,493,280	5,257,718
Increase in amount due to a director	335,996	2,083,170	-	-	-	-
Cash generated from operations	13,317,322	82,567,402	111,971,729	248,053,971	205,845,326	98,947,518
Interest paid	(22,083)	(136,913)	(503,054)	(866,631)	(1,044,826)	(1,264,566)
PRC tax paid	(5,986,990)	(37,119,339)	(28,737,198)	(60,386,521)	(44,433,032)	(32,341,294)
Net cash generated from operating activities	7,308,249	45,311,150	82,731,477	186,800,819	160,367,468	65,341,658

INVESTING ACTIVITIES
Purchases of items of property, plant and equipment	(213,989)	(1,326,735)	(943,903)	(2,884,711)	(9,431,007)	(10,933,836)
Proceeds from disposal of items of property, plant and equipment	56,934	352,991	-	453,791	1,982,842	392,126
Interest received	27,563	170,894	236,354	358,124	260,634	159,975
Net cash used in investing activities	(129,492)	(802,850)	(707,549)	(2,072,796)	(7,187,531)	(10,381,735)

F-6

SOLE ELITE GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

For the six months ended June 30, 2015 and 2014 (unaudited)

and the years ended December 31, 2014, 2013 and 2012

	Six months ended June 30,			Year ended December 31,
	2015	2015	2014	2014	2013	2012
	US$	RMB	RMB	RMB	RMB	RMB
	(unaudited)	(unaudited)	(unaudited)

FINANCING ACITIVITIES
New bank loans	-	-	-	7,425,000	3,000,000	11,000,000
Repayment of bank loans	(1,842,741)	(11,425,000)	(5,000,000)	(10,000,000)	(3,000,000)	(10,000,000)
Dividends paid	-	-	(108,000,000)	(208,000,000)	(75,000,000)	(54,000,000)
Proceeds from capital injection	-	-	8,715,610	8,715,610	-	-
Net cash used in from financing activities	(1,842,741)	(11,425,000)	(104,284,390)	(201,859,390)	(75,000,000)	(53,000,000)

Net increase/(decrease) in cash and cash equivalents	5,336,016	33,083,300	(22,260,462)	(17,131,367)	78,179,937	1,959,923
Cash and cash equivalents at beginning of period/year	17,704,620	109,768,641	126,900,008	126,900,008	48,720,071	46,760,148
Cash and cash equivalents at end of period/year	23,040,636	142,851,941	104,639,546	109,768,641	126,900,008	48,720,071

Analysis of balances of cash and cash equivalents
Cash and bank balances	23,040,636	142,851,941	104,639,546	109,768,641	126,900,008	48,720,071

Non-cash transactions:-
Acquisition of Yiheng by Max Regal (Note 1)	-	-	-	12,087,136	-	-
Deferred offering costs paid by a director on behalf of the Company	389,617	2,415,626	-	1,467,709	-	-

The accompanying notes are an integral part of these financial statements.

F-7

SOLE ELITE GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended June 30, 2015 and 2014 (Unaudited)

And the years ended December 31, 2014, 2013 and 2012

1.	TITLE, ORGANIZATION AND REORGANIZATION

Sole Elite Group Limited ("Sole Elite" or the "Company") is a holding company. Sole Elite owns 100% of Max Regal Holdings Limited ("Max Regal"). Sole Elite through Max Regal and its operating subsidiary, Jinjiang Yiheng Shoes Material Company Limited ("Yiheng"), is a manufacturer of sports shoes soles. The controlling shareholder of Sole Elite is Ms. Zhumei Ma ("Ms. Ma"), a director of the Company and the spouse of Mr. Sixing Ding, the Company’s Chief Executive Officer. The Company, Max Regal, Yiheng and Ms. Ma completed the following transactions:

1.	The formation of Sole Elite, a Cayman Islands holding company, was completed in December 2014. The share capital of the Company is US$105,000 divided into (i) 100,000,000 ordinary shares of US$0.001 par value each and (ii) 5,000,000 shares of a par value of US$0.001 each of such class or classes (however designated) as the board of directors may determine in accordance with the Articles of Association of the Company. On December 10, 2014, Sole Elite issued an aggregate of 5,000,000 ordinary shares at US$0.001 each to Ms. Ma and other investors. Sole Elite is owned and controlled by the same control group as Max Regal.

2.	On February 13, 2015, Ms. Ma, the sole shareholder of Max Regal, exchanged 100% of the outstanding shares of Max Regal for the outstanding shares of Sole Elite (the "Share Exchange"). Pursuant to the Share Exchange, the shares received were distributed to the original shareholders of Yiheng. The Share Exchange has been accounted for as a common control transaction. Other than its 100% ownership of Max Regal, Sole Elite has no significant assets and no other business operations. Under the Share Exchange, Sole Elite issued 10,000,000 ordinary shares. Upon completion of the restructuring in February 2015, Sole Elite has 15,000,000 issued and outstanding ordinary shares.

3.	Sole Elite intends to file a registration statement in the United States in connection with a proposed initial public offering ("IPO") of its securities.

These consolidated financial statements have been titled "Sole Elite Group Limited" because:

1.	Sole Elite Group Limited is the holding company of Max Regal, its subsidiary, Yiheng, and the operations of the Company.

2.	Other than its 100% ownership of Max Regal, Sole Elite has no significant assets and no other business operations.

3.	The proposed IPO would take place under the name of Sole Elite Group Limited.

Organization and reorganization

Max Regal was incorporated in Hong Kong on September 29, 2014 as a company with limited liability as an investment holding company. Upon incorporating, Max Regal issued 1 ordinary share at HK$1.00 each. In November 2014, an additional 99 ordinary shares were issued, and Ms. Ma held 100 ordinary shares of Max Regal. At this time, Max Regal was controlled by Ms. Ma and other investors and had no significant assets or business operations.

The address of the principal place of business of the Company is Wuli Industrial Park, Jinjiang, Fujian Province, the People's Republic of China ("PRC"). All of the Company's customers are located in the PRC.

Yiheng was incorporated in the PRC as a wholly foreign-owned enterprise (“WFOE”) with limited liability on March 10, 2006. Under a trust agreement, Yiheng was set up by Mr. Yik Chun Hung on behalf of Ms. Ma and other investors.

F-8

SOLE ELITE GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended June 30, 2015 and 2014 (Unaudited)

And the years ended December 31, 2014, 2013 and 2012

1.	TITLE, ORGANIZATION AND REORGANIZATION (continued)

Max Regal was incorporated in Hong Kong on September 29, 2014 to become the holding company of Yiheng. In December 2014, Max Regal acquired all the equity in Yiheng at a cash consideration of HK$16 million (US$2.1 million), which was based on the paid up capital of Yiheng, to Mr. Yik Chun Hung on behalf of Ms. Ma and other investors. According to the share acquisition agreement, Mr. Yik Chun Hung on behalf of Ms. Ma and other investors should repay HK$16 million (US$2.1 million) to Max Regal.

The acquisition of Yiheng by Max Regal and the acquisition of Max Regal by Sole Elite have been accounted for as common control transactions in a manner similar to a pooling of interests and there was no recognition of any goodwill or excess of the acquirers' interest in the net fair value of the acquirees' identifiable assets, liabilities and contingent liabilities over cost at the time of the common control combinations. Therefore, these transactions were recorded at historical cost with a reclassification of equity from retained profits to additional paid in capital to reflect the deemed value of consideration given in the local jurisdiction and the capital structure of Yiheng. The consolidated financial statements of the Company include all of the accounts of the Company and its subsidiaries, Max Regal and Yiheng for all periods presented. All material intercompany transactions and balances have been eliminated in the consolidation.

Basic earnings per share is calculated based on profit attributable to equity holders of the Company and the 15,000,000 ordinary shares issued and outstanding. For the purpose of calculating diluted earnings per share, profit attributable to equity holders of the Company and the outstanding ordinary shares issued are adjusted for the effects of all dilutive potential ordinary shares. Dilutive potential ordinary shares shall be deemed to have been converted into ordinary shares at the beginning of the financial period or, if later, the date of the issue of the potential ordinary shares.

2.1	BASIS OF PRESENTATION AND PREPARATION

Basis of presentation

The financial statements of the Company have been prepared in accordance with International Financial Reporting Standards ("IFRSs") as issued by the International Accounting Standards Board ("IASB"), which collective term includes all applicable individual International Financial Reporting Standards, International Accounting Standards and Interpretations issued by the IASB.

Basis of preparation

The consolidated financial statements comprise the Company and its subsidiaries. Items included in the financial statements of each entity in the Group are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). These financial statements are presented in Renminbi ("RMB"), the Company’s functional and presentation currency, and all amounts are rounded to the nearest dollars except where otherwise indicated.

Translations of amounts from RMB into U.S. dollars ("USD") are solely for the convenience of the reader and were calculated at the rate of USD1.00 = RMB6.2000. The exchange rate refers to the exchange rate as set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve, on June 30, 2015. This convenience translation is not intended to imply that the RMB amounts could have been, or could be, converted, realized or settled into USD at that rate on June 30, 2015, or at any other rate.

The consolidated financial statements have been prepared under the historical cost convention.

F-9

SOLE ELITE GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended June 30, 2015 and 2014 (Unaudited)

And the years ended December 31, 2014, 2013 and 2012

2.1	BASIS OF PRESENTATION AND PREPARATION (continued)

Basis of preparation (continued)

The preparation of these financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

Judgments made by management in the application of IFRS that have significant effect on the financial statements and major sources of estimation uncertainty are discussed in Note 4.

2.2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Related parties

A party is considered to be related to the Company if:

(a) the party is a person or a close member of that person's family and that person

(i)	has control or joint control over the Company;
(ii)	has significant influence over the Company; or
(iii)	is a member of the key management personnel of the Company or of a parent of the Company;

Or

 (b) the party is an entity where any of the following conditions applies:

(i)	the entity and the Company are members of the same group;
(ii)	one entity is an associate or joint venture of the other entity (or of a parent, subsidiary or fellow subsidiary of the other entity);
(iii)	the entity and the Company are joint ventures of the same third party;
(iv)	one entity is a joint venture of a third entity and the other entity is an associate of the third entity;
(v)	the entity is a post-employment benefit plan for the benefit of employees of either the Company or an entity related to the Company;
(vi)	the entity is controlled or jointly controlled by a person identified in (a); and
(vii)	a person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity).

Close members of the family of a person are those family members who may be expected to influence, or be influenced by, that person in their dealings with the entity.

F-10

SOLE ELITE GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended June 30, 2015 and 2014 (Unaudited)

And the years ended December 31, 2014, 2013 and 2012

2.2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Subsidiaries

Subsidiaries are entities controlled by the Company. The Company controls an entity when it is exposed, or has rights, to variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. When assessing whether the Company has power, only substantive rights (held by the Company and other parties) are considered.

An investment in a subsidiary is consolidated into the consolidated financial statements from the date that control commences until the date that control ceases. Intra-group balances, transactions and cash flows and any unrealized profits arising from intra-group transactions are eliminated in full in preparing the consolidated financial statements. Unrealized losses resulting from intra-group transactions are eliminated in the same way as unrealized gains but only to the extent that there is no evidence of impairment.

Property, plant and equipment and depreciation

Property, plant and equipment, other than construction in progress, are stated at cost less accumulated depreciation and any impairment losses.

The cost of an item of property, plant and equipment comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use.

Expenditures incurred after the items of property, plant and equipment have been put into operation, such as repairs and maintenance, are normally charged to profit or loss in the period in which they are incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of an item of property, plant and equipment, and where the cost of the item can be measured reliably, the expenditure is capitalized as an additional cost of that asset or as a replacement.

Depreciation is calculated on the straight-line basis to write off the cost of each item of property, plant and equipment to its residual value over its estimated useful life. The estimated useful lives used for this purpose are as follows:

Leasehold improvements	Over the shorter of lease terms or 15 years
Plant and machinery	4 to 10 years
Motor vehicles	4 years
Furniture, fixtures and office equipment	3 to 5 years

Where parts of an item of property, plant and equipment have different useful lives, the cost of that item is allocated on a reasonable basis among the parts and each part is depreciated separately. Residual values, useful lives and the depreciation method are reviewed, and adjusted if appropriate, at the end of each reporting period.

An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss on disposal or retirement recognized in the profit or loss in the year the asset is derecognized is the difference between the net sales proceeds and the carrying amount of the relevant asset.

An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount.

Property, plant and equipment in course of construction for production, supply or administrative purposes are carried at cost less any recognized impairment losses, and are not depreciated. Cost comprises the direct costs of construction during the period of construction and includes professional fees and, for qualifying assets, borrowing costs capitalized in accordance with the Company's accounting policy. Construction in progress is reclassified to the appropriate category of property, plant and equipment when completed and ready for use. Depreciation of these assets, on the same basis as other assets, commences when the assets are ready for their intended use.

F-11

SOLE ELITE GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended June 30, 2015 and 2014 (Unaudited)

And the years ended December 31, 2014, 2013 and 2012

2.2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of assets

(i)	Impairment of receivables

Current receivables that are stated at amortized cost are reviewed at the end of each reporting period to determine whether there is objective evidence of impairment. Objective evidence of impairment includes observable data that comes to the attention of the Company about one or more of the following loss events:

•	significant financial difficulty of the issuer or counterparty; or
•	breach of contract, such as default or delinquency in interest or principal payments; or
•	it becoming probable that the borrower will enter bankruptcy or financial re-organization; or
•	significant changes in the technological, market, economic or legal environment that have an adverse impact on the debtor or counterparty.

If any such evidence exists, the impairment loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the financial asset’s original effective interest rate (i.e. the effective interest rate computed at initial recognition of these assets), where the effect of discounting is material. This assessment is made collectively where these financial assets share similar risk characteristics, such as similar past due status, and have not been individually assessed as impaired. Future cash flows for financial assets which are assessed for impairment collectively are based on historical loss experience for assets with credit risk characteristics similar to the collective group. Objective evidence of impairment for a portfolio of receivables could include the Company’s past experience of collecting payments, an increase in the number of delayed payments in the portfolio past the average credit period of 60 to 90 days or observable changes in national or local economic conditions that correlate with default on receivables.

If in a subsequent period the amount of an impairment loss decreases and the decrease can be linked objectively to an event occurring after the impairment loss was recognized, the impairment loss is reversed through profit or loss. A reversal of an impairment loss shall not result in the asset’s carrying amount exceeding that which would have been determined had no impairment loss been recognized in prior years.

Impairment losses are written off against the corresponding assets directly, except for impairment losses recognized in respect of trade and other debtors included within trade and other receivables, whose recovery is considered doubtful but not remote. In this case, the impairment losses for doubtful debts are recorded using an allowance account. When the Company is satisfied that recovery is remote, the amount considered irrecoverable is written off against trade debtors directly and any amounts held in the allowance account relating to that debt are reversed. Subsequent recoveries of amounts previously charged to the allowance account are reversed against the allowance account. Other changes in the allowance account and subsequent recoveries of amounts previously written off directly are recognized in profit or loss.

F-12

SOLE ELITE GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended June 30, 2015 and 2014 (Unaudited)

And the years ended December 31, 2014, 2013 and 2012

2.2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of assets (continued)

(ii)	Impairment of other assets

Internal and external sources of information are reviewed at the end of each reporting period to identify indications that the following assets may be impaired or, except in the case of goodwill, an impairment loss previously recognized no longer exists or may have decreased:

•	property, plant and equipment; and
•	deposits paid.

If any such indication exists, the asset’s recoverable amount is estimated.

–	Calculation of recoverable amount

The recoverable amount of an asset is the greater of its fair value less costs of disposal and its value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Where an asset does not generate cash inflows largely independent of those from other assets, the recoverable amount is determined for the smallest group of assets that generates cash inflows independently (i.e. a cash-generating unit).

–	Recognition of impairment losses

An impairment loss is recognized in profit or loss whenever the carrying amount of an asset, or the cash-generating unit to which it belongs, exceeds its recoverable amount. Impairment losses recognized in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to the cash-generating unit (or group of units) and then, to reduce the carrying amount of the other assets in the unit (or group of units) on a pro rata basis, except that the carrying amount of an asset will not be reduced below its individual fair value less costs of disposal (if measurable), or value in use (if determinable).

–	Reversals of impairment losses

In respect of assets other than goodwill, an impairment loss is reversed if there has been a favorable change in the estimates used to determine the recoverable amount. An impairment loss in respect of goodwill is not reversed.

A reversal of an impairment loss is limited to the asset’s carrying amount that would have been determined had no impairment loss been recognized in prior years. Reversals of impairment losses are credited to profit or loss in the year in which the reversals are recognized.

Research and development costs

All research costs are charged to profit or loss as incurred.

Expenditures incurred on projects to develop new products are capitalized and deferred only when the Company can demonstrate the technical feasibility of completing the product so that it will be available for use or sale, its intention to complete and its ability to use or sell the asset, how the asset will generate future economic benefits, the availability of resources to complete the project and the ability to measure reliably the expenditures during the development. Product development expenditures which do not meet these criteria are expensed when incurred.

F-13

SOLE ELITE GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended June 30, 2015 and 2014 (Unaudited)

And the years ended December 31, 2014, 2013 and 2012

2.2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Inventories

Inventories are stated at the lower of cost and net realizable value.

Cost is calculated using the weighted average cost method and comprises all costs of purchases, costs of conversion and other costs incurred in bringing the inventories to their present location and condition.

Net realizable value is based on the estimated selling price in the normal course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

When inventories are sold, the carrying amount of those inventories is recognized as an expense in the period in which the related revenue is recognized. The amount of any write-down of inventories to net realizable value and all losses of inventories are recognized as an expense in the period the write-down or loss occurs. The amount of any reversal of any write-down of inventories is recognized as a reduction in the amount of inventories recognized as an expense in the period in which the reversal occurs.

Trade receivables

Trade and other receivables are initially recognized at fair value and thereafter stated at amortized cost using the effective interest method, less allowance for impairment of doubtful debts, except where the receivables are interest-free loans made to related parties without any fixed repayment terms or the effect of discounting would be immaterial. In such cases, the receivables are stated at cost less allowance for impairment of doubtful debts.

Interest-bearing borrowings

Interest-bearing borrowings are recognized initially at fair value less attributable transaction costs. Subsequent to initial recognition, interest-bearing borrowings are stated at amortized cost with any difference between the amount initially recognized and redemption value being recognized in profit or loss over the period of the borrowings, together with any interest and fees payable, using the effective interest method.

Trade and other payables

Trade and other payables are initially recognized at fair value, and are subsequently stated at amortized cost unless the effect of discounting would be immaterial, in which case they are stated at cost.

Leases

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Where the Company is the lessee, rentals payable under the operating leases are charged to profit or loss on the straight-line basis over the lease terms.

F-14

SOLE ELITE GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended June 30, 2015 and 2014 (Unaudited)

And the years ended December 31, 2014, 2013 and 2012

2.2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and cash equivalents

Cash and cash equivalents comprise cash at banks and on hand, demand deposits with banks, and short-term, highly liquid investments that are readily convertible into known amounts of cash, are subject to an insignificant risk of changes in value, and have a short maturity of generally within three months when acquired. Bank overdrafts which are repayable on demand and form an integral part of the Company's cash management are also included as a component of cash and cash equivalents for the purpose of the consolidated statement of cash flows.

Employee benefits

Short term employee benefits and contributions to defined contribution retirement plans

Salaries, annual bonuses, paid annual leave, contributions to defined contribution retirement plans and the cost of non-monetary benefits are accrued in the year in which the associated services are rendered by employees. Where payment or settlement is deferred and the effect would be material, these amounts are stated at their present values.

The employees of the Company which operate in Mainland China are required to participate in central pension schemes operated by the local municipal government. The Company is required to contribute certain percentages of their payroll costs to the central pension schemes. The contributions are charged to the statements of profit or loss as they become payable in accordance with the rules of the central pension schemes. The Company has no further payment obligations once the contributions have been paid.

The Company contributes on a monthly basis to defined contribution housing, medical and other benefit plans organized by the PRC government. The PRC government assumes the obligations to all existing and retired employees under these plans. Contributions to these plans by the Company are expensed as incurred. The Company has no further obligations beyond the required contributions under these plans.

Termination benefits

Termination benefits are recognized at the earlier of when the Company can no longer withdraw the offer of those benefits and when it recognizes restructuring costs involving the payment of termination benefits.

Income tax

Income tax for the year comprises current tax and movements in deferred tax assets and liabilities. Current tax and movements in deferred tax assets and liabilities are recognized in profit or loss except to the extent that they relate to items recognized in other comprehensive income or directly in equity, in which case the relevant amounts of tax are recognized in other comprehensive income or directly in equity, respectively.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the end of the reporting period, and any adjustment to tax payable in respect of previous years.

F-15

SOLE ELITE GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended June 30, 2015 and 2014 (Unaudited)

And the years ended December 31, 2014, 2013 and 2012

2.2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income tax (continued)

Deferred tax assets and liabilities arise from deductible and taxable temporary differences respectively, being the differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Deferred tax assets also arise from unused tax loses and unused tax credits.

Apart from certain limited exceptions, all deferred tax liabilities, and all deferred tax assets to the extent that it is probable that future taxable profits will be available against which the asset can be utilized, are recognized. Future taxable profits that may support the recognition of deferred tax assets arising from deductible temporary differences include those that will arise from the reversal of existing taxable temporary differences, provided that those differences relate to the same taxation authority and the same taxable entity, and are expected to reverse either in the same period as the expected reversal of the deductible temporary difference or in periods into which a tax loss arising from the deferred tax asset can be carried back or forward. The same criteria are adopted when determining whether existing taxable temporary differences support the recognition of deferred tax assets arising from unused tax losses and credits, that is, those differences are taken into account if they relate to the same taxation authority and the same taxable entity, and are expected to reverse in a period, or periods, in which the tax loss or credit can be utilized.

The limited exceptions to recognition of deferred tax assets and liabilities are those temporary differences arising from goodwill not deductible for tax purposes, the initial recognition of assets or liabilities that affect neither accounting nor taxable profit (provided they are not part of a business combination), and temporary differences relating to investments in subsidiaries to the extent that, in the case of taxable differences, the Company controls the timing of the reversal and it is probable that the differences will not reverse in the foreseeable future, or in the case of deductible differences, unless it is probable that they will reverse in the future.

The carrying amount of a deferred tax asset is reviewed at the end of each reporting period and is reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow the related tax benefit to be utilized. Any such reduction is reversed to the extent that it becomes probable that sufficient taxable profits will be available.

Additional income taxes that arise from the distribution of dividends are recognized when the liability to pay the related dividends is recognized.

Current tax balances and deferred tax balances, and movements therein, are presented separately from each other and are not offset. Current tax assets are offset against current tax liabilities, and deferred tax assets against deferred tax liabilities, if the Company has the legally enforceable right to set off current tax assets against current tax liabilities and the following additional conditions are met:

–	in the case of current tax assets and liabilities, the Company intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously; or
–	in the case of deferred tax assets and liabilities, if they relate to income taxes levied by the same taxation authority on either:

•	the same taxable entity; or

•	different taxable entities, which, in each future period in which significant amounts of deferred tax liabilities or assets are expected to be settled or recovered, intend to realize the current tax assets and settle the current tax liabilities on a net basis or realize and settle simultaneously

F-16

SOLE ELITE GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended June 30, 2015 and 2014 (Unaudited)

And the years ended December 31, 2014, 2013 and 2012

2.2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Provisions and contingent liabilities

A provision is recognized for other liabilities of uncertain timing or amount when the Company has a legal or constructive obligation arising as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where the time value of money is material, provisions are stated at the present value of the expenditure expected to settle the obligation.

Where it is not probable that an outflow of economic benefits will be required, or the amount cannot be estimated reliably, the obligation is disclosed as a contingent liability, unless the probability of outflow of economic benefits is remote. Possible obligations, whose existence will only be confirmed by the occurrence or non-occurrence of one or more future events are also disclosed as contingent liabilities unless the probability of outflow of economic benefits is remote.

Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable. Revenue is recognized when there are probable economic benefits to the Company and when the revenue and costs, if applicable, can be measured reliably. Revenue is recognized in profit or loss as follows:

(a)	Sale of goods

Revenue is recognized when goods are delivered at the customers’ premises which is taken to be the point in time when the customer has accepted the goods and the related risks and rewards of ownership. Revenue excludes value added tax or other sales taxes and is after deduction of any trade discounts.

(b)	Interest income

Interest income is recognized as it accrues using the effective interest method.

Foreign currencies

Foreign currency transactions during the year are translated at the foreign exchange rates ruling at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated at the foreign exchange rates ruling at the end of the reporting period. Exchange gains and losses are recognized in profit or loss.

Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use or sale are capitalized as part of the cost of the respective assets. All other borrowing costs are expensed in the period they occur.

The capitalization of borrowing costs as part of the cost of a qualifying asset commences when expenditure for the asset is being incurred, borrowing costs are being incurred and activities that are necessary to prepare the asset for its intended use or sale are in progress. Capitalization of borrowing costs is suspended or ceases when substantially all the activities necessary to prepare the qualifying asset for its intended use or sale are interrupted or complete.

Deferred offering costs

Incremental costs directly attributable with the offerings of share capital that have been incurred at the end of the year are deferred and offset against the proceeds subsequently received from the capital issuance. If the offering is withdrawn, or aborted, these costs are charged to expense.

F-17

SOLE ELITE GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended June 30, 2015 and 2014 (Unaudited)

And the years ended December 31, 2014, 2013 and 2012

2.2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Segment reporting

Operating segments, and the amounts of each segment item reported in the financial statements, are identified from the financial information provided regularly to the Company’s Chief Executive Officer (the chief operating decision maker) for the purposes of allocating resources to, and assessing the performance of, the Company’s various lines of business and geographical locations.

Individually material operating segments are not aggregated for financial reporting purposes unless the segments have similar economic characteristics and are similar in respect of the nature of products and services, the nature of production processes, the type or class of customers, the methods used to distribute the products or provide the services, and the nature of the regulatory environment. Operating segments which are not individually material may be aggregated if they share a majority of these criteria.

3.	APPLICATION OF NEW INTERNATIONAL FINANCIAL REPORTING STANDARDS

The Company has not applied the following new and revised IFRSs that have been issued but are not yet effective in these financial statements. The Company will apply these new and revised standards, interpretations and amendments in the period of initial application.

Amendments to IFRSs	Annual Improvements to IFRSs 2012-2014 Cycle[3]
IFRS 9	Financial Instruments[1]
IFRS 14	Regulatory Deferral Accounts[2]
IFRS 15	Revenue from Contracts with Customers[4]
Amendments to IFRS 11	Accounting for Acquisitions of Interests in Joint Operations[3]
Amendments to IAS 1	Disclosure Initiative[3]
Amendments to IAS 16 and IAS 38	Clarification of Acceptable Methods of Depreciation and Amortisation[3]
Amendments to IAS 16 and IAS 41	Agriculture: Bearer Plants[3]
Amendments to IAS 27	Equity Method in Separate Financial Statements[3]
Amendments to IFRS 10, IFRS 12 and IAS 28	Investment Entities: Applying the Consolidation Exception[3]
Amendments to IFRS 10 and IAS 28	Sale of Contribution of Assets between an Investor and its Associate or Joint Venture[3]

1.	Effective for annual periods beginning on or after January 1, 2018
2.	Effective for first annual IFRS financial statements beginning on or after January 1, 2016
3.	Effective for annual periods beginning on or after January 1, 2016
4.	Effective for annual periods beginning on or after January 1, 2017

F-18

SOLE ELITE GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended June 30, 2015 and 2014 (Unaudited)

And the years ended December 31, 2014, 2013 and 2012

4.	SIGNIFICANT ACCOUNTING ESTIMATES

In the process of applying the Company's accounting policies, management has made estimates and assumptions in determining certain amounts recognized in the financial statements, some of the estimates and assumptions are based on expected outcomes of future events. These estimates may not necessarily be indicative of the actual outcome. The significant estimates and assumptions are discussed below.

Useful lives of property, plant and equipment

The Company determines the estimated useful lives and related depreciation charges for its property, plant and equipment based on the historical experience of the actual useful lives of property, plant and equipment of similar nature and functions. Management will revise the depreciation period where actual useful lives are different from those previously estimated, and it will write off or write down the value of obsolete or non-strategic assets that have been abandoned.

Net realizable value of inventories

Net realizable value of inventories is the estimated selling price in the ordinary course of business less estimated selling expenses. The net realizable value is estimated based on the current market conditions and historical experience of selling merchandise of similar nature. The estimates can change significantly as a result of changes in customer taste or competitor actions. The Company reassesses these estimates at the end of each reporting period.

Impairment on trade receivables

The Company estimates the impairment allowances for trade receivables by assessing the collectability of the receivables based on the related customers' credit history and prevailing market conditions. Allowances are applied to trade and other receivables where events or changes in circumstances indicate that the balances may not be collectible. Where the expectation is different from the initial estimate, the difference is recognized as an impairment loss in the period in which such estimate is changed. The Company reassesses the impairment allowances at the end of each reporting period.

Details of the provision of bad debt of the Company are set out in Note 14. All the customers who wish to trade on credit terms are subject to credit verification procedures. In addition, receivable balances are monitored on an ongoing basis and the Company has the sole discretion to cease business with customers who fail to pay within the credit period. The Company will not make any provision of the overdue balance if (1) the Company has continuous trading with the customer; (2) the Company receives continuous repayment from the customer; and (3) the Company has no dispute on the overdue balance with the customer.

The Company will make full provision on such balances if they are considered not recoverable by the Company.

5.	SEGMENT INFORMATION

The Company determines its operating segments based on the reports reviewed by the chief operating decision-makers that are used to make strategic decisions.

The Company operates one business segment, which is the manufacture and sale of sports shoes soles. The Company's most senior executive management consider the major product lines (being sports shoes soles) as one business segment for assessment of segment performance as they exhibit similar long term financial performance and they are similar in terms of product nature, production process, customer type and class, and distribution method. As such, no further business segment analysis is presented.

In addition, the Company's revenue, expenses, assets and liabilities and capital expenditures are predominantly attributable to a single geographical region, which is the PRC. Therefore, no analysis of business or geographical segment is presented.

F-19

SOLE ELITE GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended June 30, 2015 and 2014 (Unaudited)

And the years ended December 31, 2014, 2013 and 2012

6.	REVENUE, OTHER INCOME AND GAINS

Revenue, which is also the Company's turnover, represents the net invoiced value of goods sold during the period/year.

An analysis of revenue, other income and gains is as follows:

	For the six months ended June 30,			For the year ended December 31,
	2015	2015	2014	2014	2013	2012
	US$	RMB	RMB	RMB	RMB	RMB
Revenue
Manufacture and sale of sports shoes soles:
Phylon (MD) soles	29,533,969	183,110,605	185,350,585	366,621,213	278,630,630	225,031,551
Single-color Injection Phylon (IP) soles	18,758,472	116,302,525	79,816,200	184,903,371	123,185,408	109,181,434
Dual-color IP soles	12,196,285	75,616,968	70,578,123	137,010,679	106,155,087	24,665,114
Rubber (RB) soles	753,129	4,669,400	6,222,794	16,417,551	13,266,061	8,932,698
	61,241,855	379,699,498	341,967,702	704,952,814	521,237,186	367,810,797

Other income and gains
Bank interest income	27,563	170,894	236,354	358,124	260,634	159,975
Gain on disposal of property, plant and equipment	204	1,264	-	766	22,056	3,662
Others	-	-	44,090	-	28,358	-
	27,767	172,158	280,444	358,890	311,048	163,637

7.	FINANCE COSTS

	For the six months ended June 30,			For the year ended December 31,
	2015	2015	2014	2014	2013	2012
	US$	RMB	RMB	RMB	RMB	RMB

Interest on bank loans wholly repayable within one year	22,083	136,913	503,054	866,631	1,044,826	1,264,566

F-20

SOLE ELITE GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended June 30, 2015 and 2014 (Unaudited)

And the years ended December 31, 2014, 2013 and 2012

8.	PROFIT BEFORE TAX

	For the six months ended June 30,			For the year ended December 31,
	2015	2015	2014	2014	2013	2012
	US$	RMB	RMB	RMB	RMB	RMB
Included in cost of sales
Cost of inventories sold*	37,039,321	229,643,788	213,784,900	440,911,457	329,559,149	235,824,282

Included in selling and distribution expenses
Depreciation of property, plant and equipment	1,403	8,698	10,409	19,107	37,919	27,771
Employee benefits expenses:
Wages, salaries and other benefits	38,601	239,325	198,620	434,181	437,724	361,877
Contributions to defined contribution retirement plans	6,225	38,593	31,493	65,422	66,826	56,307
	44,826	277,918	230,113	499,603	504,550	418,184

Included in administrative expenses
Depreciation of property, plant and equipment	6,105	37,849	183,017	328,129	475,498	499,239
Directors and key management personnel:
Wages, salaries and other benefits	64,377	399,136	158,381	320,244	303,122	278,405
Contributions to defined contribution retirement plans	3,745	23,216	22,200	46,442	41,589	34,998
	68,122	422,352	180,581	366,686	344,711	313,403
Other than directors and key management personnel:
Wages, salaries and other benefits	365,892	2,268,535	1,598,598	3,736,407	2,590,020	2,135,978
Contributions to defined contribution retirement plans	36,495	226,271	183,337	410,578	275,976	243,412
	402,387	2,494,806	1,781,935	4,146,985	2,865,996	2,379,390
Minimum lease payments under operating leases in respect of office premises and warehouse	89,032	552,000	449,400	967,200	898,800	874,044
Auditors' remuneration	565	3,500	5,680	14,108	8,800	6,500
Research and development expenses	685,890	4,252,520	4,010,637	8,070,386	5,165,344	4,197,696

Included in research and development expenses
Depreciation of property, plant and equipment	19,059	118,165	118,165	236,330	166,036	99,145
Minimum lease payments under operating leases in respect of office premises and warehouse	7,258	45,000	45,000	90,000	90,000	82,500
Employee benefits expenses:
Wages, salaries and other benefits	198,079	1,228,088	1,168,549	2,547,104	2,052,582	1,773,616
Contributions to defined contribution retirement plans	29,850	185,070	188,409	393,171	312,540	281,599
	227,929	1,413,158	1,356,958	2,940,275	2,365,122	2,055,215

F-21

SOLE ELITE GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended June 30, 2015 and 2014 (Unaudited)

And the years ended December 31, 2014, 2013 and 2012

8.	PROFIT BEFORE TAX (continued)

*    The cost of inventories sold includes the following:

	For the six months ended June 30,			For the year ended December 31,
	2015	2015	2014	2014	2013	2012
	US$	RMB	RMB	RMB	RMB	RMB
Wages, salaries and other benefits	8,712,014	54,014,485	47,408,561	99,990,859	80,322,172	55,917,051
Contributions to defined contribution retirement plans	1,367,222	8,476,779	7,518,366	13,836,451	12,465,947	8,848,992
	10,079,236	62,491,264	54,926,927	113,827,310	92,788,119	64,766,043
Depreciation of property, plant and equipment	309,275	1,917,504	1,876,464	3,790,614	3,537,094	2,741,671
Minimum lease payments under operating leases in respect of office premises and warehouse	142,107	881,064	706,464	1,529,328	1,412,928	1,295,184

9.	DIVIDENDS

Dividends of RMB54 million, RMB75 million and RMB208 million (US$33.5 million) were paid in the years ended December 31, 2012, 2013 and 2014, respectively.

Dividends of RMB108 million and RMB Nil were paid during the six months ended June 30, 2014 and 2015, respectively.

These dividends were not calculated or paid on a per share basis. Therefore, the rate of dividend and the number of shares ranking for dividends are not presented, as such information is not considered to be meaningful.

10.	EARNINGS PER SHARE

(a)	Basic earnings per share

Basic earnings per share is calculated by dividing the net profit attributable to equity holders of the Company by the number of ordinary shares. The Company's issued and outstanding ordinary shares after the reorganization transactions described in Note 1 of 15,000,000 shares are assumed to be issued for all periods presented.

	For the six months ended June 30,			For the year ended December 31,
	2015	2015	2014	2014	2013	2012
	US$	RMB	RMB	RMB	RMB	RMB

Profit for the period/year	15,968,119	99,002,344	86,429,051	178,179,887	128,505,078	86,227,386

Number of ordinary shares	15,000,000	15,000,000	15,000,000	15,000,000	15,000,000	15,000,000

Basic earnings per share	1.06	6.60	5.76	11.88	8.57	5.75

(b)	Diluted earnings per share

For the purpose of calculating diluted earnings per share, profit attributable to equity holders of the Company and the outstanding ordinary shares are adjusted for the effects of all dilutive potential ordinary shares. Dilutive potential ordinary shares shall be deemed to have been converted into ordinary shares at the beginning of the financial period/year or, if later, the date of the issue of the potential ordinary shares.

During the six months ended June 30, 2015 and 2014 and the years ended December 31, 2014, 2013 and 2012, the Company had no potentially dilutive instrument, and therefore the dilutive earnings per share are equal to basic earnings per share.

F-22

SOLE ELITE GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended June 30, 2015 and 2014 (Unaudited)

And the years ended December 31, 2014, 2013 and 2012

11.	TAX

Taxes on profits assessable in the PRC have been calculated at the prevailing rates, based on existing legislation, interpretations and practices in respect thereof.

	For the six months ended June 30,			For the year ended December 31,
	2015	2015	2014	2014	2013	2012
	US$	RMB	RMB	RMB	RMB	RMB

Current tax- Mainland China
Charge for the period/year	6,127,599	37,991,116	32,390,369	66,063,756	48,036,525	33,414,296

Under the new PRC Corporate Income Tax Law (the ''New Corporate Income Tax Law'') and its Implementation Rules (effective on January 1, 2008), the PRC corporate income tax rate for domestic-invested and foreign-invested enterprises is unified to 25%. Accordingly, the applicable tax rate for the Company is 25% in the years ended December 31, 2014, 2013 and 2012 and the six months ended June 30, 2015.

A reconciliation of the tax expense applicable to profit before tax using the applicable PRC statutory rate to the tax expense at the effective tax rate is as follows:

	For the six months ended June 30,			For the year ended December 31,
	2015	2015	2014	2014	2013	2012
	US$	RMB	RMB	RMB	RMB	RMB

Profit before tax	22,095,718	136,993,460	118,819,420	244,243,643	176,541,603	119,641,682

Tax at the applicable rate of 25%	5,523,930	34,248,365	29,704,855	61,060,911	44,135,401	29,910,421
Non-deductible expenses	603,669	3,742,751	2,685,514	5,002,845	3,901,124	3,503,875
Tax expense	6,127,599	37,991,116	32,390,369	66,063,756	48,036,525	33,414,296

Pursuant to the requirements of the Circular of Certain Issues on the Polices of Individual Income Tax (CaiShuiZi [1994] No. 020) promulgated by the Ministry of Finance and the State Administration of Taxation, for a foreign invested enterprise, the dividends and bonuses received by the overseas individuals from the PRC foreign invested enterprises are temporarily exempted from individual income tax, thereby, a domestic enterprise which has been approved and registered to be a foreign invested enterprise is not required to withhold any individual income tax when distributing dividends to its overseas individual shareholders.

The Company had not recorded any withholding tax on its retained earnings, since the registered shareholder of Yiheng until December 2014 was an overseas individual shareholder and eligible for the temporary exemption.

Besides, Yiheng will not be distributing current or past earnings to the Company. Accordingly, no deferred tax liability has been recognized for the undistributed earnings of the PRC subsidiary as of the end of reporting periods.

F-23

SOLE ELITE GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended June 30, 2015 and 2014 (Unaudited)

And the years ended December 31, 2014, 2013 and 2012

12.	PROPERTY, PLANT AND EQUIPMENT

				Furniture,
	Leasehold improvements	Plant and machinery	Motor vehicles	fixture and office equipment	Total
	RMB	RMB	RMB	RMB	RMB
Cost:
As of January 1, 2012	9,850,402	22,972,186	1,770,000	973,455	35,566,043
Additions	-	8,461,825	469,843	191,799	9,123,467
Disposals	-	(551,500)	-	-	(551,500)
As of December 31, 2012 and January 1, 2013	9,850,402	30,882,511	2,239,843	1,165,254	44,138,010
Additions	-	10,896,422	308,165	36,790	11,241,377
Disposals	-	(4,200,000)	-	-	(4,200,000)
As of December 31, 2013 and January 1, 2014	9,850,402	37,578,933	2,548,008	1,202,044	51,179,387
Additions	-	2,739,455	-	145,256	2,884,711
Disposals	-	(827,100)	-	-	(827,100)
As of December 31, 2014 and January 1, 2015	9,850,402	39,491,288	2,548,008	1,347,300	53,236,998
Additions	-	1,148,733	169,302	8,700	1,326,735
Disposals	-	(930,000)	-	-	(930,000)
As of June 30, 2015 (Unaudited)	9,850,402	39,710,021	2,717,310	1,356,000	53,633,733

F-24

SOLE ELITE GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended June 30, 2015 and 2014 (Unaudited)

And the years ended December 31, 2014, 2013 and 2012

12.	PROPERTY, PLANT AND EQUIPMENT (continued)

	Leasehold improvements	Plant and machinery	Motor vehicles	Furniture, fixtures and office equipment	Total
	RMB	RMB	RMB	RMB	RMB
Accumulated depreciation and impairment:
As of January 1, 2012	9,850,402	4,122,626	591,250	335,724	14,900,002
Provided during the year	-	2,655,953	461,267	250,606	3,367,826
Written off on disposal	-	(163,036)	-	-	(163,036)
As of December 31, 2012 and January 1, 2013	9,850,402	6,615,543	1,052,517	586,330	18,104,792
Provided during the year	-	3,404,112	566,150	246,285	4,216,547
Written off on disposal	-	(2,239,214)	-	-	(2,239,214)
As of December 31, 2013 and January 1, 2014	9,850,402	7,780,441	1,618,667	832,615	20,082,125
Provided during the year	-	3,716,722	467,121	190,337	4,374,180
Written off on disposal	-	(374,075)	-	-	(374,075)
As of December 31, 2014 and January 1, 2015	9,850,402	11,123,088	2,085,788	1,022,952	24,082,230
Provided during the period	-	1,904,983	92,388	84,845	2,082,216
Written off on disposal	-	(578,273)	-	-	(578,273)
As of June 30, 2015 (unaudited)	9,850,402	12,449,798	2,178,176	1,107,797	25,586,173

Carrying amount:
As of December 31, 2012	-	24,266,968	1,187,326	578,924	26,033,218
As of December 31, 2013	-	29,798,492	929,341	369,429	31,097,262
As of December 31, 2014	-	28,368,200	462,220	324,348	29,154,768
As of June 30, 2014 (unaudited)	-	28,898,114	675,659	279,337	29,853,110
As of June 30, 2015 (unaudited)	-	27,260,223	539,134	248,203	28,047,560

	US$	US$	US$	US$	US$
As of June 30, 2015 (unaudited)	-	4,396,810	86,957	40,033	4,523,800

F-25

SOLE ELITE GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended June 30, 2015 and 2014 (Unaudited)

And the years ended December 31, 2014, 2013 and 2012

13.	INVENTORIES

	June 30,			December 31,
	2015	2015	2014	2014	2013	2012
	US$	RMB	RMB	RMB	RMB	RMB

Raw materials	970,793	6,018,918	4,433,639	4,147,455	5,537,547	6,591,024
Work in progress	568,161	3,522,595	1,850,948	1,936,721	5,964,299	5,294,999
Finished goods	1,820,145	11,284,900	7,814,698	5,135,538	8,803,590	6,177,828
	3,359,099	20,826,413	14,099,285	11,219,714	20,305,436	18,063,851

14.	TRADE RECEIVABLES

	June 30,			December 31,
	2015	2015	2014	2014	2013	2012
	US$	RMB	RMB	RMB	RMB	RMB

Trade receivables	27,691,135	171,685,037	90,306,637	77,653,846	64,805,084	80,747,523
Impairment	-	-	-	-	-	-
	27,691,135	171,685,037	90,306,637	77,653,846	64,805,084	80,747,523

The Company's trading terms with its customers are mainly on credit. Prior to December 31, 2014, the credit period was generally for a period of 2-3 months. Starting from January 1, 2015, on the request of certain customers, the Company extends the credit period from 90 days to 120 days. The Company monitors and controls the outstanding amounts due from the customers on an on-going basis and requires the customers to make continuous payment before getting new products.

The majority of the trade receivables are expected to be recovered within 90 days. An aging analysis of the Company's trade receivables as of June 30, 2015 and 2014 and December 31, 2014, 2013 and 2012, based on the goods delivery note date, is as follows:

	June 30,			December 31,
	2015	2015	2014	2014	2013	2012
	US$	RMB	RMB	RMB	RMB	RMB

Within 30 days	13,766,397	85,351,662	76,786,290	65,923,588	51,230,543	40,391,034
31 to 90 days	13,080,082	81,096,509	13,520,347	11,730,258	13,574,541	38,284,281
Over 90 days	844,656	5,236,866	-	-	-	2,072,208
	27,691,135	171,685,037	90,306,637	77,653,846	64,805,084	80,747,523

F-26

SOLE ELITE GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended June 30, 2015 and 2014 (Unaudited)

And the years ended December 31, 2014, 2013 and 2012

14.	TRADE RECEIVABLES (Continued)

An aging of trade receivables that were neither past due nor impaired, or past due but not impaired, is as follows:

		Past due but not impaired
	Neither past
	due nor	Less than	31 to	Over
	impaired	30 days	120 days	120 days	Sub-total	Total
	RMB	RMB	RMB	RMB	RMB	RMB
December 31, 2012	80,747,523	-	-	-	-	80,747,523
December 31, 2013	64,805,084	-	-	-	-	64,805,084
December 31, 2014	77,653,846	-	-	-	-	77,653,846
June 30, 2014 (unaudited)	90,306,637	-	-	-	-	90,306,637
June 30, 2015 (unaudited)	171,685,037	-	-	-	-	171,685,037

	US$	US$	US$	US$	US$	US$
June 30, 2015 (unaudited)	27,691,135	-	-	-	-	27,691,135

Receivables that were neither past due nor impaired relate to customers with no recent history of default.

15.	CASH AND CASH EQUIVALENTS

At the end of the reporting periods, all the cash and cash equivalents of the Company were denominated in RMB. RMB is not freely convertible into other currencies, however, under Mainland China's Foreign Exchange Control Regulations and Administration of Settlement, Sale and Payment of Foreign Exchange Regulations, the Company is permitted to exchange RMB for other currencies through banks authorized to conduct foreign exchange business.

All of the Company’s bank balances are maintained with financial institutions within the PRC where there is currently no rule or regulation in place for obligatory insurance to cover such bank deposits in the event of bank failure. However, the Company has not experienced any losses in these financial institutions and monitors the soundness and the credit ratings of these financial institutions on a periodic basis, thus believes it is currently not exposed to any material risks on its bank deposits in bank accounts with these financial institutions.

16.	TRADE PAYABLES

An aging analysis of the Company's trade payables, based on the goods received note date, is as follows:

	June 30,			December 31,
	2015	2015	2014	2014	2013	2012
	US$	RMB	RMB	RMB	RMB	RMB

Within 30 days	5,788,360	35,887,832	26,114,112	20,140,597	18,874,936	13,592,424
31 to 60 days	4,692,187	29,091,557	3,195,365	1,569,151	1,679,822	1,831,428
	10,480,547	64,979,389	29,309,477	21,709,748	20,554,758	15,423,852

The trade payables are non-interest-bearing and are normally settled on 60-90 day terms.

F-27

SOLE ELITE GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended June 30, 2015 and 2014 (Unaudited)

And the years ended December 31, 2014, 2013 and 2012

17.	OTHER PAYABLES AND ACCRUALS

	June 30,			December 31,
	2015	2015	2014	2014	2013	2012
	US$	RMB	RMB	RMB	RMB	RMB

VAT and other taxes payable	1,122,519	6,959,617	7,708,519	6,991,225	5,232,412	4,072,050
Accrued fines and penalties	435,484	2,700,000	2,700,000	2,700,000	2,700,000	2,700,000
Accrued salaries and social insurance	2,137,511	13,252,569	10,300,999	11,086,975	10,939,731	6,606,813
	3,695,514	22,912,186	20,709,518	20,778,200	18,872,143	13,378,863

The Company constructed three floors at its primary facility in Jinjiang, prior to January 1, 2012, without receiving official approvals that were required to complete such construction. Although the landlord consented to the addition of the three floors, the Company may still be subject to fines or other enforcement actions by the government for its failure to receive these approvals. The cost of these structures of RMB9,850,402 (US$1,588,775) together with a provision of RMB2,700,000 (US$435,484) in respect of the possible fines and penalties that may be levied by the PRC authorities and the possible demolition costs, had been charged as expenses prior to January 1, 2012.

18.	INTEREST-BEARING BANK BORROWINGS (SECURED)

A summary of interest-bearing bank borrowings is as follows:

	June 30,			December 31,
	2015	2015	2014	2014	2013	2012
	US$	RMB	RMB	RMB	RMB	RMB

Bank borrowings, repayable within one year	-	-	9,000,000	11,425,000	14,000,000	14,000,000

The amounts due are based on the scheduled repayment dates as stipulated in the respective loan agreements.

The exposure of the Company’s bank borrowings are as follows:

	June 30,			December 31,
	2015	2015	2014	2014	2013	2012
	US$	RMB	RMB	RMB	RMB	RMB

Fixed-rate loans	-	-	4,000,000	4,000,000	4,000,000	9,000,000
Variable rate loans	-	-	5,000,000	7,425,000	10,000,000	5,000,000
Bank borrowings, repayable within one year	-	-	9,000,000	11,425,000	14,000,000	14,000,000

The ranges of the effective annual interest rates on the Company's bank borrowings are as follows:

	June 30,		December 31,
	2015	2014	2014	2013	2012
	%	%	%	%	%

Fixed-rate loans	-	7.5%	7.5%	7.5%	7.3%-7.8%
Variable rate loans	-	7.84%	6.2%	6.0%-8.1%	7.3%

F-28

SOLE ELITE GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended June 30, 2015 and 2014 (Unaudited)

And the years ended December 31, 2014, 2013 and 2012

18.	INTEREST-BEARING BANK BORROWINGS (SECURED) (continued)

As of June 30, 2014 (unaudited):

–	a bank loan of RMB4,000,000, carrying fixed interest at 7.5% per annum and repaid on February 12, 2015, was guaranteed by Mr. Sixing Ding (“Mr. Ding”), the Chief Executive Officer of the Company and the spouse of Ms. Zhumei Ma (“Ms. Ma”), the controlling shareholder and a director of the Company, and Fujian Jinjiang Huoxing Shoes Material Co., Ltd., an unrelated party, up to RMB30 million and RMB10 million, respectively. The loan was obtained pursuant to a revolving credit facility with China Everbright Bank under which the Company can borrow up to RMB30 million during the term of the facility from December 26, 2013 to December 25, 2014.

–	a bank loan of RMB5,000,000, carrying variable interest at 7.84% per annum as determined by reference to the PBOC benchmark lending rate, repaid on August 29, 2014, was guaranteed by Mr. Ding up to RMB30 million. The loan was obtained pursuant to a revolving credit facility with China Merchants Bank under which the Company could borrow up to RMB30 million during the term of the facility from March 7, 2014 to September 5, 2014.

As of December 31, 2014:

–	a bank loan of RMB4,000,000, carrying fixed interest at 7.5% per annum and repaid on February 12, 2015, was guaranteed by Mr. Sixing Ding (“Mr. Ding”), the Chief Executive Officer of the Company and the spouse of Ms. Zhumei Ma (“Ms. Ma”), the controlling shareholder and a director of the Company, and Fujian Jinjiang Huoxing Shoes Material Co., Ltd., an unrelated party, up to RMB30 million and RMB10 million, respectively. The loan was obtained pursuant to a revolving credit facility with China Everbright Bank under which the Company can borrow up to RMB30 million during the term of the facility from December 26, 2013 to December 25, 2014.

–	a bank loan of RMB7,425,000, carrying variable interest at 6.2% per annum as determined by reference to the People’s Bank of China (“PBOC”) benchmark lending rate, repaid on March 4, 2015, was secured by bank deposits of Ms. Ma, Mr. Ding and Mr. Gaodeng Lin, an unrelated party, of RMB2.5 million each.

As of December 31, 2013:

–	a bank loan of RMB4,000,000, carrying fixed interest at 7.5% per annum and repaid on February 13, 2014, was guaranteed by Shishi Saiqi Sports Goods Co., Ltd., an unrelated party, up to RMB10.0 million. The loan was obtained pursuant to a revolving credit facility with China Everbright Bank under which the Company could borrow up to RMB10 million from September 13, 2012 to September 12, 2013. On December 26, 2013, the Company obtained a revolving credit facility with China Everbright Bank under which the Company can borrow up to RMB30 million from December 26, 2013 to December 25, 2014.
–	a bank loan of RMB5,000,000 carrying variable interest at 8.1% per annum as determined by reference to the PBOC benchmark lending rate and repaid on May 12, 2014, was guaranteed by Mr. Ding and Quanzhou Senyu Sports Goods Co., Ltd., an unrelated party, up to RMB20 million. The loan was obtained pursuant to a revolving credit facility with Xiamen Bank under which the Company could borrow up to RMB20 million during the term of the facility from May 30, 2013 to May 30, 2014.
–	bank loans of RMB5,000,000, carrying variable interest at 6.0%-7.84% per annum as determined by reference to the PBOC benchmark lending rate, repaid on March 7, 2014, were guaranteed by Mr. Ding up to RMB30 million. The loan was obtained pursuant to a revolving credit facility with China Merchants Bank under which the Company could borrow up to RMB30 million during the term of the facility from March 29, 2013 to March 28, 2014.

F-29

SOLE ELITE GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended June 30, 2015 and 2014 (Unaudited)

And the years ended December 31, 2014, 2013 and 2012

18.	INTEREST-BEARING BANK BORROWINGS (SECURED) (continued)

As of December 31, 2012:

–	a bank loan of RMB4,000,000, carrying fixed interest at 7.8% per annum and renewed on September 3, 2013, was guaranteed by Shishi Saiqi Sports Goods Co., Ltd., an unrelated party, up to RMB10 million. The loan was obtained pursuant to a revolving credit facility with China Everbright Bank under which the Company could borrow up to RMB10 million during the term of the facility.

–	a bank loan of RMB5,000,000, carrying fixed interest at 7.3% per annum and renewed on June 21, 2013, was guaranteed by Fujian Senyu Sports Goods Co., Ltd., an unrelated party, up to RMB33.3 million. The loan was obtained pursuant to a revolving credit facility with Xiamen Bank under which the Company could borrow up to RMB33.3 million during the term of the facility.

–	bank loans of RMB5,000,000, carrying variable interest at 7.3% per annum as determined by reference to the PBOC benchmark lending rate, were guaranteed by Mr. Ding up to RMB30 million. Loans of RMB3,000,000 were repaid in March 2013 and loans of RMB2,000,000 were renewed in April 2013.The loan was obtained pursuant to a revolving credit facility with China Merchants Bank under which the Company could borrow up to RMB30 million during the term of the facility.

The above bank loans represent loans from local banks that were used for working capital purposes and they were denominated in RMB.

As of June 30, 2015 and 2014, and December 31, 2014, 2013 and 2012, the banking facilities of the Company amounting to RMB Nil, RMB60,000,000, RMB11,425,000, RMB80,000,000 and RMB73,330,000, respectively, were utilized to the extent of RMB Nil, RMB9,000,000, RMB11,425,000, RMB14,000,000 and RMB14,000,000, respectively.

As of the end of the reporting periods, the Company has the following undrawn bank borrowing facilities:

	June 30,			December 31,
	2015	2015	2014	2014	2013	2012
	US$	RMB	RMB	RMB	RMB	RMB
Expiring within one year
Fixed-rate loans	-	-	26,000,000	-	26,000,000	6,000,000
Variable rate loans	-	-	25,000,000	-	40,000,000	53,330,000
	-	-	51,000,000	-	66,000,000	59,330,000

F-30

SOLE ELITE GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended June 30, 2015 and 2014 (Unaudited)

And the years ended December 31, 2014, 2013 and 2012

19.	CAPITAL AND RESERVES

(a)	Capital

The share capital balance as of December 31, 2013 and 2012 and June 30, 2014 represented the issued capital of Yiheng. The share capital balance as of December 31, 2014 represented the issued share capital of Max Regal. The share capital balance as of June 30, 2015 represented the issued share capital of the Company.

(b)	Reserves

Share premium

The share premium represents the excess of issue price, for local jurisdictions purposes, over the par value of the share issued.

Statutory reserve

Pursuant to applicable PRC regulations, the subsidiary of the Company established in the PRC is required to appropriate 10% of its profit after tax (after offsetting prior year losses) to the statutory reserve until such reserve reaches 50% of its registered capital. Transfers to this reserve must be made before distribution of dividends to shareholders. Upon approval by relevant authorities, the statutory reserve can be utilized to offset the accumulated losses or to increase the registered capital of the subsidiary, provided that the balance after such issue is not less than 25% of its registered capital.

(c)	Capital management

The primary objective of the Company's capital management is to ensure that it will be able to continue as a going concern while maximizing the return to shareholders through the optimization of the debt and equity balance. The Company manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may adjust the amount of dividends paid to shareholders, return capital to shareholders, or issue new shares. No changes were made in the objectives or policies during the reporting periods.

The Company is not subject to any externally imposed capital requirements.

The Company monitors capital on the basis of the gearing ratio, which is calculated as the net debt divided by total equity. Net debt is calculated as total borrowings (as shown in the consolidated statements of financial position) less cash and cash equivalents. Total capital is calculated as equity as shown in the consolidated statements of financial position plus net debt. The gearing ratios as of the end of reporting period were as follows:

	June 30,			December 31,
	2015	2015	2014	2014	2013	2012
	US$	RMB	RMB	RMB	RMB	RMB

Interest-bearing bank borrowings	-	-	9,000,000	11,425,000	14,000,000	14,000,000
Less: Cash and cash equivalents	(23,040,636)	(142,851,941)	(104,639,546)	(109,768,641)	(126,900,008)	(48,720,071)
Net debt	(23,040,636)	(142,851,941)	(95,639,546)	(98,343,641)	(112,900,008)	(34,720,071)
Total equity	40,891,644	253,528,194	162,775,012	154,525,850	175,630,353	122,125,275

Debt-to-adjusted capital ratio	N/A	N/A	N/A	N/A	N/A	N/A

F-31

SOLE ELITE GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended June 30, 2015 and 2014 (Unaudited)

And the years ended December 31, 2014, 2013 and 2012

20.	CONTINGENT LIABILITIES

As of December 31, 2014, 2013 and 2012 and June 30, 2015 and 2014 (unaudited), the Company is not aware of any significant contingent liabilities.

21.	OPERATING LEASES

The Company leases a number of properties under operating leases. Leases for these properties are negotiated for terms ranging from 1 to 10 years. None of the leases includes contingent rentals.

As of the end of each reporting period, the Company had total future minimum lease payments under non-cancellable operating leases falling due as follows:

	June 30,			December 31,
	2015	2015	2014	2014	2013	2012
	US$	RMB	RMB	RMB	RMB	RMB

Within one year	454,863	2,820,153	2,401,728	2,903,628	900,000	900,000
In the second to fifth years inclusive	1,626,590	10,084,857	7,205,184	10,288,272	7,205,184	7,205,184
Over five years	726,225	4,502,592	6,904,320	5,703,456	10,506,912	12,908,640
	2,807,678	17,407,602	16,511,232	18,895,356	18,612,096	21,013,824

22.	COMMITMENTS

As of December 31, 2014, 2013 and 2012 and June 30, 2015 and 2014 (unaudited), the Company is not aware of any significant capital commitments.

23.	FINANCIAL RISK MANAGEMENT AND FAIR VALUES

The Company's principal financial instruments comprise bank borrowings, trade receivables, trade payables and cash and cash equivalents.

Details of the financial instruments are disclosed in respective notes. The main risks arising from the Company's financial instruments are credit risk, liquidity risk, interest rate risk and commodity price risk. The policies on how to mitigate these risks are set out below. The management manages and monitors these exposures to ensure appropriate measures are implemented on a timely and effective manner.

Credit risk

(i)	Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in financial loss to the Company. The Company has adopted a policy of only dealing with creditworthy counterparties as a means of mitigating the risk of financial loss from defaults.

(ii)	The Company’s credit risk is primarily attributable to trade receivables. In order to minimize risk, the management has a credit policy in place and the exposures to these credit risks are monitored on an ongoing basis. Credit evaluations of its customers’ financial position and condition are performed on major customers periodically. These evaluations focus on the customer’s past history of making payments when due and current ability to pay, and take into account information specific to the customer as well as pertaining to the economic environment in which the customer operates. Trade receivables are usually due within 60-120 days from the date of billing. For debtors with past due balances, further credit would not be granted until all outstanding balances are settled. Normally, the Company does not obtain collateral from its customers.

F-32

SOLE ELITE GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended June 30, 2015 and 2014 (Unaudited)

And the years ended December 31, 2014, 2013 and 2012

23.	FINANCIAL RISK MANAGEMENT AND FAIR VALUES (continued)

Credit risk (continued)

(iii)	The Company’s exposure to credit risk is influenced mainly by the individual characteristics of each customer. As of June 30, 2015, 15.4% (June 30, 2014: 14.1%) and 65.8% (June 30, 2014: 54.1%) of the total receivables were due from the Company’s largest customer and the five largest customers, respectively.

As of December 31, 2014, 16.0% (2013: 15.5%; 2012: 17.3%) and 46.6% (2013: 48.2%; 2012: 47.6%) of the total trade receivables were due from the Company’s largest customer and the five largest customers, respectively.

During the six months ended June 30, 2015, two largest customers accounted for 25.2% and 15.1% of consolidated net sales of the Company. During the six months ended June 30, 2014, two largest customers accounted for 15.5% and 10.3% of consolidated net sales of the Company.

During the year ended December 31, 2014, two customers accounted for 14.8% and 13.4% of consolidated net sales of the Company.  During the year ended December 31, 2013, two customers accounted for 14.4% and 11.1% of consolidated net sales of the Company. During the year ended December 31, 2012, four customers accounted for 17.0%, 12.2%, 10.1% and 10.0% of consolidated net sales of the Company.

There were no other single customers which accounted for 10% or more of the consolidated net sales of the Company for the six-month periods ended June 30, 2015 and 2014 and the years ended December 31, 2014, 2013 and 2012.

(iv)	The credit risk on liquid funds is limited because the counterparties are PRC State-owned banks, which management believes are of high credit quality. All of the Company’s bank balances are maintained with financial institutions within the PRC where there is currently no rule or regulation in place for obligatory insurance to cover such bank deposits in the event of bank failure. However, the Company has not experienced any losses in these financial institutions and the management monitors the soundness and the credit ratings of these financial institutions on a periodic basis, and thus believes that the Company is currently not exposed to any material risks on its bank deposits in bank accounts with these financial institutions.

Further quantitative disclosures in respect of the Company's exposure to credit risk arising from trade receivables are set out in Note 14.

The maximum exposure to credit risk is represented by the carrying amount of each financial asset. The Company does not provide any guarantees which would expose the Company to credit risk.

Liquidity risk

The Company is responsible for its own cash management, including the short term investment of cash surpluses and the raising of loans to cover expected cash demands, subject to its board approval. The Company’s policy is to regularly monitor current and expected liquidity requirements to ensure that it maintains sufficient amount of cash and adequate committed lines of funding from major financial institutions to meet its liquidity requirements in the short and longer term.

All the Company’s financial liabilities at the end of reporting periods are payable on demand or within one year.

Interest rate risk

The Company is exposed to cash flow interest rate risk in relation to variable-rate bank borrowings and fair value interest rate risk in relation to fixed-rate bank borrowings (see note 18 for details of these borrowings) .

Interest rate risks are managed by the Company by maintaining an appropriate mix between fixed and variable rate borrowings.

F-33

SOLE ELITE GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended June 30, 2015 and 2014 (Unaudited)

And the years ended December 31, 2014, 2013 and 2012

23.	FINANCIAL RISK MANAGEMENT AND FAIR VALUES (continued)

Interest rate risk (continued)

(i)	Interest rate profile

The following table details the interest rate profile of the Company’s borrowings at the end of the reporting period:

	June 30,					December 31,
	2015	2015		2014		2014		2013		2012
	US$	Effective interest rates %	RMB	Effective interest rates %	RMB	Effective interest rates %	RMB	Effective interest rates %	RMB	Effective interest rates %	RMB

Bank loans:
Fixed rate borrowings	-		-	7.5%	4,000,000	7.5%	4,000,000	7.5%	4,000,000	7.3%-7.8%	9,000,000
Variable rate borrowings	-		-	7.84%	5,000,000	6.2%	7,425,000	6.0-8.1%	10,000,000	7.3%	5,000,000
	-		-		9,000,000		11,425,000		14,000,000		14,000,000
Fixed rate borrowings as a % of total borrowings	-		-		44.4%		35.0%		28.6%		64.3%

(ii)	Sensitivity analysis

As of June 30, 2015 and 2014 and December 31, 2014, 2013 and 2012, it is estimated that a general increase/decrease of 100 basis points in interest rates for variable-rate borrowings, with all other variables held constant, would have decreased/increased the Company’s profit after tax and retained profits by approximately RMB Nil, RMB18,750, RMB55,688, RMB75,000 and RMB37,500, respectively. Other components of consolidated equity would not change in response to the general increase/decrease in interest rates.

The sensitivity analyses above have been determined based on the exposure to interest rates at the end of the reporting period. The analysis is prepared assuming the financial instruments outstanding at the end of the reporting period were outstanding for the whole year. A 100 basis points increase or decrease in interest rates is used when reporting interest rate risk internally to key management personnel and represents management's assessment of the reasonably possible change in interest rates.

Commodity price risk

The major raw materials used in the production of the Company's products included rubber and plastics. The Company is exposed to fluctuation in the prices of these raw materials which are influenced by global as well as regional supply and demand conditions. Fluctuations in the prices of raw materials could adversely affect the Company's financial performance. The Company historically has not entered into any commodity derivative instruments to hedge the potential commodity price changes.

Fair value measurement

No disclosure of fair value is required as all of the Company's financial assets and liabilities are carried at amounts not materially different from their fair values as of June 30, 2015 and 2014 and December 31, 2014, 2013 and 2012.

F-34

SOLE ELITE GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended June 30, 2015 and 2014 (Unaudited)

And the years ended December 31, 2014, 2013 and 2012

24.	MATERIAL RELATED PARTY TRANSACTIONS

Except as disclosed elsewhere in these financial statements, the Company has entered into the following material related party transactions:

(a)	Amount due to a director was unsecured, interest-free and originally repayable on demand. Pursuant to a loan agreement dated May 1, 2015 (the “Loan Agreement”), the director agreed to lend from time to time requested by the Company up to an aggregate sum of no more than US$2 million to the Company, and the previously loaned amount is deemed a portion of the loan under the Loan Agreement. The loan remains unsecured and interest-free. The Company shall repay in full the loan then outstanding under the Loan Agreement upon the first to occur of (i) one year from the date of the Loan Agreement (ie April 30, 2016); or (ii) the date of the Company’s closing of the IPO of its securities.

(b)	Key management personnel remuneration

Remuneration for key management personnel of the Company, including amounts paid to the Company’s directors, is disclosed in Note 8.

25.	IMMEDIATE AND ULTIMATE CONTROLLING PARTY

At December 31, 2014, the directors consider the immediate and ultimate controlling party of the Company to be Ms. Zhumei Ma.

At June 30, 2015, the directors consider the immediate and ultimate controlling parties of the Company to be Green Ray Trading Limited (a company incorporated in the British Virgin Island) and Ms. Zhumei Ma, respectively.

26.	APPROVAL OF FINANCIAL STATEMENTS

The financial statements were approved and authorized for issue by the board of directors on September 14, 2015.

F-35

3,000,000 Ordinary Shares

Sole Elite Group Limited

Dawson James Securities, Inc.

Through and including                     , 2015 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable..

Item 7. Recent Sales of Unregistered Securities.

Set forth below is information regarding securities sold by us within the past three years that were not registered under the Securities Act. Also, included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

In December 2014, upon the initial creation of the company, we issued a total of 5,000,000 shares for US$5,000 to five investors.

In February 2015, we issued 10,000,000 shares to five investors in exchange for 100% of the equity interest in Max Regal.

None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits: Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this Item.

(b) Financial Statement Schedules: All schedules are omitted because the required information is inapplicable or the information is presented in the consolidated financial statements and the related notes.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II-1

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or § 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 6 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

II-2

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jinjiang City, Fujian Province, China, on September 14, 2015.

SOLE ELITE GROUP LIMITED (Registrant)

By:	/s/ Sixing Ding
Sixing Ding, Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Sixing Ding	Chief Executive Officer and Chairman	September 14, 2015
Sixing Ding	(Principal Executive Officer)

/s/ Clarence Lee	Chief Financial Officer	September 14, 2015
Clarence Lee	(Principal Financial and Accounting Officer)

*	Director	September 14, 2015
Zhumei Ma

*	Director	September 14, 2015
Helen Hsu

*	Director	September 14, 2015
William J. Sharp

*	Director	September 14, 2015
Jin Ye

*By:	/s/ Sixing Ding
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Sole Elite Group Limited has signed this registration statement or amendment thereto on September 14, 2015.

By:	/s/ Giselle Manon
Giselle Manon
SOP Officer

Exhibit Index

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement *

2.1	English translation of the Max Regal Holdings Limited Share Transfer Agreement, dated December 15, 2014 *

2.2	English translation of the Share Exchange Agreement *

3.1	Certificate of Incorporation of the Registrant **

3.2	Memorandum and Articles of Association of the Registrant * *

3.3	English translation of the Certificate of Incorporation of Max Regal Holdings Limited * *

3.4	Articles of Association of Max Regal Holdings Limited * *

3.5	English translation of the Articles of Association of Jinjiang Yiheng Shoes Material Co., Ltd **

4.1	Registrant’s Specimen Certificate for Ordinary Shares *

5.1	Opinion of Ogier regarding the validity of the ordinary shares being registered *

10.1	English translation of the Lease Contract of Production Workshop and Dormitory, dated October 25, 2011, by and between Fujian Jinjiang Fengzhu Shoes Development Co., Ltd. and Jinjiang Yiheng Shoes Materials Co., Ltd. **

10.2	English translation of the Lease Contract of Production Workshop, dated May 10, 2012, by and between Quanzhou Weilong Shoes Plastics Co., Ltd. and Jinjiang Yiheng Shoes Materials Co., Ltd. **

10.3	Employment Agreement between Sole Elite Group Limited and Clarence Lee dated May 1, 2015

10.4	Loan Agreement between Sole Elite Group Limited and Zhumei Ma dated May 1, 2015

21.1	Subsidiaries of Registrant **

23.1	Consent of Crowe Horwath (HK) CPA Limited

23.2	Consent of Ogier (included in Exhibit 5.1) *

23.3	Consent of Euromonitor International Limited

24.1	Powers of Attorney (included on signature page)

*	To be filed by amendment.
**	Previously filed